    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1999

                                                      REGISTRATION NO. 333-86061
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 3

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            PHELPS DODGE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                             3330                            13-1808503
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
          INCORPORATION               CLASSIFICATION CODE NUMBER)                  NUMBER)
         OR ORGANIZATION)

                            ------------------------
                             S. DAVID COLTON, ESQ.

                       VICE PRESIDENT AND GENERAL COUNSEL
                            PHELPS DODGE CORPORATION
                           2600 NORTH CENTRAL AVENUE
                          PHOENIX, ARIZONA 85004-3014
                                 (602) 234-8100
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                                     CODE,
       OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

              MICHAEL W. BLAIR, ESQ.                               STEPHEN R. VOLK, ESQ.
               DEBEVOISE & PLIMPTON                               DAVID W. HELENIAK, ESQ.
                 875 THIRD AVENUE                                   SHEARMAN & STERLING
                NEW YORK, NY 10022                                 599 LEXINGTON AVENUE
                  (212) 909-6000                                    NEW YORK, NY 10022
                                                                      (212) 848-4000

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  [LETTERHEAD OF CYPRUS AMAX MINERALS COMPANY]


                                                                November 2, 1999


Dear Shareholder:


     You are cordially invited to attend a special meeting of shareholders of Cyprus Amax Minerals Company, to be held on December 2, 1999, at 10:00 a.m., local time, at The Heard Museum, 2301 North Central Avenue (in the Encanto
Room), Phoenix, Arizona. At the special meeting, Cyprus Amax shareholders will be asked to approve and adopt the Agreement and Plan of Merger, dated as of September 30, 1999, among the Company, Phelps Dodge Corporation ("Phelps Dodge") and Phelps Dodge's wholly owned subsidiary CAV Corporation, a Delaware corporation ("Purchaser"), providing, among other things, for the merger of Cyprus Amax into Purchaser. As a result of the merger, Cyprus Amax will become a direct wholly owned subsidiary of Phelps Dodge and each of your Cyprus Amax common shares will automatically be converted into the right to receive 0.3500 shares of Phelps Dodge common stock.


     Phelps Dodge has successfully completed its exchange offer for Cyprus Amax shares and now controls approximately 89.6% of the outstanding voting stock of Cyprus Amax, giving Phelps Dodge sufficient voting power to effect the approval and adoption of the merger agreement without the affirmative vote of any other Cyprus Amax shareholder.

     The attached document contains additional information about the Phelps Dodge/Cyprus Amax merger. We urge you to read this document carefully. You are not, however, required to take any action. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     After the Phelps Dodge/Cyprus Amax merger is completed, you will receive instructions regarding the surrender of your Cyprus Amax share certificates in exchange for Phelps Dodge common shares. Please do not send any shares at this time.

                                          Sincerely,


                                          Douglas C. Yearley


                                          Chairman, President and


                                            Chief Executive Officer

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF CYPRUS AMAX MINERALS COMPANY:


     A special meeting of shareholders of Cyprus Amax Minerals Company ("Cyprus Amax" or the "Company") will be held at The Heard Museum, 2301 North Central Avenue (in the Encanto Room), Phoenix, Arizona, on Thursday, December 2, 1999, at 10:00 a.m., local time, for the following purposes:


          1. To approve and adopt the Agreement and Plan of Merger, dated as of September 30, 1999, among the Company, Phelps Dodge Corporation ("Phelps Dodge") and Phelps Dodge's wholly owned subsidiary CAV Corporation, a Delaware corporation ("Purchaser"), pursuant to which the Company will be merged into Purchaser and each issued and outstanding Cyprus Amax common share (other than any shares owned by the Company or any of its subsidiaries, or by Phelps Dodge, Purchaser or any other Phelps Dodge subsidiary) will be converted into the right to receive 0.3500 shares of Phelps Dodge common stock; and

          2. To transact such other business as may properly come before the Special Meeting.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The merger is the second step of a two-step transaction pursuant to which Phelps Dodge, as the owner of all of the capital stock of Purchaser, will acquire all of the equity interest in Cyprus Amax. The first step was an exchange offer by Phelps Dodge pursuant to which Phelps Dodge offered to exchange $7.61176875 net in cash plus 0.2203 Phelps Dodge common shares for each Cyprus Amax common share, on a fully prorated basis. In the exchange offer, Cyprus Amax shareholders had the right to elect to receive either $20.54 in cash or 0.3500 Phelps Dodge common shares for each Cyprus Amax common share, subject to proration if the cash portion or the stock portion was oversubscribed. Purchaser accepted for payment approximately 81,499,599 Cyprus Amax common shares upon the expiration of the offer on October 15, 1999, representing approximately 89.6% of the issued and outstanding Cyprus Amax common shares. Of the Cyprus Amax common shares accepted for payment, approximately 51,334,022 shares were subject to cash elections, approximately 29,814,800 shares were subject to stock elections and approximately 350,777 shares were subject to no election. Approximately 51,334,022 of the shares accepted for payment were exchanged for approximately $13.48878207 net in cash plus approximately 0.1202 Phelps Dodge common shares per share and approximately 30,165,577 of the shares were exchanged for 0.3500 Phelps Dodge common shares per share.


     As a result of the completion of the exchange offer, Purchaser has the right to vote at the Special Meeting a sufficient number of Cyprus Amax common shares to approve and adopt the merger agreement without the affirmative vote of any other stockholder, thereby assuring such approval and adoption. Pursuant to the merger agreement, Phelps Dodge is obligated to cause Purchaser to vote the Cyprus Amax common shares owned by it in favor of the approval and adoption of the merger agreement. The Company currently anticipates that the Phelps Dodge/Cyprus Amax merger will be effected on December 2, 1999, or as promptly as possible thereafter.


     On September 30, 1999, your Board of Directors approved the exchange offer by Phelps Dodge and the Phelps Dodge/Cyprus Amax merger by the unanimous vote of the directors present, determined that the offer and the Phelps Dodge/Cyprus Amax merger were fair to, and in the best interests of, Cyprus Amax shareholders and recommended that all holders of Cyprus Amax common shares tender their shares pursuant to the offer.

                                          By order of the Board of Directors,


                                          Philip C. Wolf


                                          Senior Vice President,


                                            General Counsel and Secretary

Englewood, Colorado

November 2, 1999

                             INFORMATION STATEMENT
                                       OF
                          CYPRUS AMAX MINERALS COMPANY
                                    FOR THE
                        SPECIAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON

                                DECEMBER 2, 1999



     This Information Statement is being furnished to holders of shares of common stock, no par value, of Cyprus Amax Minerals Company ("Cyprus Amax" or the "Company") in connection with a special meeting of Cyprus Amax shareholders to be held at The Heard Museum, 2301 North Central Avenue (in the Encanto Room), Phoenix, Arizona on December 2, 1999, at 10:00 a.m., local time, and any adjournment or postponement thereof (the "Special Meeting"). At the Special Meeting, shareholders will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 30, 1999, among the Company, Phelps Dodge Corporation ("Phelps Dodge") and Phelps Dodge's wholly owned subsidiary CAV Corporation, a Delaware corporation ("Purchaser"), providing for, among other things, the merger of the Company into Purchaser. As a result of the merger, Cyprus Amax will become a wholly owned subsidiary of Phelps Dodge and each issued and outstanding Cyprus Amax common share (other than any shares owned by the Company or any of its subsidiaries, or by Phelps Dodge, Purchaser or any other Phelps Dodge subsidiary) will be converted into the right to receive 0.3500 shares of Phelps Dodge common stock.


     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The Phelps Dodge/Cyprus Amax merger is the second step of a two-step transaction pursuant to which Phelps Dodge, as the owner of all of the capital stock of Purchaser, will acquire all of the equity interest in Cyprus Amax. The first step was an exchange offer by Phelps Dodge pursuant to which Phelps Dodge offered to exchange $7.61176875 net in cash plus 0.2203 Phelps Dodge common shares for each Cyprus Amax common share, on a fully prorated basis. In the exchange offer, Cyprus Amax shareholders had the right to elect to receive either $20.54 in cash or 0.3500 Phelps Dodge common shares for each Cyprus Amax common share, subject to proration if the cash portion or the stock portion was oversubscribed. Purchaser accepted for payment approximately 81,499,599 Cyprus Amax common shares upon the expiration of the offer on October 15, 1999, representing approximately 89.6% of the issued and outstanding Cyprus Amax common shares. Of the Cyprus Amax common shares accepted for payment, approximately 51,334,022 shares were subject to cash elections, approximately 29,814,800 shares were subject to stock elections and approximately 350,777 shares were subject to no election. Approximately 51,334,022 of the shares accepted for payment were exchanged for approximately $13.48878207 net in cash plus approximately 0.1202 Phelps Dodge common shares per share and approximately 30,165,577 of the shares were exchanged for 0.3500 Phelps Dodge common shares per share.


     As a result of the completion of the exchange offer, Purchaser has the right to vote at the Special Meeting a sufficient number of Cyprus Amax common shares to approve and adopt the merger agreement without the affirmative vote of any other stockholder, thereby assuring such approval and adoption. Pursuant to the merger agreement, Phelps Dodge is obligated to cause Purchaser to vote the Cyprus Amax common shares owned by it in favor of the approval and adoption of the merger agreement. The Company currently anticipates that the Phelps Dodge/Cyprus Amax merger will be effected on December 2, 1999, or as promptly as possible thereafter.


     On September 30, 1999, your Board of Directors approved the exchange offer by Phelps Dodge and the Phelps Dodge/Cyprus Amax merger by the unanimous vote of the directors present, determined that the offer and the Phelps Dodge/Cyprus Amax merger were fair to, and in the best interests of, Cyprus Amax shareholders and recommended that all holders of Cyprus Amax common shares tender their shares pursuant to the offer.


     This Information Statement is first being sent to shareholders on or about November 2, 1999. The record date for the Special Meeting is the close of business on November 1, 1999. The principal executive offices of the Company are located at 9100 East Mineral Circle, Englewood, Colorado 80112.

                               TABLE OF CONTENTS

SUMMARY.....................................................       1
THE SPECIAL MEETING.........................................       4
EXCHANGE OF SHARES..........................................       5
BACKGROUND OF THE TRANSACTION...............................       6
CONSIDERATIONS OF THE CYPRUS AMAX BOARD OF DIRECTORS........      10
THE PHELPS DODGE/CYPRUS AMAX MERGER.........................      17
THE COMPANIES...............................................      25
THE PHELPS DODGE/CYPRUS AMAX MERGER AGREEMENT...............      26
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................      34
INDEMNITY AND INSURANCE.....................................      37
RELATIONSHIPS WITH PHELPS DODGE.............................      37
MARKET PRICES AND DIVIDENDS.................................      38
PHELPS DODGE CORPORATION SELECTED HISTORICAL FINANCIAL
  DATA......................................................      39
CYPRUS AMAX MINERALS COMPANY SELECTED HISTORICAL FINANCIAL
  DATA......................................................      40
COMPARATIVE PER SHARE DATA..................................      42
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........      43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................      53
COMPARISON OF RIGHTS OF HOLDERS OF PHELPS DODGE SHARES AND
  CYPRUS AMAX SHARES........................................      55
FORWARD-LOOKING INFORMATION.................................      64
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............      65
SCHEDULE A -- DIRECTORS AND EXECUTIVE OFFICERS OF CYPRUS
              AMAX MINERALS COMPANY.........................   SCH-1
ANNEX A -- AGREEMENT AND PLAN OF MERGER AMONG PHELPS DODGE
           CORPORATION, CAV CORPORATION AND CYPRUS AMAX
           MINERALS COMPANY, DATED AS OF SEPTEMBER 30,
           1999.............................................     A-1
ANNEX B -- OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH
           INCORPORATED, DATED SEPTEMBER 30, 1999...........     B-1

                                    SUMMARY

     This summary highlights selected information from this Information Statement, and may not contain all of the information that is important to you. To better understand the Phelps Dodge/Cyprus Amax merger, you should read this entire document carefully, as well as those additional documents to which we
refer you. See "Incorporation of Certain Documents by Reference" on page   .

THE SPECIAL MEETING


     The Special Meeting will be held on December 2, 1999, at 10:00 a.m., local time, at The Heard Museum, 2301 North Central Avenue (in the Encanto Room), Phoenix, Arizona. At the Special Meeting, shareholders of Cyprus Amax Minerals Company ("Cyprus Amax" or the "Company") will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 30, 1999, among the Company, Phelps Dodge Corporation ("Phelps Dodge") and Phelps Dodge's wholly owned subsidiary, CAV Corporation ("Purchaser"), providing for, among other things, the merger of the Company into Purchaser.



     Only holders of record of Cyprus Amax common stock at the close of business on November 1, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of that date, there were [92,401,688] shares of Cyprus Amax common stock issued and outstanding. Holders of record of Cyprus Amax common stock on the Record Date are entitled to one vote per share on any matter that may properly come before the Special Meeting.


     The approval of the Phelps Dodge/Cyprus Amax merger agreement requires the affirmative vote of at least a majority of the shares of Cyprus Amax common stock that are outstanding and entitled to vote at the Cyprus Amax special meeting.

     As a result of Phelps Dodge's completed exchange offer to Cyprus Amax stockholders, Purchaser was the holder of record of approximately 81,499,599 Cyprus Amax common shares on the Record Date, representing approximately 89.6% of all of the Cyprus Amax common shares outstanding on the Record Date. Pursuant to the terms of the Phelps Dodge/Cyprus Amax merger agreement, Phelps Dodge is obligated to cause Purchaser to vote the Cyprus Amax common shares owned by it in favor of the approval and adoption of the merger agreement. Under Delaware law and the Company's certificate of incorporation, the affirmative vote of the Cyprus Amax common shares held by Purchaser is sufficient to approve and adopt the merger agreement without the affirmative vote of any other stockholder, thereby assuring such approval and adoption.

EXCHANGE OF SHARES

     Upon consummation of the Phelps Dodge/Cyprus Amax merger, Phelps Dodge will deposit with ChaseMellon Shareholder Services, L.L.C., as exchange agent, certificates representing the number of whole shares of Phelps Dodge common stock issuable pursuant to the Phelps Dodge/Cyprus Amax merger agreement in exchange for outstanding shares of Cyprus Amax common stock. Soon after the completion of the merger, Phelps Dodge will send a letter to each person who was a Cyprus Amax stockholder at the time the merger became effective. The letter will contain instructions on how to surrender Cyprus Amax stock certificates to the exchange agent and receive shares of Phelps Dodge common stock. Please do not send any shares at this time.

     Holders of Cyprus Amax common stock will not be entitled to receive any dividends or other distributions payable by Phelps Dodge until they exchange their Cyprus Amax stock certificates for certificates representing shares of Phelps Dodge common stock. Once they deliver their Cyprus Amax stock certificates to the exchange agent, those stockholders will receive, subject to applicable laws, accumulated dividends and distributions, without interest.

     No fractional shares of Phelps Dodge common stock will be issued upon the surrender of certificates representing shares of Cyprus Amax common stock. No dividend or other distribution of Phelps Dodge will relate to any such fractional shares and no such fractional shares will entitle the owner thereof to any voting or other rights of a stockholder of Phelps Dodge.

     Holders of Cyprus Amax common stock otherwise entitled to fractional shares of Phelps Dodge common stock will receive a cash payment instead of such fractional shares. Following the effective time of the merger, the exchange agent will determine the excess of the number of whole shares of Phelps Dodge common stock delivered to the exchange agent by Phelps Dodge for distribution to Cyprus Amax stockholders over the aggregate number of whole shares of Phelps Dodge common stock to be distributed to Cyprus Amax stockholders. The exchange agent will then, on behalf of the former stockholders of Cyprus Amax, sell the excess shares at then prevailing prices on the New York Stock Exchange, all in the manner provided in the Phelps Dodge/Cyprus Amax merger agreement.

     As soon as practicable after the determination of the amount of cash to be paid to holders of Cyprus Amax common stock with respect to any fractional share interests, the exchange agent will make available such amounts to such holders of Cyprus Amax stock subject to and in accordance with the terms of the Phelps Dodge/Cyprus Amax merger agreement.

THE PHELPS DODGE/CYPRUS AMAX MERGER

     The purpose of the Phelps Dodge/Cyprus Amax merger is for Phelps Dodge to acquire the entire common equity interest in Cyprus Amax. As a result of the merger, Cyprus Amax will become a direct wholly owned subsidiary of Phelps Dodge and each outstanding share of Cyprus Amax common stock (other than any shares owned by Cyprus Amax or any of its subsidiaries, or by Phelps Dodge, Purchaser or any other Phelps Dodge subsidiary)will be converted into the right to receive
0.3500 shares of Phelps Dodge common stock.


     The Phelps Dodge/Cyprus Amax merger is the second step of a two-step transaction pursuant to which Phelps Dodge, as the owner of all of the capital stock of Purchaser, will acquire all of the equity interest in Cyprus Amax. The first step was an exchange offer by Phelps Dodge pursuant to which Phelps Dodge offered to exchange $7.61176875 net in cash plus 0.2203 Phelps Dodge common shares for each Cyprus Amax common share, on a fully prorated basis. In the exchange offer, Cyprus Amax shareholders had the right to elect to receive either $20.54 in cash or 0.3500 Phelps Dodge common shares for each Cyprus Amax common share, subject to proration if the cash portion or the stock portion was oversubscribed. Purchaser accepted for payment approximately 81,499,599 Cyprus Amax common shares upon the expiration of the offer on October 15, 1999, representing approximately 89.6% of the issued and outstanding Cyprus Amax common shares. Of the Cyprus Amax common shares accepted for payment, approximately 51,334,022 shares were subject to cash elections, approximately 29,814,800 shares were subject to stock elections and approximately 350,777 shares were subject to no election. Approximately 51,334,022 of the shares accepted for payment were exchanged for approximately $13.48878207 net in cash plus approximately 0.1202 Phelps Dodge common shares per share and approximately 30,165,577 of the shares were exchanged for 0.3500 Phelps Dodge common shares per share.


     Under the terms of the Phelps Dodge/Cyprus Amax merger agreement, if the aggregate amount of cash elections in the exchange offer, based on the number of Cyprus Amax common shares covered by cash elections, exceeds the maximum aggregate cash consideration of $7.61176875 multiplied by the total number of Cyprus Amax common shares outstanding immediately prior to closing of the offer, at the effective time of the Phelps Dodge/Cyprus Amax merger, by virtue of the merger and without any action on the part of Purchaser, Cyprus Amax or any of their security holders, each outstanding Cyprus Amax common share (other than shares owned directly by Phelps Dodge, the Company or any of their respective subsidiaries) shall be converted into the right to receive 0.3500 shares of Phelps Dodge common stock in cash, provided that no fractional Phelps Dodge shares shall be issued. Because the aggregate amount of cash elections in the offer exceeded the maximum aggregate cash consideration, you will receive 0.3500 Phelps Dodge common shares for each of your Cyprus Amax common shares, provided that you will receive a cash payment instead of any fractional Phelps Dodge shares to which you would otherwise be entitled.

     The Phelps Dodge/Cyprus Amax merger will be consummated pursuant to Section 251 of the DGCL. Phelps Dodge has sufficient voting power to effect the Phelps Dodge/Cyprus Amax merger under Section 251 of the DGCL without the vote of any other stockholder of Cyprus Amax. Shareholders will not have rights of appraisal or similar rights.

THE COMPANIES

PHELPS DODGE CORPORATION
2600 North Central Avenue
Phoenix, AZ 85004-3014
(602) 234-8100

     Phelps Dodge Corporation is among the world's largest producers of copper, carbon black and magnet wire, and is the world's largest producer of continuous-cast copper rod. Phelps Dodge comprises two divisions:

     - Phelps Dodge Mining Company, which includes our worldwide copper operations and worldwide mineral exploration and development programs; and

     - Phelps Dodge Industries, which includes our specialty chemicals segment and our wire and cable segment.

As of June 30, 1999, Phelps Dodge and its subsidiaries had 13,193 employees.

CYPRUS AMAX MINERALS COMPANY
9100 East Mineral Circle
Englewood, CO 80112
(303) 643-5000


     Cyprus Amax Minerals Company, a Delaware corporation, is a major mining company engaged, directly or through its subsidiaries and affiliates, in the exploration for and extraction, processing, and marketing of mineral resources. Cyprus Amax is a leading copper producer and the world's largest producer of molybdenum. In October 1999, Cyprus Amax entered into an agreement to sell its approximately 30% interest in Kinross Gold Corporation. The sale closed on October 27, 1999. Cyprus Amax sold certain eastern and midwestern coal operations in June 1998 and sold its lithium business in October 1998. Cyprus Amax sold its remaining U.S. coal operations in June 1999. Cyprus Amax still holds its Australian coal properties. As of June 30, 1999, Cyprus Amax and its subsidiaries employed approximately 4,600 employees.

                              THE SPECIAL MEETING

TIME, DATE, PLACE AND PURPOSE


     The Special Meeting will be held on December 2, 1999, at 10:00 a.m., local time, at The Heard Museum, 2301 North Central Avenue (in the Encanto Room), Phoenix, Arizona. At the Special Meeting, Cyprus Amax shareholders will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 30, 1999, among the Company, Phelps Dodge and Purchaser, providing for, among other things, the merger of the Company into Purchaser. Representatives of the Company's accountants are not expected to be present at the Special Meeting.


RECORD DATE AND SHARES ENTITLED TO VOTE


     Only holders of record of Cyprus Amax common stock at the close of business on November 1, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of that date, there were [92,401,688] shares of Cyprus Amax common stock issued and outstanding. Holders of record of Cyprus Amax common stock on the Record Date are entitled to one vote per share on any matter that may properly come before the Special Meeting.


VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT

     The approval of the Phelps Dodge/Cyprus Amax merger agreement requires the affirmative vote of at least a majority of the shares of Cyprus Amax common stock that are outstanding and entitled to vote at the Cyprus Amax special meeting.

     In order to have a quorum, at least 33 1/3% in interest of all shares of Cyprus Amax common stock entitled to vote on the proposal must be represented in person or by proxy. Because Phelps Dodge is obligated to cause Purchaser to vote the Cyprus Amax common shares owned by it in favor of the approval and adoption of the merger agreements, the existence of a quorum is assured.

     Abstentions will be counted as present for purposes of determining whether a quorum is present and will have the effect of a vote against the Phelps Dodge/Cyprus Amax merger agreement. Broker non-votes will not be counted as present for quorum purposes and will have the effect of a vote against the Phelps Dodge/Cyprus Amax merger agreement.


     As of the Record Date, the executive officers and directors of Cyprus Amax and their affiliates beneficially owned in the aggregate approximately [4,359,322] million shares of common stock, or approximately [4.7]% of the Cyprus Amax common stock then outstanding.


     All of the executive officers and directors of Cyprus Amax have advised us that they intend to vote their Cyprus Amax shares to approve the Phelps Dodge/Cyprus Amax merger agreement.

     As a result of the completion of Phelps Dodge's exchange offer to Cyprus Amax stockholders, Purchaser was the holder of record of approximately 81,499,599 Cyprus Amax common shares on the Record Date, representing approximately 89.6% of all of the Cyprus Amax common shares outstanding on the Record Date. Pursuant to the terms of the Phelps Dodge/Cyprus Amax merger agreement, Phelps Dodge is obligated to cause Purchaser to vote the Cyprus Amax common shares owned by it in favor of the approval and adoption of the merger agreement. Under Delaware law and the Company's certificate of incorporation, the affirmative vote of the Cyprus Amax common shares held by Purchaser is sufficient to approve and adopt the merger agreement without the affirmative vote of any other stockholder, thereby assuring such approval and adoption.

DISSENTERS' RIGHTS

     Under the Delaware General Corporation Law, shareholders will not have rights of appraisal or similar rights.

                               EXCHANGE OF SHARES

     Upon consummation of the Phelps Dodge/Cyprus Amax merger, Phelps Dodge will deposit with ChaseMellon Shareholder Services, L.L.C., as exchange agent, certificates representing the number of whole shares of Phelps Dodge common stock issuable pursuant to the Phelps Dodge/Cyprus Amax merger agreement in exchange for outstanding shares of Cyprus Amax common stock. Soon after the completion of the merger, Phelps Dodge will send a letter to each person who was a Cyprus Amax stockholder at the time the merger became effective. The letter will contain instructions on how to surrender Cyprus Amax stock certificates to the exchange agent and receive shares of Phelps Dodge common stock.

     Holders of Cyprus Amax common stock will not be entitled to receive any dividends or other distributions payable by Phelps Dodge until they exchange their Cyprus Amax stock certificates for certificates representing shares of Phelps Dodge common stock. Once they deliver their Cyprus Amax stock certificates to the exchange agent, those stockholders will receive, subject to applicable laws, accumulated dividends and distributions, without interest.

     No fractional shares of Phelps Dodge common stock will be issued upon the surrender of certificates representing shares of Cyprus Amax common stock. No dividend or other distribution of Phelps Dodge will relate to any such fractional shares and no such fractional shares will entitle the owner thereof to any voting or other rights of a stockholder of Phelps Dodge.

     Holders of Cyprus Amax common stock otherwise entitled to fractional shares of Phelps Dodge common stock will receive a cash payment instead of such fractional shares. Following the effective time of the merger, the exchange agent will determine the excess of the number of whole shares of Phelps Dodge common stock delivered to the exchange agent by Phelps Dodge for distribution to Cyprus Amax stockholders over the aggregate number of whole shares of Phelps Dodge common stock to be distributed to Cyprus Amax stockholders. The exchange agent will then, on behalf of the former stockholders of Cyprus Amax, sell the excess shares at then prevailing prices on the New York Stock Exchange, all in the manner provided in the Phelps Dodge/Cyprus Amax merger agreement.

     As soon as practicable after the determination of the amount of cash to be paid to holders of Cyprus Amax common stock with respect to any fractional share interests, the exchange agent will make available such amounts to such holders of Cyprus Amax common stock subject to and in accordance with the terms of the Phelps Dodge/Cyprus Amax merger agreement.

                         BACKGROUND OF THE TRANSACTION

     On July 15, 1999, ASARCO Incorporated ("Asarco") and Cyprus Amax announced that they had agreed to combine their companies into a new company to be called "Asarco Cyprus Incorporated."

     On August 10, 1999, Douglas C. Yearley, Phelps Dodge's Chairman and Chief Executive Officer, telephoned Milton H. Ward, Cyprus Amax's Chairman, Chief Executive Officer and President, and Francis R. McAllister, Asarco's Chairman and Chief Executive Officer, to propose a meeting to discuss the possibility of a three-way combination involving Phelps Dodge, Asarco and Cyprus Amax. Shortly thereafter, Messrs. Ward and McAllister sent a letter to Mr. Yearley in which they declined to discuss such a transaction, citing the terms of the Asarco/Cyprus Amax merger agreement.

     On August 11, 1999, during the late afternoon, Mr. Yearley and J. Steven Whisler, Phelps Dodge's President and Chief Operating Officer, sent a letter to Messrs. McAllister and Ward proposing a three-way business combination in which all of the outstanding common stock of Asarco and Cyprus Amax would be exchanged for Phelps Dodge common stock at exchange ratios of 0.3756 Phelps Dodge common shares for each Asarco common share and 0.2874 Phelps Dodge common shares for each Cyprus Amax common share.

     On the morning of August 12, 1999, Messrs. McAllister and Ward telephoned Mr. Yearley and once again declined to meet to discuss Phelps Dodge's proposal. That afternoon, Phelps Dodge sent letters to the boards of directors of Asarco and Cyprus Amax, reiterating Phelps Dodge's August 11 proposal.

     On August 20, 1999, Asarco and Cyprus Amax filed a joint proxy statement/prospectus in connection with their proposed merger. In addition, Asarco and Cyprus Amax issued a press release announcing that they had set August 25, 1999 as the record date for determining shareholders entitled to vote at the shareholder meetings, scheduled for September 30, 1999, to consider approval of their proposed merger. Asarco and Cyprus Amax also disclosed Phelps Dodge's proposal for a three-way business combination and announced that they were rejecting it. Asarco and Cyprus Amax also revised upward their estimates of synergies resulting from their proposed two-party merger.

     Also on August 20, 1999, Asarco and Cyprus Amax sent a letter to Phelps Dodge stating that their respective boards had unanimously decided that it was in the best interests of its shareholders to pursue the Asarco/Cyprus Amax merger.

     During the afternoon of August 20, 1999, Phelps Dodge issued a press release and sent letters to the respective boards of Asarco and Cyprus Amax proposing to acquire Asarco and Cyprus Amax in separate tax-free mergers in which each Asarco common share would be converted into 0.4098 Phelps Dodge common shares and each Cyprus Amax common share would be converted into 0.3135 Phelps Dodge common shares.

     On August 25, 1999, Asarco and Cyprus Amax sent a letter to Phelps Dodge proposing to negotiate a transaction with Phelps Dodge if Phelps Dodge would increase the exchange ratios, provide assurances as to regulatory approvals, agree to a contract with representations, warranties and covenants similar to those combined in the Asarco/Cyprus Amax merger agreement, and confirm whether Phelps Dodge's proposal was subject to due diligence. In addition, Asarco and Cyprus Amax issued a press release announcing that they were planning a $5.00 per share special dividend upon completion of the Asarco/Cyprus Amax merger.

     In response, Phelps Dodge issued a press release indicating that it would review the proposal from Asarco and Cyprus Amax.

     On August 27, 1999, Phelps Dodge filed with the SEC registration materials for exchange offers to Asarco and Cyprus Amax shareholders and preliminary proxy materials to solicit proxies from Asarco and Cyprus Amax shareholders to vote against the proposed Asarco/Cyprus Amax merger. On August 27, 1999, Phelps Dodge also announced that it had commenced litigation in New Jersey and Delaware against Asarco and Cyprus Amax, respectively, and their directors for breach of fiduciary duties including their refusals to consider and to allow the shareholders of both companies to consider the Phelps Dodge proposal. Phelps Dodge sought injunctive relief to remedy those breaches of duty. See "The Phelps Dodge Cyprus/Amax Merger -- Litigation."

     On September 3, 1999, Phelps Dodge commenced its exchange offers for Asarco and Cyprus Amax common shares, on the terms outlined in the August 20 proposal.

     On September 7, 1999, Asarco and Cyprus Amax issued a press release urging their shareholders to vote in favor of the proposed Asarco/Cyprus Amax merger.

     On September 8, 1999, Asarco and Cyprus Amax issued a press release and filed with the SEC their responses to the Phelps Dodge exchange offers on
Schedule 14D-9 stating that their respective boards of directors unanimously rejected Phelps Dodge's exchange offers to their shareholders as inadequate and not in the best interests of their shareholders.

     On September 22, 1999, Phelps Dodge amended its exchange offers for Asarco and Cyprus Amax common shares. Under the amended offers, Phelps Dodge offered $9.00 in cash and 0.2880 Phelps Dodge shares per Asarco share on a fully prorated basis and $6.89 in cash and 0.2203 Phelps Dodge shares per Cyprus Amax share on a fully prorated basis. In the revised offers, shareholders of Asarco and Cyprus Amax were afforded the right to elect to receive all cash or all Phelps Dodge shares. The all-cash election for Asarco shareholders was $25.90 per Asarco share and the all-stock election was 0.4413 Phelps Dodge shares per Asarco share, subject to proration to maintain the overall cash/stock allocation. The all-cash election for Cyprus Amax shareholders was $19.81 per Cyprus Amax share and the all-stock election was 0.3376 Phelps Dodge shares per Cyprus Amax share, subject to proration to maintain the overall cash/stock allocation.

     On September 24, 1999, the Federal Trade Commission granted Phelps Dodge early termination of the waiting periods under the Hart-Scott-Rodino Act for its offers to acquire Asarco and Cyprus Amax.

     Also on September 24, 1999, at the request of Asarco and Cyprus Amax, Messrs. Yearley and Whisler, of Phelps Dodge, Mr. McAllister and Kevin R. Morano, of Asarco, and Mr. Ward and Gerald J. Malys, of Cyprus Amax, met in New York City. At the meeting, Asarco and Cyprus Amax indicated that they were unwilling to negotiate a three way business combination unless Phelps Dodge offered a price reflecting a premium of 55% above their unaffected share prices prior to the August 20 public announcement of Phelps Dodge's initial proposal. Phelps Dodge rejected this proposal and reiterated its willingness to proceed at prices representing premiums of 40% to the unaffected share prices of Asarco and Cyprus Amax.

     Later on September 24, 1999, Messrs. Yearley and Whisler sent a proposed form of merger agreement to Messrs. McAllister and Ward.

     On the evening of September 24, 1999, Grupo Mexico, S.A. de C.V. ("Grupo Mexico") announced that it planned to commence a tender offer to acquire all outstanding Asarco shares at $26.00 per share.

     On September 27, 1999, Asarco announced that it would explore strategic alternatives to maximize shareholder value. Separately, Cyprus Amax announced that it would explore alternatives to the Asarco/ Cyprus Amax merger.

     On September 27, 1999, Grupo Mexico commenced a tender offer to acquire all outstanding Asarco shares at $26.00 per share. Also on September 27, 1999, the Chancery Court in Delaware, while denying Phelps Dodge's motion for injunctive relief based on its breach of fiduciary duty claims, stated that it was troubled by the termination fee and "no-talk" provisions of the Asarco/Cyprus Amax merger agreement (see "The Phelps Dodge/Cyprus Amax Merger -- Litigation").

     On September 28, 1999, Asarco and Cyprus Amax announced that they had amended the Asarco/ Cyprus Amax merger agreement to allow them, for a period ending on October 5, 1999, to negotiate with other parties and to unilaterally terminate the Asarco/Cyprus Amax merger agreement for any reason, subject to payment of a termination fee of $45 million, in the case of termination by Cyprus Amax, and $40 million, in the case of termination by Asarco.

     Also on September 28, 1999, representatives of Phelps Dodge and Cyprus Amax began negotiating the Phelps Dodge/Cyprus Amax merger agreement.

     On September 29, 1999, the board of directors of Phelps Dodge approved the Phelps Dodge/Cyprus Amax merger agreement.

     On September 30, 1999, the board of directors of Cyprus Amax approved the Phelps Dodge/Cyprus Amax merger agreement and Cyprus Amax terminated its merger agreement with Asarco. At the board meeting, Merrill Lynch, Pierce, Fenner & Smith Incorporated rendered its opinion that, as of the date of such opinion and based on and subject to the factors and assumptions set forth in the opinion, the consideration to be received by Cyprus Amax stockholders in Phelps Dodge's amended exchange offer and in the Phelps Dodge/Cyprus Amax merger is fair from a financial point of view to such holders.

     The Phelps Dodge/Cyprus Amax merger agreement was signed on September 30, 1999. Phelps Dodge and Cyprus Amax issued the following press release:

                      PHELPS DODGE TO ACQUIRE CYPRUS AMAX

                            ------------------------

     PHOENIX, AZ and DENVER, CO, September 30, 1999 -- Phelps Dodge Corporation (NYSE: PD) and Cyprus Amax Minerals Company (NYSE: CYM) today announced they have signed a definitive merger agreement under which Phelps Dodge will acquire Cyprus Amax for $7.61 in cash and 0.2203 Phelps Dodge shares per Cyprus Amax share on a fully prorated basis.

     Phelps Dodge is amending its exchange offer for Cyprus Amax, which will now be scheduled to expire at midnight on October 15, 1999. Cyprus Amax shareholders will have the right to elect to receive cash or Phelps Dodge shares for each Cyprus Amax share. The all-cash election for Cyprus Amax shareholders is $20.54 per Cyprus Amax share and the all-stock election is 0.3500 Phelps Dodge shares per Cyprus Amax share, subject to proration to maintain the overall cash/stock allocation of approximately 63% stock and 37% cash. The stock portion of the consideration received will be tax-free to Cyprus Amax shareholders.

     Based on Phelps Dodge's closing share price yesterday, the agreement currently values Cyprus Amax at $19.80 per share, or a total equity value of approximately $1.8 billion, based on approximately 90.7 million Cyprus Amax shares outstanding.

     Phelps Dodge expects the transaction to be immediately and substantially accretive to its cash flow per share and accretive to its earnings per share beginning in 2001, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001. Based on its strong balance sheet, Phelps Dodge expects to finance the $690 million cash portion of the offer through existing credit facilities and cash on hand.

     Phelps Dodge has already received U.S. antitrust approval for the acquisition. Completion of the exchange offer is subject to a majority of Cyprus Amax's shares being tendered and not withdrawn, approval of Phelps Dodge shareholders at a special meeting on October 13, 1999, and customary closing conditions.

     Prior to entering into the agreement with Phelps Dodge, Cyprus Amax terminated its merger agreement with Asarco Incorporated (NYSE: AR) in accordance with the procedures agreed to with Asarco earlier this week.

     The combination of Phelps Dodge and Cyprus Amax will create a world-class, lower-cost global copper producer and provide significant opportunities to integrate operations in the southwestern United States, administrative functions, and exploration and development activities. Consistent with demonstrated Phelps Dodge standards, all properties will be operated to earn more than the cost of capital over the copper cycle.

     "We are extremely pleased that we were able to reach a negotiated agreement with Cyprus Amax that is clearly in the best interest of both companies," said Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge. "We will move quickly to close this compelling transaction and to begin realizing the strategic and financial benefits of the combination."

     Yearley added, "Phelps Dodge remains interested in acquiring Asarco to realize the additional benefits of a three-way combination -- if we can do so on terms that make economic sense for our shareholders. Our 40% premium exchange offer remains on the table, and we hope to have further discussions with Asarco."

     Milton H. Ward, Chairman, President and Chief Executive Officer of Cyprus Amax, said, "This premium transaction provides significant current value to Cyprus Amax shareholders as well as the opportunity to participate in what we believe is the substantial upside potential of the combination. We are confident that Cyprus Amax customers will be well served, and our shareholders and employees will benefit from being part of a world-class global copper producer."

     Phelps Dodge expects to achieve annual cash cost savings of at least $100 million from the combination, to be fully phased in by the end of 2001, through reductions in SG&A expenses, operating improvements and efficiencies in exploration.

     J. Steven Whisler, President and Chief Operating Officer of Phelps Dodge, said, "We have done a great deal of advance planning and, working closely with representatives of Cyprus Amax, our integration teams will move swiftly to realize the full benefits of this combination."

     Morgan Stanley Dean Witter served as financial advisor to Phelps Dodge and Merrill Lynch served as financial advisor to Cyprus Amax. Shearman & Sterling and Debevoise & Plimpton served as legal advisors to Phelps Dodge and Wachtell, Lipton, Rosen & Katz served as legal advisor to Cyprus Amax.

     On October 1, 1999, representatives of Phelps Dodge and Asarco began discussions relating to a possible Phelps Dodge/Asarco merger agreement.

     On October 4, 1999, representatives of Asarco informed Phelps Dodge that Asarco wished to receive Phelps Dodge's best offer for Asarco no later than 6:00 p.m., Eastern Daylight Time, on October 5, 1999.

     On the morning of October 5, 1999, Asarco announced that its board of directors recommended that Asarco stockholders reject both the then-current Phelps Dodge exchange offer and the cash tender offer by Grupo Mexico. Asarco said its board had authorized management to initiate a process designed to elicit the best possible transaction for shareholders. In the meantime, representatives of Phelps Dodge and Asarco continued discussions relating to a business combination between Phelps Dodge and Asarco.

     Later on October 5, 1999, Phelps Dodge extended its exchange offer for Asarco common shares until October 13, 1999 and submitted to Asarco an amended proposal for a business combination between Phelps Dodge and Asarco, providing for an increase of Phelps Dodge's offer to $14.75 in cash plus 0.2513 Phelps Dodge common shares per Asarco share on a fully prorated basis.

     In the evening of October 5, 1999, the board of directors of Asarco approved a business combination between Phelps Dodge and Asarco pursuant to Phelps Dodge's amended proposal. The Phelps Dodge/Asarco merger agreement was signed late that evening.

     On October 7, 1999, Grupo Mexico announced that it was increasing the price in its tender offer for Asarco shares to $29.50 per Asarco common share.

     On October 8, 1999, Phelps Dodge announced that it would not increase its offer for Asarco common shares.

     On October 13, 1999, Phelps Dodge's shareholders approved the issuance of Phelps Dodge shares in connection with Phelps Dodge's exchange offers to acquire Cyprus Amax and Asarco.

     On October 14, 1999, Grupo Mexico, in a letter to the Asarco board of directors, indicated its willingness to increase its offer price to $29.75 per share, subject to certain conditions, including that Asarco agree to a $40 million termination fee in the proposed Grupo Mexico/Asarco merger agreement.

     On October 15, 1999, Asarco notified Phelps Dodge of its intention to accept Grupo Mexico's $29.75 cash offer and to terminate the Phelps Dodge/Asarco merger agreement at or after 9:00 a.m. on October 23, 1999.

     On October 18, 1999, the first business day after the expiration of Phelps Dodge's exchange offer for Cyprus Amax common shares, Phelps Dodge announced that it had received and accepted for payment all Cyprus Amax common shares validly tendered, giving Phelps Dodge sufficient voting power to consummate the Phelps Dodge/Cyprus Amax merger without the affirmative vote of any other Cyprus Amax shareholder.

     On October 21, 1999, Cyprus Amax announced that Mr. Ward had resigned and been succeeded by Mr. Yearley as Chairman, President and Chief Executive Officer of Cyprus Amax.

     On October 22, 1999, Phelps Dodge issued the following press release:

                       PHELPS DODGE ANNOUNCES COMPLETION
                         OF CYPRUS AMAX EXCHANGE OFFER

     PHOENIX, AZ, October 22, 1999 -- Phelps Dodge Corporation (NYSE:PD) announced today the completion of its offer to exchange $7.61 in cash and 0.2203 Phelps Dodge shares for each share of Cyprus Amax Minerals Company (NYSE:CYM) on a fully prorated basis. The exchange offer expired at 12:00 midnight, New York City time, October 13, 1999.

     Phelps Dodge said that it has been informed by ChaseMellon Shareholder Services, the exchange agent for the offer, that based on a final count. 81,499,599 shares of Cyprus Amax stock were tendered, representing 89.59% of the outstanding shares of Cyprus Amax. Of the 81, 499,599 shares tendered, 51,334,022 elected cash, 29,814,800 elected stock and 350,777 made no election. All shares of Cyprus Amax tendered were accepted for exchange by Phelps Dodge according to the terms of the exchange offer.

     Since the cash election was oversubscribed, all Cyprus Amax shareholders requesting stock, as well as all non-electing shareholders, will receive 0.3500 Phelps Dodge shares per Cyprus Amax share. Those shareholders requesting cash will be prorated to receive approximately $13.48878207 in cash and approximately
0.1202 shares of Phelps Dodge common stock per Cyprus Amax share Phelps Dodge expects to commence distribution of the cash and stock consideration today, October 22, 1999, to Cyprus Amax shareholders who tendered into the exchange offer.

     On October 25, 1999, Asarco announced that it had terminated its merger agreement with Phelps Dodge, paid Phelps Dodge a $30 million termination fee, and entered into a merger agreement with Grupo Mexico. Phelps Dodge's exchange offer for Asarco shares expired at midnight, New York City time, on October 25, 1999, and Phelps Dodge did not acquire any shares in the offer.

              CONSIDERATIONS OF THE CYPRUS AMAX BOARD OF DIRECTORS

     On September 30, 1999, the Cyprus Amax board of directors held a special meeting to consider the proposed two-way business combination with Phelps Dodge. At the meeting, (1) Mr. Ward and other officers of Cyprus Amax reviewed the status of the transaction and discussed with the directors the reasons for the transaction, (2) representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") made a financial presentation concerning the transaction and (3) Cyprus Amax's legal advisors outlined the terms of the proposed transaction. Merrill Lynch rendered its opinion that, as of the date of such opinion and based upon and subject to the matters set forth in the opinion, the consideration to be received by Cyprus Amax stockholders in Phelps Dodge's amended exchange offer and in the Phelps Dodge/Cyprus Amax merger is fair from a financial point of view to such holders. At the special meeting, the Cyprus Amax board of directors approved and adopted the Phelps Dodge/Cyprus Amax merger agreement and the related transactions by the unanimous vote of the directors present and recommended that shareholders tender their shares of Cyprus Amax common stock pursuant to the amended exchange offer.

     In reaching its conclusion described above, the Cyprus Amax board of directors considered the following factors, among others:

     1. At a meeting held on September 8, 1999, the Cyprus Amax board had unanimously determined that the Phelps Dodge offer was inadequate and not in the best interests of Cyprus Amax and its stockholders. The basis for the board's rejection of the Phelps Dodge offer was set forth in the
        Schedule 14D-9 filed with the SEC on September 9, 1999. The price of $7.61 in cash and 0.2203 shares of Phelps Dodge common stock per share of Cyprus Amax common stock provided by Phelps Dodge's amended offer and the Phelps Dodge/Cyprus Amax merger agreement represents a substantial increase over the price of 0.3135 shares of Phelps Dodge common stock per share of Cyprus Amax common stock provided by the Phelps Dodge offer that the board rejected on September 8, 1999.

     2. The board reviewed the possible alternatives to the Phelps Dodge/Cyprus Amax merger, including the potential merger with Asarco, the value to stockholders of such alternatives and the timing and likelihood of achieving additional value from these alternatives, and the possibility that equally suitable partners for merger and consolidation would be available. In this connection, the board considered the fact that, since the execution of Amendment No. 1 to the Asarco/Cyprus Amax merger agreement, representatives of Cyprus Amax had contacted certain third parties who, it was believed, might have a potential interest in a transaction with Cyprus Amax, and the board considered the responses to such inquiries. The board of directors concluded that the Phelps Dodge/Cyprus Amax merger was superior to any alternatives and that, if a superior alternative did become available, Cyprus Amax would be able to pursue such an alternative under the terms of the Phelps Dodge/Cyprus Amax merger agreement. The board of directors considered the course of discussions and negotiations with Asarco up to the date of the September 30 meeting of the board, along with other facts and circumstances such as the offer made on September 27, 1999 by Grupo Mexico for Asarco.

     3. The board considered the then-pending offer by Phelps Dodge for Asarco and the effect that such a combination would have on a combined Phelps Dodge/Cyprus Amax.

     4. The board considered the fact that Phelps Dodge's amended offer and Phelps Dodge/Cyprus Amax merger provided stockholders of Cyprus Amax the opportunity to receive a premium for their shares, and, in addition, the stockholders of Cyprus Amax could elect to continue to hold shares representing an equity interest in the combined company, and that there exists no controlling stockholder of Phelps Dodge now or immediately after the Phelps Dodge/Cyprus Amax merger. In this connection, the board of directors considered that Cyprus Amax stockholders would own approximately 25.6% of the shares of the combined Phelps Dodge/Cyprus Amax.

     5. The board reviewed the opinion of Merrill Lynch, Cyprus Amax's financial advisor, that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received by Cyprus Amax stockholders in Phelps Dodge's amended offer and the Phelps Dodge/Cyprus Amax merger is fair from a financial point of view to such holders.

     6. The board considered that Phelps Dodge had already received United States antitrust approval for the acquisition.

     7. The board considered that the transaction with Phelps Dodge was expected to be immediately and substantially accretive to cash flow and earnings per share for Cyprus Amax shareholders who receive Phelps Dodge shares in exchange for their Cyprus Amax common stock, and that the consideration to be received by Cyprus Amax stockholders indicated that the synergies being contributed to the combined company by Cyprus Amax were being recognized in the exchange ratio and cash portion of Phelps Dodge's amended offer and the merger consideration.

     8. The board considered the business combination with Phelps Dodge as an opportunity to improve stockholder value as a result of becoming a world-class, lower-cost global copper producer with significant opportunities to integrate operations in the southwestern United States, administrative functions, and exploration and development activities.

     Cyprus Amax's board of directors also considered certain countervailing factors in its deliberations concerning the Phelps Dodge/Cyprus Amax merger, including:

     1. The board considered that Cyprus Amax was required to pay a termination fee of $45 million to Asarco under Amendment No. 1 to the Asarco/Cyprus Amax merger agreement (the "Asarco Termination Fee") in order to be free to enter into the Phelps Dodge/Cyprus Amax merger agreement.

     2. The board reviewed the terms and conditions of the Phelps Dodge/Cyprus Amax merger agreement, including the following:

        - The board considered the provision under the Phelps Dodge/Cyprus Amax merger agreement that provided that Phelps Dodge would reimburse Cyprus Amax for the Asarco Termination Fee if the Phelps Dodge/Cyprus Amax merger agreement is terminated under circumstances specified in the Phelps Dodge/Cyprus Amax merger agreement, but that the Asarco Termination Fee would not be reimbursed to Cyprus Amax under all circumstances of termination of the Phelps Dodge/Cyprus Amax merger agreement.

        - The board considered the requirement under the Phelps Dodge/Cyprus Amax merger agreement that Cyprus Amax pay to Phelps Dodge a termination fee of $45 million if the Phelps Dodge/ Cyprus Amax merger agreement is terminated under circumstances specified in the Phelps Dodge/Cyprus Amax merger agreement.

        While the board thought that these provisions could result in significant fees to be borne by Cyprus Amax, it accepted these provisions as a means to obtain other terms favorable to Cyprus Amax, in particular the right to negotiate or exchange information with potential bidders and the right to terminate the Phelps Dodge/Cyprus Amax merger agreement, in each case, in the event of an alternative transaction that the board determined was superior to the transaction with Phelps Dodge.

     Following the approval of the Cyprus Amax board of directors, on September 30, 1999, Cyprus Amax terminated the Asarco/Cyprus Amax merger agreement and immediately thereafter Cyprus Amax and Phelps Dodge executed the Phelps Dodge/Cyprus Amax merger agreement and issued a joint press release.

OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

     Cyprus Amax retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to act as its financial advisor in connection with a possible business combination. On September 30, 1999, Merrill Lynch rendered its opinion to the Board of Directors of Cyprus Amax that, as of such date, and based upon and subject to the factors and assumptions set forth in the opinion, the Consideration was fair from a financial point of view to the stockholders of Cyprus Amax.

     In its opinion, Merrill Lynch defined Consideration to mean the consideration to be received by the stockholders pursuant to the merger together with the consideration to be received by the stockholders pursuant to Phelps Dodge's exchange offer. When we refer to Consideration in this section, we are referring to Consideration as it is defined in the Merrill Lynch opinion.

     WE HAVE ATTACHED AS ANNEX B TO THIS DOCUMENT A COPY OF THE MERRILL LYNCH OPINION DATED SEPTEMBER 30, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH. EACH STOCKHOLDER IS URGED TO READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS INTENDED FOR THE USE AND BENEFIT OF THE BOARD OF DIRECTORS OF CYPRUS AMAX AND WAS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO THE STOCKHOLDERS OF CYPRUS AMAX. THE MERRILL LYNCH OPINION DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY CYPRUS AMAX TO ENGAGE IN THE TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF CYPRUS AMAX AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE PROPOSED TRANSACTION OR ANY MATTER RELATED THERETO. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS ANNEX B.

     The Consideration was determined through an analysis by the managements of both Cyprus Amax and Phelps Dodge of current and projected financial and operating data, in addition to negotiations between Cyprus Amax and Phelps Dodge, and after substantial analysis and consideration was authorized by the Cyprus Amax Board of Directors.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to the Cyprus Amax Board of Directors. The preparation of a fairness opinion is a complex and analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor forming part of each such analysis. While each factor set forth below is separate and none of the factors failed to support Merrill Lynch's opinion, Merrill Lynch believes that its analysis must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying the Merrill Lynch opinion.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Cyprus Amax or Phelps Dodge. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, Merrill Lynch's opinion was among several factors taken into consideration by the Board of Directors of Cyprus Amax in making its determination to approve the Transaction. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Cyprus Amax Board of Directors or Cyprus Amax's management with respect to the fairness of the Consideration.

     In arriving at its opinion, Merrill Lynch, among other things:

     - reviewed certain publicly available business and financial information relating to Cyprus Amax and Phelps Dodge that Merrill Lynch deemed to be relevant;

     - reviewed publicly available analysts' forecasts with respect to Phelps Dodge;

     - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Cyprus Amax, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction ("Expected Synergies") furnished to Merrill Lynch by Cyprus Amax;

     - conducted discussions with members of senior management and representatives of Cyprus Amax concerning the matters described in clauses 1, 2 and 3 above, as well as their business and prospects before and after giving effect to the Transaction and the Expected Synergies;

     - reviewed the market prices and valuation multiples for Cyprus Amax common stock and Phelps Dodge common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - reviewed the results of operations of Cyprus Amax and Phelps Dodge and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - reviewed the terms of Phelps Dodge's exchange offer for ASARCO Incorporated set forth in Amendment No. 1 to the Schedule 14D-1 filed September 22, 1999;

     - participated in certain discussions and negotiations among representatives of Cyprus Amax and Phelps Dodge and their financial and legal advisors;

     - reviewed the potential pro forma impact of the Transaction;

     - reviewed a draft dated September 29, 1999 of the merger agreement; and

     - reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information, did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Cyprus Amax or Phelps Dodge and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not conduct any physical inspection of the properties or facilities of Cyprus Amax or Phelps Dodge. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by Cyprus Amax, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Cyprus Amax's management as to the expected future financial performance of Cyprus Amax and the Expected Synergies. In preparing its opinion, Merrill Lynch was not provided with financial forecasts with respect to Phelps Dodge other than certain publicly available analysts' earnings forecasts which Merrill Lynch discussed with Cyprus Amax and on which Merrill Lynch relied. With respect to the financial forecast information contained in such publicly available analysts' forecasts, Merrill Lynch assumed that they reflected the best currently available estimates as to the future financial performance of Phelps Dodge. Merrill Lynch further assumed that the Transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Merrill Lynch.

     The Merrill Lynch opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the Merrill Lynch opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the Transaction.

  Financial Analyses

     The following is a summary of the material portions of the financial and comparative analyses performed by Merrill Lynch that were presented to Cyprus Amax's Board of Directors in connection with the opinion delivered to Cyprus Amax's Board of Directors on September 30, 1999.

  Cyprus Amax Valuation

     Merrill Lynch calculated estimated per share equity valuation ranges for Cyprus Amax by utilizing a historical trading performance analysis, a comparable public company analysis and a discounted cash flow analysis.

     Historical Trading Performance. Merrill Lynch reviewed publicly available information and found that the closing prices of Cyprus Amax common stock over a 52-week period as of August 19, 1999, ranged from $9.06 to $15.75.

     Comparable Public Companies Analysis. Merrill Lynch reviewed publicly available information to calculate specified financial and operating information, market value as a multiple of 2000 estimated cash flow (which was defined as net income plus depletion, depreciation and amortization), market capitalization as a multiple of 2000 estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") and market capitalization, adjusted for non-copper equivalent businesses, as a multiple of 1998 Production and 1998 Reserves. All projections were supplied by Cyprus Amax management. Merrill Lynch then compared the financial and operating information and multiples of Cyprus Amax with the corresponding financial and operating information and multiples for a group of publicly traded companies that Merrill Lynch deemed comparable to Cyprus Amax. Merrill Lynch reviewed the following selected copper companies in this analysis:

NORTH AMERICAN COPPER PRODUCERS               NON-NORTH AMERICAN COPPER PRODUCERS
-------------------------------               -----------------------------------
Noranda Incorporated                        Rio Tinto PLC
Freeport-McMoRan Copper & Gold, Inc.        M.I.M. Holdings Limited
Grupo Mexico, S.A. de C.V.                  Antofagasta Holdings PLC
ASARCO Incorporated                         Southern Peru Copper Corporation
Rio Algom Limited

Merrill Lynch also reviewed the following selected Australian coal companies in this analysis:


  AUSTRALIAN COAL COMPANIES
  -------------------------
  Centennial Coal Company Limited
  CIM Resources Limited
  Coal & Allied Industries
    Limited
  Portman Mining Limited
  QCT Resources Limited


     Using this analysis, Merrill Lynch calculated the following ranges of per share equity values of Cyprus Amax:

MEASURE                             RANGE OF IMPLIED PER SHARE EQUITY VALUES
-------                             ----------------------------------------
1998 Reserves                                   $ 7.75 - $15.75
1998 Production                                 $10.00 - $12.00
2000 Estimated EBITDA                           $12.25 - $15.25
2000 Estimated Cash Flow Per Share              $13.50 - $15.25

     None of the selected comparable companies listed above is identical to Cyprus Amax. Accordingly, an analysis of the results of the foregoing analysis is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     Trading Segment Analysis. Merrill Lynch performed a discounted cash flow analysis for Cyprus Amax's copper mines for the life of such mines using Cyprus Amax management's projections. The discounted cash flow analysis assumed real discount rates ranging from 8.0% to 9.0% for Cyprus Amax's U.S. copper mines and 9.0% to 10.0% for Cyprus Amax's South American copper mines. Merrill Lynch also calculated values for Cyprus Amax's coal assets by using a multiple of production and EBITDA and for Cyprus Amax's overhead costs by capitalizing Cyprus Amax management's estimates of overhead costs by using a 6.0x to 8.0x multiple. Merrill Lynch valued Cyprus Amax's interest in Kinross Gold based on share ownership and the closing stock price and U.S./Canadian exchange rate as of September 28, 1999. Using this analysis, Merrill Lynch calculated a range of per share equity values for Cyprus Amax of $17.25 to $19.00.

  Phelps Dodge Valuation

     Merrill Lynch calculated estimated per share equity valuation ranges for Phelps Dodge by utilizing a historical trading performance analysis, a comparable public company analysis and a discounted cash flow analysis.

     Historical Trading Performance. Merrill Lynch reviewed publicly available information and found that the closing prices of Phelps Dodge common stock over a 52-week period, as of August 19, 1999, ranged from $42.50 to $69.94.

     Comparable Public Companies Analysis. Merrill Lynch reviewed publicly available information to calculate specified financial and operating information, market value as a multiple of 2000 estimated cash flow, market capitalization as a multiple of 2000 estimated EBITDA and market capitalization, adjusted for non-copper equivalent businesses, as a multiple of 1998 Production and 1998 Reserves. All projections were based on public information. Merrill Lynch then compared the financial and operating information and multiples of Phelps Dodge with the corresponding financial and operating information and multiples for a group of publicly traded companies that Merrill Lynch deemed comparable to Phelps Dodge. Merrill Lynch reviewed the following selected copper companies in this analysis:

NORTH AMERICAN COPPER PRODUCERS       NON-NORTH AMERICAN COPPER PRODUCERS
-------------------------------       -----------------------------------
Noranda Incorporated                  Rio Tinto PLC
Freeport-McMoRan Copper & Gold, Inc.  M.I.M. Holdings Limited
Grupo Mexico, S.A. de C.V.            Antofagasta Holdings PLC
ASARCO Incorporated                   Southern Peru Copper Corporation
Rio Algom Limited

     Using this analysis, Merrill Lynch calculated the following ranges of per share equity values of Phelps Dodge:

MEASURE                             RANGE OF IMPLIED PER SHARE EQUITY VALUES
-------                             ----------------------------------------
1998 Reserves                                   $50.00 - $65.50
1998 Production                                 $64.50 - $69.25
2000 Estimated EBITDA                           $50.00 - $59.50
2000 Estimated Cash Flow Per Share              $51.00 - $58.25

     None of the selected comparable companies listed above is identical to Phelps Dodge. Accordingly, an analysis of the results of the foregoing analysis is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     Trading Segment Analysis. Using projections taken from publicly available information, Merrill Lynch performed a discounted cash flow analysis for Phelps Dodge's copper mines for the life of such mines, assuming real discount rates ranging from 8.0% to 9.0%. Merrill Lynch calculated values for specialty chemicals and wire and cable using forward EBITDA multiples of 8.0x to 10.0x and 7.0x to 8.0x, respectively. Merrill Lynch valued Phelps Dodge's 13.9% interest in Southern Peru Copper Corporation based on share ownership and the closing stock prices as of August 28, 1998. Merrill Lynch calculated values for cash as of June 30, 1999, for other investments based on book value as of December 31, 1998 and for other properties based on 37.8 billion pounds of copper-equivalent resources. Using this analysis, Merrill Lynch calculated a range of per share equity values for Phelps Dodge of $53.00 to $69.75.

  Exchange Ratio Analysis

     Historical Trading Performance. Merrill Lynch calculated the historical ratio of the stock prices of Cyprus Amax to the stock prices of Phelps Dodge. The historical ratio over the last three years and the last three months ranged from 0.180 to 0.365 and 0.206 to 0.258, respectively.

     Comparable Public Company Valuation. Based on the comparable company analyses described above, Merrill Lynch calculated a range of implied exchange ratios by comparing the lowest estimated valuation of Cyprus Amax common stock to the highest estimated valuation of Phelps Dodge common stock and the highest estimated valuation of Cyprus Amax common stock to the lowest estimated valuation of Phelps Dodge common stock. Using this analysis, Merrill Lynch calculated the following ranges of implied exchange ratios:

                         MEASURE                            RANGE OF IMPLIED EXCHANGE RATIOS
                         -------                            --------------------------------
1998 Reserves                                                        0.122 - 0.315
1998 Production                                                      0.144 - 0.186
2000 Estimated EBITDA                                                0.206 - 0.305
2000 Estimated Cash Flow Per Share                                   0.232 - 0.299

     Relative Contribution Analysis. Merrill Lynch compared the relative contribution of Phelps Dodge and Cyprus Amax to the combined company's estimated earnings per share, cash flow per share, EBITDA and earnings before interest and taxes ("EBIT") for the years 2000 and 2001. Using this analysis, Merrill Lynch calculated a range of implied exchange ratios from 0.118 to 0.314.

     Trading Segment Analysis. Based upon the trading segment analyses described above, Merrill Lynch calculated a range of implied exchange ratios by comparing the lowest estimated valuation of Cyprus Amax common stock to the highest estimated valuation of Phelps Dodge common stock and the highest estimated valuation of Cyprus Amax common stock to the lowest estimated valuation of Phelps Dodge common stock. Using this analysis, the range of implied exchange ratios calculated by Merrill Lynch was 0.247 to 0.358.

  Merrill Lynch Financial Advisor Fee

     Pursuant to the terms of a letter agreement between Cyprus Amax and Merrill Lynch dated August 20, 1999, Cyprus Amax agreed to pay Merrill Lynch an aggregate of $10.5 million for its financial advisory services. These fees are now payable as a result of the consummation of the exchange offer. Cyprus Amax has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of legal counsel, and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Cyprus Amax retained Merrill Lynch to act as its financial advisor based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Merrill Lynch has, in the past, provided financial advisory and financing services to Cyprus Amax and/or its affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade Cyprus Amax common stock and other securities of Cyprus Amax, as well as Phelps Dodge common stock and other securities of Phelps Dodge, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

                      THE PHELPS DODGE/CYPRUS AMAX MERGER

     The purpose of the Phelps Dodge/Cyprus Amax merger is for Phelps Dodge to acquire the entire common equity interest in Cyprus Amax. As a result of the Phelps Dodge/Cyprus Amax merger, Cyprus Amax will become a direct wholly owned subsidiary of Phelps Dodge and each outstanding share of Cyprus Amax common stock (other than any shares owned by Cyprus Amax or any of its subsidiaries, or by Phelps Dodge, Purchaser or any other Phelps Dodge subsidiary) will be converted into the right to receive 0.3500 shares of Phelps Dodge common stock.

     The Phelps Dodge/Cyprus Amax merger is the second step of a two-step transaction pursuant to which Phelps Dodge, as the owner of all of the capital stock of Purchaser, will acquire all of the equity interest in Cyprus Amax. The first step was an exchange offer by Phelps Dodge pursuant to which Phelps Dodge was offering to exchange $7.61176875 net in cash plus 0.2203 Phelps Dodge common shares for each Cyprus

Amax common share, on a fully prorated basis. In the exchange offer, Cyprus Amax shareholders had the right to elect to receive either $20.54 in cash or 0.3500 Phelps Dodge common shares for each Cyprus Amax common share, subject to proration if the cash portion or the stock portion was oversubscribed. Purchaser accepted for payment approximately 81,499,599 Cyprus Amax common shares upon the expiration of the offer on October 15, 1999, representing approximately 89.6% of the issued and outstanding Cyprus Amax common shares. Of the Cyprus Amax common shares accepted for payment, approximately 51,334,022 shares were subject to cash elections, approximately 29,814,800 shares were subject to stock elections and approximately 350,777 shares were subject to no election. Approximately 51,334,022 of the shares accepted for payment were exchanged for approximately $13.48878207 net in cash plus approximately 0.1202 Phelps Dodge common shares per share and approximately 30,165,577 of the shares were exchanged for 0.3500 Phelps Dodge common shares per share.

     Under the terms of the Phelps Dodge/Cyprus Amax merger agreement, if the aggregate amount of cash elections in the exchange offer, based on the number of Cyprus Amax common shares covered by cash elections, exceeds the maximum aggregate cash consideration of $7.61176875 multiplied by the total number of Cyprus Amax common shares outstanding immediately prior to closing of the offer, at the effective time of the Phelps Dodge/Cyprus Amax merger, by virtue of the merger and without any action on the part of Purchaser, Cyprus Amax or any of their security holders, each outstanding Cyprus Amax common share (other than shares owned directly by Phelps Dodge, the Company or any of their respective subsidiaries) shall be converted into the right to receive 0.3500 shares of Phelps Dodge common stock in cash, provided that no fractional Phelps Dodge shares shall be issued. Because the aggregate amount of cash elections in the offer exceeded the maximum aggregate cash consideration, you will receive 0.3500 Phelps Dodge common shares for each of your Cyprus Amax common shares, provided that you will receive a cash payment instead of any fractional Phelps Dodge shares to which you would otherwise be entitled.

THE MERGER

     The Phelps Dodge/Cyprus Amax merger will be consummated pursuant to Section 251 of the DGCL. Phelps Dodge has sufficient voting power to effect the Phelps Dodge/Cyprus Amax merger under Section 251 of the DGCL without the vote of any other stockholder of Cyprus Amax. Holders of Cyprus Amax common shares will not have rights of appraisal or similar rights.

     Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which we do not believe would apply to the Phelps Dodge/Cyprus Amax merger if the Phelps Dodge/Cyprus Amax merger occurred within one year of consummation of our offer, would require, among other things, that some financial information concerning Cyprus Amax, and some information relating to the fairness of the proposed transaction and the consideration offered to stockholders of Cyprus Amax therein, be filed with the SEC and disclosed to you prior to consummation of the Phelps Dodge/Cyprus Amax merger.

     In addition, Phelps Dodge reserves the right to acquire additional Cyprus Amax shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as Phelps Dodge decides, which may be more or less favorable than those of the offer. Phelps Dodge and its affiliates also reserve the right to dispose of any or all Cyprus Amax shares acquired by Phelps Dodge pursuant to the offer or otherwise, upon such terms and at such prices as Phelps Dodge shall determine.

     We have given notice that all shares of Series A Convertible Preferred Stock of Cyprus Amax, which are redeemable at Cyprus Amax's option, will be redeemed on November 19, 1999.

     Pursuant to the terms of the Phelps Dodge/Cyprus Amax merger agreement, on October 17, 1999, eight incumbent directors (Linda G. Alvarado, George S. Ansell, Thomas V. Falkie, Ann Maynard Gray, Rockwell A. Schnabel, Theodore M. Solso, John H. Stookey and Billie B. Turner) resigned from the Cyprus Amax Board of Directors and were replaced by two designees of Phelps Dodge, Douglas C. Yearley and J. Steven Whisler. Two of the current Cyprus Amax Board members, William C. Bousquette and Milton H. Ward, will remain on the Cyprus Amax board until completion of the merger between Purchaser and Cyprus Amax. On October 21, 1999, Mr. Ward resigned and was succeeded by Mr. Yearley as Chairman of the

Board, President and Chief Executive Officer of Cyprus Amax. As of October 23, 1999, Manuel J. Iraola has been serving as Phelps Dodge's third designee to the Cyprus Amax board.

SOURCE AND AMOUNT OF FUNDS

     Phelps Dodge estimates that the total amount of funds required pursuant to the Cyprus Amax exchange offer and the Phelps Dodge/Cyprus Amax merger to pay the cash consideration in connection with the exchange of all Cyprus Amax shares outstanding will be approximately $691 million. Phelps Dodge expects to obtain these funds from cash on hand; from borrowing under its amended and restated revolving credit facility with The Chase Manhattan Bank, Bank of Nova Scotia, Bank of Tokyo-Mitsubishi Trust Co., Citibank, N.A., Morgan Guaranty Trust Co., Bank of America, Barclays Bank, Canadian Imperial Bank of Commerce, Deutsche Bank, First Union National Bank, Wells Fargo, Industrial Bank of Japan and Royal Bank of Canada & Mercantile Bank; and from borrowing under the additional credit facility described below.

     The existing revolving credit facility allows Phelps Dodge to borrow up to $1 billion from time to time until the facility's scheduled maturity on June 25, 2002. The agreement allows for two, one-year renewals beyond the scheduled maturity date if Phelps Dodge requests and receives approval from those lenders representing at least two-thirds of the commitments provided by the facility. In the event of such approval, total commitments under the facility would depend upon the willingness of other lenders to assume the commitments of those lenders electing not to participate in the renewal. Interest is payable at a fluctuating rate based on the agent bank's prime rate, or a fixed rate, based on the LIBOR, or at fixed rates offered independently by the several lenders, for maturities of between seven and 360 days. This agreement provides for a facility fee of six and one-half basis points (0.065 percent) on total commitments. The agreement requires Phelps Dodge to maintain a minimum consolidated tangible net worth of $1.1 billion and limits indebtedness to 50 percent of total consolidated capitalization.

     Phelps Dodge has entered into a Credit Agreement, dated as of October 18, 1999, with Citibank, N.A., as Administrative Agent and as a lender, First Union National Bank and Morgan Guaranty Trust Company of New York, as Syndication Agents and as lenders, Salomon Smith Barney Inc., as Arranger and Book Manager, and other lenders that may become parties thereto. Under this Credit Agreement, the lenders have agreed to provide Phelps Dodge with a $650 million revolving credit facility that Phelps Dodge may use to pay cash consideration in connection with the Cyprus Amax exchange offer and for general corporate purposes.

     The lenders' obligations to make loans under this credit facility are subject to customary conditions, including (i) completion of the Cyprus Amax exchange offer; (ii) absence of any material adverse change to Phelps Dodge since December 31, 1998; and (iii) accuracy and completeness of representations and warranties made by Phelps Dodge and information furnished by Phelps Dodge.

     Loans under the credit facility will be unsecured, and will bear interest, at Phelps Dodge's option, at either (a) Citibank's base rate, or (b) LIBOR plus a variable margin of between 0.40% and 2.00% (plus an additional premium of 0.25% if amounts are drawn after December 20, 1999), depending on Phelps Dodge's credit rating and the amount Phelps Dodge has outstanding under the facility. The facility will terminate on the earlier of January 31, 2000 or the date on which the Phelps Dodge/Cyprus Amax merger is completed.

     Although Phelps Dodge has not made definitive plans for the repayment of borrowings under its existing revolving credit facility or its Citibank revolving credit facility, Phelps Dodge expects to repay the borrowings using internally generated funds, including, once the Phelps Dodge/Cyprus Amax merger is completed, those of Cyprus Amax. Phelps Dodge may also use funds obtained from other sources, including future issuances of debt securities and/or bank refinancings. Phelps Dodge's decision as to how to repay the borrowings will be based on its review of circumstances existing at that time, including prevailing interest rates, financial and other economic conditions and other factors that Phelps Dodge considers appropriate.

LITIGATION

     On August 23, 1999, Phelps Dodge, through its directly owned subsidiary CAV Corporation, sent a written demand to Cyprus Amax for records of its shareholders, pursuant to Section 220 of the Delaware

General Corporation Law. On August 24, 1999, Phelps Dodge and its directly owned subsidiary AAV Corporation commenced an action by order to show cause in the Superior Court of the State of New Jersey, Chancery Division, Mercer County, pursuant to N.J.S.A. 14A:5-28 to seek shareholder records from Asarco. This action is captioned Phelps Dodge Corp. and AAV Corp. v. ASARCO Inc., Docket No. MER-C-81-99. In connection with this action, Phelps Dodge made an application for summary injunctive relief. Asarco opposed the application and argument was heard before Judge Judith Yaskin on August 26, 1999. At the hearing, the court ruled that shareholder lists and related documents must be made available to Phelps Dodge and AAV within forty-eight hours after the filing of their preliminary proxy materials with the SEC. Some of these materials were delivered to Phelps Dodge on August 29, 1999, and others were delivered afterwards.

     In addition, Phelps Dodge commenced actions in the Superior Court of the State of New Jersey and in the Court of Chancery of the State of Delaware against Asarco and Cyprus Amax and their respective Boards of Directors for their breach of fiduciary duties including their refusals to consider and to allow the shareholders of both companies to consider the Phelps Dodge proposal. In particular, Phelps Dodge alleged that Cyprus Amax and Asarco entered into an illegal merger agreement that purported to prohibit the companies from taking any action or entering into any discussions relating to a takeover proposal. Phelps Dodge alleged that, in light of these provisions of the Asarco/Cyprus Amax Merger Agreement, Asarco and Cyprus Amax were incapable of evaluating meaningfully the Phelps Dodge proposal and could not make informed recommendations to their shareholders. Phelps Dodge also challenged the termination or "break up" fee payable to Asarco in certain circumstances as grossly excessive; that fee amounted to more than 6% of Asarco's equity value as of July 15, 1999, the date of the Asarco/Cyprus Amax merger agreement.

     Furthermore, the Asarco/Cyprus Amax merger agreement included corporate governance provisions that Phelps Dodge alleged disenfranchised shareholders by guaranteeing until 2002 the management positions of the chief executive officers of Asarco and Cyprus Amax unless the positions were changed with the approval of 75% of the full board. The complaints also alleged that, in addition to their refusals to negotiate with Phelps Dodge, Asarco and Cyprus Amax set their shareholder meetings and record dates to favor their own merger and rewarded management with compensation and benefit packages. Phelps Dodge alleged that these and other efforts undertaken by the companies amounted to an attempt to favor and entrench management at the expense of shareholders.

     Phelps Dodge sought injunctive relief to remedy these breaches of duty, including court orders declaring that the boards of Asarco and Cyprus Amax failed to make good faith efforts to obtain information about and adequately consider the Phelps Dodge proposal and compelling the boards of those two companies to consider the proposal and remove impediments preventing consideration of the proposal.

     On September 7, 1999, the Superior Court of the State of New Jersey stayed the New Jersey action, and Phelps Dodge thereafter filed an amended complaint in the Delaware Chancery Court, naming Asarco and its directors as defendants and seeking the same relief as that sought in the New Jersey action. The Delaware Chancery Court ordered expedited discovery, and scheduled a hearing on Phelps Dodge's motion for a preliminary injunction, in Wilmington, Delaware, on September 27, 1999. At the hearing on September 27, 1999, the Chancery Court denied Phelps Dodge's motion for a preliminary injunction, finding that Phelps Dodge had not demonstrated that irreparable injury would ensue in the absence of injunctive relief.

     On September 20, 1999, Asarco filed suit against Phelps Dodge in the U.S. District Court for the Southern District of New York, alleging that Phelps Dodge's proposed acquisition of Asarco and Cyprus Amax would violate the U.S. antitrust laws, tortiously interfered with the proposed merger between Asarco and Cyprus Amax and constituted unfair competition. On October 4, 1999 Asarco filed an amended complaint that, among other things, dropped the tortious interference and unfair competition claims. Phelps Dodge believes this lawsuit is without merit.

     Under the Phelps Dodge/Cyprus Amax merger agreement, each of the parties has agreed to cease, terminate and dismiss with prejudice, any and all actions, proceedings or lawsuits initiated, commenced or filed by such party against the other party in connection with (a) the combination and (b) Phelps Dodge's exchange offers, prior to or at the effective time of the merger.

     On October 6, 1999, Asarco and Phelps Dodge agreed to use "best efforts" to suspend the proceedings in light of the proposed transaction between the parties. On October 15, 1999, Phelps Dodge served an answer to Asarco's first amended complaint.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following summarizes the anticipated material U.S. federal income tax consequences of the acquisition of Phelps Dodge common stock and/or cash by you, pursuant to Phelps Dodge's offer and the Phelps Dodge/Cyprus Amax merger contemplated by this prospectus. This discussion applies only to a "U.S. Holder," which is a term that is explained below. This summary does not address any tax consequences of Phelps Dodge's offer or the Phelps Dodge/Cyprus Amax merger to U.S. Holders who exercise dissenters' rights, if any. It applies only to shares of Cyprus Amax common stock held as capital assets and does not address aspects of U.S. federal income tax that may apply to holders that are subject to special tax rules, including:

     - insurance companies,

     - tax-exempt organizations,

     - financial institutions,

     - dealers in securities,

     - traders in securities who elect to apply a mark-to-market method of accounting,

     - foreign persons,

     - persons who acquired shares of Cyprus Amax common stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, and

     - persons who hold shares of Cyprus Amax common stock as part of a straddle, conversion transaction, or constructive sale.

Also, this summary does not address state, local or foreign tax consequences of Phelps Dodge's offer or the Phelps Dodge/Cyprus Amax merger. This summary is based on current law, and future legislative, judicial or administrative changes or interpretations, which may be retroactive, could affect the accuracy of this discussion.

     For purposes of this discussion, a "U.S. Holder" means a holder of Cyprus Amax shares that is

     - a citizen or resident of the United States,

     - a corporation organized in or under the laws of the United States or any political subdivision thereof or therein,

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

     - a trust if a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons has the authority to control all of the substantial decisions of such trust.

  Reorganization Treatment

     In the opinion of Shearman & Sterling, special counsel to Phelps Dodge, while not entirely free from doubt, the exchange of Cyprus Amax common stock for Phelps Dodge common stock and/or cash pursuant to Phelps Dodge's offer and the Phelps Dodge/Cyprus Amax merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code"). This opinion is based on certain factual assumptions and representations including that (i) none of Cyprus Amax, Phelps Dodge or any related party will acquire or redeem, in connection with the transaction, shares of Phelps Dodge issued to Cyprus Amax shareholders pursuant to Phelps Dodge's offer or the Phelps Dodge/Cyprus Amax merger or shares of Cyprus Amax, to the extent inconsistent with the continuity of shareholder interest requirements for corporate reorganizations; (ii) the value of Phelps Dodge common stock issued pursuant to Phelps Dodge's offer and the

Phelps Dodge/Cyprus Amax merger will constitute more than 40% of the overall consideration furnished to Cyprus Amax shareholders in the transaction (including to Cyprus Amax shareholders who exercise dissenters' rights and to holders of Cyprus Amax Series A convertible preferred stock); (iii) Cyprus Amax will be merged into CAV Corporation; (iv) Cyprus Amax and its successor will continue its historic business or will use a significant portion of its historic business assets in a business, and will continue to hold substantially all of its pre-merger assets; and (v) Phelps Dodge's offer and the Phelps Dodge/Cyprus Amax merger will generally be consummated as provided by the prospectus dated October 1, 1999. The tax opinions referred to in this summary will not be binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the merger. Accordingly, Phelps Dodge cannot be certain that the IRS will not challenge the conclusions reflected in those opinions or that a court will not sustain such challenge.

     Assuming that the exchange of Cyprus Amax common stock for Phelps Dodge common stock pursuant to Phelps Dodge's offer and the Phelps Dodge/Cyprus Amax merger will be treated for U.S. federal income tax purposes as an exchange pursuant to a plan of reorganization within the meaning of Section 368(a) of the Code, as described above, Shearman & Sterling is further of the opinion that the following summarizes the material U.S. federal income tax consequences will result to a U.S. Holder of the exchange of Cyprus Amax shares for Phelps Dodge common stock and/or cash pursuant to Phelps Dodge's offer and the Phelps Dodge/ Cyprus Amax merger.

  Receipt only of cash

     In general, a U.S. Holder who receives only cash in exchange for Cyprus Amax shares pursuant to Phelps Dodge's offer and the Phelps Dodge/Cyprus Amax merger will recognize capital gain or loss equal to the difference between the amount of cash received and such U.S. Holder's adjusted tax basis in the Cyprus Amax shares surrendered (unless the U.S. Holder actually or constructively owns Phelps Dodge common stock and the receipt of cash has the effect of the distribution of a dividend for U.S. federal income tax purposes as discussed below under "-- Receipt of Phelps Dodge common stock and cash"). Such gain or loss will be long-term capital gain or loss if, as of the effective date of the Phelps Dodge/Cyprus Amax merger, the holding period for such Cyprus Amax shares is more than one year.

  Receipt only of Phelps Dodge common stock

     A U.S. Holder who receives only Phelps Dodge common stock in exchange for Cyprus Amax shares pursuant to Phelps Dodge's offer and the Phelps Dodge/Cyprus Amax merger will not recognize any gain or loss upon such exchange (except to the extent cash is received in lieu of a fractional share of Phelps Dodge common stock, which will be taxed as discussed below). The aggregate adjusted tax basis of Phelps Dodge common stock received in such exchange, including any fractional interest in Phelps Dodge common stock for which cash is received, will be equal to the aggregate adjusted tax basis of the Cyprus Amax shares surrendered therefor. The holding period of Phelps Dodge common stock will include the holding period of such Cyprus Amax shares.

  Receipt of Phelps Dodge common stock and cash

     A U.S. Holder who receives a combination of cash and Phelps Dodge common stock in exchange for Cyprus Amax shares pursuant to Phelps Dodge's offer and the Phelps Dodge/Cyprus Amax merger will recognize gain, if any, with respect to the shares so exchanged but only to the extent of the lesser of (a) the amount of gain realized with respect to the Cyprus Amax shares and (b) the amount of cash received (other than cash received in lieu of a fractional share of Phelps Dodge common stock, which will be taxed as discussed below). The amount of gain realized with respect to the Cyprus Amax shares exchanged will equal the excess, if any, of the sum of the cash (including cash received in lieu of a fractional share) and the fair market value of Phelps Dodge common stock received over the U.S. Holder's adjusted tax basis in such Cyprus Amax shares. No loss will be recognized by a U.S. Holder who receives a combination of cash and Phelps Dodge common stock pursuant to Phelps Dodge's offer and the Phelps Dodge/Cyprus Amax merger (except in connection with cash received in lieu of a fractional share, as discussed below). Each Cyprus Amax share, or block of shares acquired at the same price, will be treated as exchanged for a pro rata portion of cash and Phelps Dodge common stock.

     Any gain recognized will be treated as capital gain unless, as discussed below, the receipt of the cash has the effect of the distribution of a dividend for U.S. federal income tax purposes, in which case such gain will be treated as ordinary dividend income to the extent of the U.S. Holder's ratable share of Cyprus Amax's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the exchange, the holding period for the Cyprus Amax shares exchanged is more than one year.

     The adjusted tax basis of Phelps Dodge common stock received by a U.S. Holder in exchange for Cyprus Amax shares pursuant to Phelps Dodge's offer and the Phelps Dodge/Cyprus Amax merger, including any fractional interest in a share of Phelps Dodge common stock for which cash is received, generally will be equal to the tax basis of the shares surrendered therefor, decreased by the amount of cash received and increased by the amount of gain or dividend income recognized, if any. The holding period of Phelps Dodge common stock received with include the holding period of the Cyprus Amax shares, exchanged therefor.

     The exchange will not have the effect of a dividend with respect to a U.S. Holder if either the exchange is substantially disproportionate with respect to the U.S. Holder or the exchange results in a meaningful reduction in the U.S. Holder's interest in Phelps Dodge stock. The exchange would be substantially disproportionate with respect to the U.S. Holder if the U.S. Holder's percentage interest in Phelps Dodge stock (including stock constructively owned by such U.S. Holder) immediately after the Phelps Dodge/ Cyprus Amax merger is less than 80 percent of what the percentage interest would have been if, hypothetically, the U.S. Holder had elected to receive solely Phelps Dodge common stock in exchange for all Cyprus Amax shares owned or constructively owned by the U.S. Holder before the Phelps Dodge/Cyprus Amax merger and no consideration other than shares of Phelps Dodge common stock were received. Whether an exchange would result in a meaningful reduction depends on the particular U.S. Holder's facts and circumstances. However, the exchange should generally result in a meaningful reduction if the U.S. Holder's percentage interest in Phelps Dodge stock, immediately after the Phelps Dodge/Cyprus Amax merger (including shares owned and constructively owned), is minimal, the U.S. Holder exercises no control over corporate affairs of Cyprus Amax or Phelps Dodge, and the U.S. Holder's percentage interest in Phelps Dodge common stock is actually reduced from what the interest would have been if, hypothetically, the U.S. Holder had elected to receive solely Phelps Dodge common stock in exchange for all Cyprus Amax shares owned or constructively owned by the U.S. Holder before the Phelps Dodge/Cyprus Amax merger. In determining a U.S. Holder's interest in Phelps Dodge stock, the U.S. Holder would be deemed to own any shares of Phelps Dodge common stock owned, or constructively owned, by certain persons related to such U.S. Holder or that are subject to an option held by the U.S. Holder or a related person.

     U.S. Holders should consult their own tax advisors as to the possibility that all or a portion of any cash received in exchange for their Cyprus Amax common stock will be treated as a dividend and with respect to the consequences thereof, including the eligibility of U.S. Holders that are corporations for a dividends received deduction and treatment of the dividend as an "extraordinary dividend" under section 1059 of the Code.

  Cash received in lieu of a fractional Phelps Dodge common share

     A U.S. Holder who receives cash in lieu of a fractional share of Phelps Dodge common stock and who does not otherwise hold shares of Phelps Dodge common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is more than one year. U.S. Holders who separately hold shares of Phelps Dodge common stock should consult their own tax advisors concerning the treatment of cash received for a fractional share.

  Cyprus Amax Rights

     Because there is no specific binding authority dealing with securities such as the Cyprus Amax Rights, Shearman & Sterling expresses no view with respect to the U.S. federal income tax treatment of the Cyprus

Amax Rights becoming separately transferable apart from the Cyprus Amax shares (the date on which such event occurs being a "Cyprus Amax Distribution Date"), the redemption of the Cyprus Amax Rights or the acquisition by us of the Cyprus Amax Rights. Stockholders should consult their tax advisors as to the tax consequences of transactions with respect to the Cyprus Amax Rights.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS OF THE TRANSACTION. CYPRUS AMAX STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM.

ACCOUNTING TREATMENT

     The merger of Cyprus Amax into a subsidiary of Phelps Dodge will be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that Cyprus Amax's results of operations will be included with Phelps Dodge's from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

REGULATORY MATTERS

     Under the HSR Act, and the rules that have been promulgated thereunder (the "Rules"), some acquisitions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and some waiting period requirements have been satisfied. The acquisition of Cyprus Amax shares pursuant to Phelps Dodge's exchange offer was subject to the HSR Act. On September 10, 1999 Phelps Dodge filed with the Antitrust Division and the FTC Hart-Scott-Rodino Notification and Report Forms with respect to its offers for Asarco and Cyprus Amax. On September 24, 1999, the FTC granted Phelps Dodge early termination of the waiting periods under the HSR Act for Phelps Dodge's offers to acquire Asarco and Cyprus Amax. Federal and state antitrust enforcement agencies frequently scrutinize under the antitrust laws transactions such as Phelps Dodge's acquisition of Cyprus Amax shares pursuant to Phelps Dodge's offer. Any such agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition by Phelps Dodge of more Cyprus Amax shares or seeking divestiture of Cyprus Amax shares acquired by Phelps Dodge or divestiture of assets of Phelps Dodge and/or Cyprus Amax. Private parties may also bring legal action under the antitrust laws under some circumstances. On September 20, 1999, Asarco initiated such an action against Phelps Dodge, which is discussed above under " -- Litigation." Phelps Dodge and Cyprus Amax conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the business combination between Phelps Dodge and Cyprus Amax.

     Some large Cyprus Amax stockholders (those that would receive more than $15 million in Phelps Dodge shares or, in certain cases, more than 10% of Phelps Dodge's shares) may be required to make separate filings with the FTC and Antitrust Division under the HSR Act and the Rules in conjunction with the receipt of shares of Phelps Dodge common stock. If you must make such a filing, you will then be required to observe applicable waiting periods under the HSR Act and the Rules before receiving shares of Phelps Dodge common stock. If you are obligated to make such a filing, Phelps Dodge will hold in escrow the shares of Phelps Dodge common stock to be exchanged, pursuant to the Rules, pending expiration or early termination of the waiting period.

                                 THE COMPANIES

PHELPS DODGE CORPORATION

     Phelps Dodge Corporation is among the world's largest producers of copper, carbon black and magnet wire, and is the world's largest producer of continuous-cast copper rod. Phelps Dodge comprises two divisions: (i) Phelps Dodge Mining Company and (ii) Phelps Dodge Industries.

     - Phelps Dodge Mining Company is a business segment that includes our worldwide copper operations from mining through rod production, marketing and sales, other mining operations and investments, and worldwide mineral exploration and development programs.

     - Phelps Dodge Industries includes our specialty chemicals segment, our wire and cable segment, and, until they were sold in 1998, our wheel and rim operations.

     In 1998, Phelps Dodge Mining Company produced 874,000 tons of copper for Phelps Dodge's account from worldwide mining operations, and an additional 178,700 tons of copper for the accounts of Phelps Dodge's minority interest partners. Gold, silver, molybdenum, copper chemicals and sulfuric acid are by-products of Phelps Dodge's copper operations. Production of copper for our own account from Phelps Dodge's U.S. operations constituted approximately 33 percent of the copper mined in the United States in 1998. Much of Phelps Dodge's U.S. cathode copper production, together with additional copper purchased from others, is used to produce continuous-cast copper rod, the basic feed for the electrical wire and cable industry.

     Phelps Dodge's international mining interests include Candelaria, a major copper mine in Chile, and other operations and investments in Chile and Peru. These operations produce a variety of metals and minerals including copper, gold, silver, and zinc. Phelps Dodge also explores for metals and minerals throughout the world.

     In addition to Phelps Dodge's mining interests, Phelps Dodge produces engineered products principally for the global energy, telecommunications, transportation and specialty chemicals sectors through Phelps Dodge Industries. Specialty chemicals are produced at Columbian Chemicals Company which is among the world's largest producers of carbon black. Carbon black is a reinforcing agent in natural and synthetic rubber that increases the service life of tires, hoses, belting and other products for the rubber industry. Phelps Dodge also produces specialty carbon black for other industrial applications such as pigments for printing, coatings, plastics and other non-rubber applications.

     Phelps Dodge's wire and cable segment comprises Phelps Dodge Magnet Wire Company and its subsidiaries and Phelps Dodge International Corporation and its affiliates. This segment produces wire and cable products and specialty conductors at U.S. and international operations. Phelps Dodge Magnet Wire Company produces magnet wire and other copper products for sale principally to original equipment manufacturers for use in electrical motors, generators, transformers and other products. Phelps Dodge International Corporation manufactures telecommunication and energy cables and specialty conductors.

     Phelps Dodge employed 13,193 people on June 30, 1999.

     Phelps Dodge has its principal executive offices at 2600 North Central Avenue, Phoenix, Arizona 85004-3014 (telephone number (602) 234-8100).

CYPRUS AMAX MINERALS COMPANY


     Cyprus Amax, a Delaware corporation organized in 1969, is a major mining company engaged, directly or through its subsidiaries and affiliates, in the exploration for and extraction, processing, and marketing of mineral resources. Cyprus Amax is a leading copper producer and the world's largest producer of molybdenum. In October 1999, Cyprus Amax entered into an agreement to sell its approximately 30% interest in Kinross Gold Corporation. The sale closed on October 27, 1999. Cyprus Amax sold certain eastern and midwestern coal operations in June 1998 and sold its lithium business in October 1998. Cyprus Amax sold its remaining U.S. coal operations in June 1999. Cyprus Amax still holds its Australian coal properties. As of June 30, 1999, Cyprus Amax and its subsidiaries employed approximately 4,600 employees.


     Cyprus Amax has its principal executive offices at 9100 East Mineral Circle, Englewood, Colorado 80112 (telephone number (303) 643-5000).

                 THE PHELPS DODGE/CYPRUS AMAX MERGER AGREEMENT

     We believe this summary describes the material terms of the merger agreement. However, we recommend that you read carefully the complete agreement for the precise legal terms of the merger agreement and other information that may be important to you.

THE OFFER

     Conditions. Phelps Dodge's obligation to complete the offer was subject to the following conditions:

     - a majority of the outstanding shares of Cyprus Amax having been tendered and not withdrawn (the "Minimum Condition");

     - the approval by Phelps Dodge's stockholders of the issuance of Phelps Dodge common stock in the offer and the merger;

     - such shares of Phelps Dodge common stock having been authorized for listing on the NYSE, subject to official notice of issuance;

     - the effectiveness of the registration statement for such common stock;

     - no legal restraint such as an injunction having been in effect that would have prevented consummation of the offer;

     - no change in tax law that would have been inconsistent with the merger qualifying as a reorganization under Section 368(a) of the Code;

     - accuracy of representations and warranties of Cyprus Amax, unless failure to be accurate would not reasonably have been expected to have a material adverse effect on Cyprus Amax; and

     - compliance by Cyprus Amax in all material respects with material agreements and covenants in the merger agreement.

     Phelps Dodge had agreed that, without the prior written consent of Cyprus Amax, no change could be made to the Minimum Condition or which would have decreased the price per share of Cyprus Amax common stock payable in the offer, which would have changed the form of consideration payable in the offer, which would have reduced the maximum number of shares of Cyprus Amax common stock to be acquired in the offer, which would have imposed conditions to the offer in addition to those set forth in the merger agreement, or which would have amended any other term of the offer in any manner adverse to the holders of the Cyprus Amax common stock. Without the prior written consent of Cyprus Amax, Phelps Dodge could not waive the Minimum Condition if, as a result, Purchaser would have acquired less than a majority of the Cyprus Amax common stock outstanding.

     In accordance with these terms, when the offer expired on October 15, 1999, Phelps Dodge, through Purchaser, purchased all of the Cyprus Amax common shares validly tendered and not withdrawn.

     Consideration and Election Procedure. The merger agreement provides for the consideration that Phelps Dodge was required to pay in the offer, including election and proration procedures.

     Expiration or Termination of Amended Offer. Phelps Dodge agreed that, without the prior written consent of Cyprus Amax, Phelps Dodge would not terminate or withdraw the offer or extend the expiration date of the offer unless at the expiration date of the offer the conditions to the offer would not have been satisfied or earlier waived. If, at the expiration date of the offer, the conditions to the offer had not been satisfied or earlier waived but there had been a reasonable possibility that such conditions might be satisfied prior to March 31, 2000, Phelps Dodge would have been required to extend the expiration date of the offer for an additional period or periods of time, each of which being no longer than five business days, until the date such conditions would have been satisfied or earlier waived and Phelps Dodge would have become obligated to accept for payment and pay for shares of Cyprus Amax common stock tendered pursuant to the offer; provided, however, that if the condition to the offer relating to a material breach by Cyprus Amax had not been satisfied at the expiration date and Phelps Dodge had given notice of the breach that had caused such condition not to be satisfied, Phelps Dodge would have had no further obligation to extend the expiration date of the offer if such breach had not been cured within 30 days of such notice.

FORM OF MERGER

     If all the conditions to the merger are satisfied or waived in accordance with the merger agreement, Purchaser, a wholly owned subsidiary of Phelps Dodge, will merge with Cyprus Amax, with Purchaser surviving (the "Surviving Corporation"). As a result of the merger, the identity and separate existence of Cyprus Amax shall cease. The merger will become effective when the applicable certificate of merger is filed with the Secretary of State of the State of Delaware. It is currently anticipated that the merger will become effective during the fourth quarter of 1999.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the time the merger becomes effective,

     Conversion of Cyprus Amax Common Stock. Subject to no fractional shares being issued, each issued and outstanding share of Cyprus Amax common stock (other than shares to be canceled in accordance with the merger agreement) shall be converted into the Cyprus Stock Consideration, the Cyprus Cash Consideration or a combination thereof, determined pursuant to provisions of the merger agreement (such consideration is referred to herein as the "Merger Consideration"). If there is an excess of cash elections with respect to the offer, each outstanding share of Cyprus Amax common stock will be converted in the merger into the right to receive 0.3500 Phelps Dodge common shares (the "Cyprus Amax Stock Consideration"). If there is an excess of stock elections with respect to the offer, each outstanding share of Cyprus Amax common stock will be converted in the merger into the right to receive $20.54 net in cash, without interest (the "Cyprus Amax Cash Consideration"). If there is not an excess of cash or stock elections, each outstanding share of Cyprus Amax common stock will be converted in the merger into (i) an amount of cash equal to the Cyprus Amax Merger Cash Amount (as hereinafter defined), without interest, and
(ii) a number of shares of Phelps Dodge common stock equal to the Cyprus Amax Merger Stock Amount (as hereinafter defined). The Cyprus Amax Merger Cash Amount and the Cyprus Amax Merger Stock Amount will be determined as follows:

          1. The aggregate amount of Cyprus Amax Cash Consideration actually paid in the Offer will be subtracted from the Total Cyprus Amax Available Cash (as hereinafter defined) to determine the amount of cash available to be paid in the merger (the "Aggregate Cyprus Amax Merger Cash Consideration"). "Total Cyprus Amax Available Cash" equals (i) the number of shares of Cyprus Amax common stock exchanged in the offer plus the number of shares of Cyprus Amax common stock to be converted in the Cyprus Amax Merger, multiplied by (ii) $7.61176875.

          2. The Aggregate Cyprus Amax Merger Cash Consideration will be divided by the number of shares of Cyprus Amax common stock to be converted in the merger, to determine the amount of cash consideration to be paid in respect of each such share of Cyprus Amax common stock in the merger (the "Cyprus Amax Merger Cash Amount").

          3. The aggregate number of shares of Phelps Dodge common stock actually issued as Cyprus Amax Stock Consideration in the offer will be subtracted from the Total Cyprus Amax Available Stock (as hereinafter defined) to determine the number of shares of Phelps Dodge common stock available to be paid in the merger (the "Aggregate Cyprus Amax Merger Stock Consideration"). "Total Cyprus Amax Available Stock" equals (i) the number of shares of Cyprus Amax common stock exchanged in the offer plus the number of shares of Cyprus Amax common stock to be converted in the merger, multiplied by (ii) 0.2203.

          4. The Aggregate Cyprus Amax Merger Stock Consideration will be divided by the number of shares of Cyprus Amax common stock to be converted in the merger, to determine the number of shares of Phelps Dodge common stock to be issued in respect of each such share of Cyprus Amax common stock in the merger (the "Cyprus Amax Merger Stock Amount").

     As of the effective time of the merger, all such shares of Cyprus Amax common stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the effective time represented outstanding shares of Cyprus Amax common stock shall cease to have any rights with respect thereto, except the right to receive (x) if the Merger Consideration includes Phelps Dodge common stock, (i) Phelps Dodge certificates, (ii) certain dividends and other distributions in accordance with the merger agreement, and (iii) cash instead of fractional shares of Phelps Dodge common stock in accordance with the merger agreement, without interest, and (y) if the Merger Consideration includes cash, the appropriate cash amounts.

     Dissenting Shares. Shares of Cyprus Amax common stock that are outstanding immediately prior to the time the merger becomes effective and which are held by persons who have properly demanded appraisal for their shares in accordance with
Section 262 of the Delaware General Corporation Law shall not be converted into the right to receive the Merger Consideration. Such persons shall be entitled to receive payment of the appraised value of such shares.

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Exchange Agent. At the time the merger becomes effective, Phelps Dodge shall enter into an agreement with a bank or trust company that is reasonably satisfactory to Cyprus Amax, with which Phelps Dodge shall deposit cash and certificates representing the number of whole shares of Phelps Dodge common stock issuable pursuant to the merger agreement in exchange for outstanding shares of Cyprus Amax common stock. Soon after the completion of the merger, we will send a letter to each person who was a Cyprus Amax stockholder at the time the merger became effective. The letter will contain instructions on how to surrender Cyprus Amax stock certificates to the exchange agent and receive shares of Phelps Dodge and cash. See "-- Consideration to be Received in the Merger."

     Dividends. Holders of Cyprus Amax common stock will not be entitled to receive any dividends or other distributions payable by Phelps Dodge until they exchange their Cyprus Amax stock certificates for certificates representing shares of Phelps Dodge common stock. Once they deliver their Cyprus Amax stock certificates to the exchange agent, those stockholders will receive, subject to applicable laws, accumulated dividends and distributions, without interest.

     Fractional Shares. No fractional shares of Phelps Dodge common stock will be issued upon the surrender of certificates representing shares of Cyprus Amax common stock. No dividend or other distribution of Phelps Dodge will relate to any such fractional shares and no such fractional shares will entitle the owner thereof to any voting or other rights of a stockholder of Phelps Dodge.

     Holders of Cyprus Amax common stock otherwise entitled to fractional shares of Phelps Dodge common stock will receive a cash payment instead of such fractional shares. Following the effective time, the exchange agent will determine the excess of the number of whole shares of Phelps Dodge common stock delivered to the exchange agent by Phelps Dodge for distribution to Cyprus Amax stockholders over the aggregate number of whole shares of Phelps Dodge common stock to be distributed to Cyprus Amax stockholders. The exchange agent will then, on behalf of the former stockholders of Cyprus Amax, sell the excess shares at then prevailing prices on the New York Stock Exchange, all in the manner provided in the merger agreement.

     As soon as practicable after the determination of the amount of cash to be paid to holders of Cyprus Amax common stock with respect to any fractional share interests, the exchange agent will make available such amounts to such holders of Cyprus Amax stock subject to and in accordance with the terms of the merger agreement.

SURVIVING CORPORATION FOLLOWING THE MERGER

     Name of Surviving Corporation. The name of the Surviving Corporation from and after the effective time of the merger (the "effective time") shall be "Cyprus Amax Minerals Company" until changed or amended in accordance with applicable Law.

     - labor relations; and

     - no prior activities conducted by SubC.

     All representations and warranties of Phelps Dodge and Cyprus Amax expire at the time the merger becomes effective.

COVENANTS IN THE MERGER AGREEMENT

     The merger agreement provides that, until the merger has been completed, neither of us will take certain actions without the consent of the other party or as otherwise permitted by the merger agreement. More specifically, we have agreed to the following with respect to ourselves and, where applicable, our subsidiaries, except as otherwise permitted by the merger agreement:

     - Conduct of Operations. We will conduct our business operations according to their ordinary and usual course of business in substantially the same manner as conducted prior to the merger agreement.

     - Preserve Organizations. We will use our reasonable best efforts to preserve intact our business organizations and goodwill, keep available the services of our current officers and other key employees, and preserve our business relationships.

     - Parties to Confer. We will confer with each other and report on material operational matters and the general status of ongoing operations.

     - Notice of Certain Events. We will notify each other of certain changes or events which would have a material adverse effect on Phelps Dodge or Cyprus Amax, as the case may be.

     - Dividends and Reclassifications. We will not declare or pay any dividends on or make any distribution with respect to our outstanding shares of stock other than regular quarterly dividends on, in the case of Phelps Dodge, its common stock, and, in the case of Cyprus Amax, its common stock and preferred stock, and we will not split, combine or reclassify any shares of our capital stock.

     - Amendments to Plans. We will not enter into or amend our employee benefit plans or employment agreements, except in the ordinary course of business consistent with past practice, as otherwise provided in the merger agreement or as required by law.

     - Business Combinations; Assets. We will not enter into any business combinations, acquisitions or dispositions of material amounts of assets or securities, or release any material contract rights, in each case not in the ordinary course of business.

     - Governing Documents. We will not propose or adopt any amendments to our corporate charters or by-laws.

     - Issuance of Capital Stock. We will not issue or authorize the issuance of any shares of our capital stock of any class, except that each of us is permitted to issue shares of our common stock upon the exercise of stock options or other rights outstanding on the date of the merger agreement and in accordance with the terms of such options or other rights in effect on the date of the merger agreement.

     - Repurchase of Stock. We will not purchase or redeem any shares of our stock or any rights, warrants or options to acquire any such shares, except in the ordinary course of business in connection with employee incentive and benefit plans or arrangements in existence on the date of the merger agreement.

     - Indebtedness. We will not incur, assume or prepay any indebtedness or other material liabilities, other than indebtedness with a wholly owned subsidiary or between wholly owned subsidiaries.

     - Properties and Assets. We will not sell, lease, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice.

     - Tax Treatment. We will not take any actions that would reasonably be expected to cause the merger not to constitute transactions described in
       Section 368(a) of the Internal Revenue Code.

     - Tax Election. We will not make any material tax election or settle or compromise any material tax liability, other than in the ordinary course of business consistent with past practice. Cyprus Amax may make an election under Section 338(h)(10) of the tax code relating to the completed sale of Cyprus Amax Coal Company.

     - Agree to Take Actions. We agree not to take any of the foregoing actions or take any action which would:

      - make any of our representations or warranties contained in the merger agreement untrue or incorrect, or

      - result in any of the conditions to the merger set forth in the merger agreement not being satisfied.

     - Investigation. We have agreed that, subject to applicable laws or regulations, prior to the time the merger becomes effective we will afford one another's authorized representatives full and complete access to our properties, books, contracts, commitments and records and any document filed or received by us pursuant to applicable securities laws. Also, we will each use our reasonable best efforts to cause our representatives to furnish promptly to one another any additional information about our respective businesses and properties as the other or its duly authorized representatives may reasonably request. However, neither of us will be required to disclose information to the other that would cause significant competitive harm to the disclosing party or its affiliates if the merger is not completed. All confidential information obtained by Phelps Dodge or Cyprus Amax will be kept confidential. Confidential information will be used only in connection with consummating the transactions contemplated by the merger agreement.

STOCKHOLDER APPROVALS AND OTHER COOPERATION

     We have agreed that we will together:

     - prepare and file with the SEC, as soon as is reasonably practicable, an information statement to be sent to Cyprus Amax after the offer;

     - use our reasonable best efforts to have the information statement cleared by the SEC;

     - amend as necessary the registration statement of which this prospectus is a part;

     - as soon as is reasonably practicable, take all actions required under state blue sky or securities laws in connection with the issuance of shares of Phelps Dodge common stock in the merger;

     - promptly prepare and file stock exchange listing applications covering the shares of Phelps Dodge common stock issuable under the merger agreement and use our reasonable best efforts to obtain, prior to the time the merger becomes effective, approval for the listing of Phelps Dodge common stock, subject only to official notice of issuance;

     - cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the contemplated transactions; and

     - cooperate with one another in obtaining opinions of Shearman & Sterling, special counsel to Phelps Dodge, and Wachtell, Lipton, Rosen & Katz, special counsel to Cyprus Amax, concerning certain tax matters.

     Each of us has also agreed:

     - that Cyprus Amax will cause the information statement to be mailed to its stockholders as promptly as practicable after it is cleared by the SEC;

     - as soon as practicable following the date of the merger agreement, to duly call and hold a meeting of our respective stockholders to obtain approval of the merger and the other contemplated transactions;

     - subject to our ability to change our recommendation as described under "--No Solicitation of Alternative Takeover Proposals" below, through our boards of directors, to recommend to our respective stockholders that they approve the merger and the other contemplated transactions;

     - to use our best efforts to hold our stockholders meetings as soon as practicable after the date of the merger agreement;

     - that Phelps Dodge shall vote, or cause to be voted, all of the Cyprus Amax common stock then owned by it or any of its subsidiaries or over which it has direct or indirect voting authority in favor of the approval of the Phelps Dodge Merger and of the approval and adoption of the merger agreement; and

     - that after Purchaser has purchased shares of Cyprus Amax common stock through the offer, Phelps Dodge will be entitled to designate a number of directors on the Cyprus Amax Board that will give Phelps Dodge a percentage of representation on the Cyprus Amax Board equal to the percentage of shares of Cyprus Amax common stock that it then owns.

     - that the obligation of Phelps Dodge to obtain approvals under antitrust laws is unconditional and not qualified by best efforts.

     In addition, the merger agreement contains general covenants requiring each of us to take any further action necessary or desirable to carry out the purposes of the merger agreement and to use reasonable efforts to take all actions necessary, proper or advisable to consummate the contemplated transactions. These general requirements are limited so that neither of us will be required to undertake divestitures which would have material adverse effects on our companies.

NO SOLICITATION OF ALTERNATIVE TAKEOVER PROPOSALS

     Cyprus Amax agreed that it will not, nor will it permit any of its subsidiaries to, authorize or permit any of their respective directors, officers, employees or any representative retained by Cyprus Amax or any of its subsidiaries to, directly or indirectly through another person:

     - solicit, initiate or encourage (whether by furnishing information or otherwise), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes or reasonably could be expected to lead to any Takeover Proposal (as defined below), or

     - participate in any discussions or negotiations regarding any Takeover Proposal.

     A "Takeover Proposal" means, other than the transactions contemplated by the merger agreement,

     - any inquiry, proposal or offer, or any improvement, restatement, amendment, renewal or reiteration of any such inquiry, proposal or offer, from any person relating to any direct or indirect acquisition of a business or equity securities of a Cyprus Amax or any of its subsidiaries,

     - any tender offer or exchange offer that if consummated would result in any person beneficially owning any class of equity securities of Cyprus Amax or any of its subsidiaries or

     - any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Cyprus Amax or any of its subsidiaries,

     Except as provided in the next two paragraphs, neither the board of directors of Cyprus Amax nor any committee of such board will do any of the following:

     - withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by the board of director or any committee, of the merger or the merger agreement,

     - approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or

     - cause Cyprus Amax to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

     However, if the board of directors of Cyprus Amax receives a Takeover Proposal and the board of directors of Cyprus Amax determines in good faith, after consultation with outside counsel and its financial advisor that such Takeover Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and would, if consummated, result in a transaction more favorable to Cyprus Amax shareholders than the transaction contemplated by the merger agreement, the board of directors of Cyprus Amax may (x) take any of the actions described above or (y) terminate the merger agreement (and concurrently with or after such termination, if it so chooses, cause Cyprus Amax to enter into any acquisition agreement with respect to any Takeover Proposal) but only after the fifth business day following Phelps Dodge's receipt of written notice advising Phelps Dodge that the board of directors of Cyprus Amax is prepared to accept a Takeover Proposal, specifying the material terms and conditions of such Takeover Proposal and identifying the person making such Takeover Proposal.

     Notwithstanding any subsequent determination by the Board of Directors of Cyprus Amax to change such recommendation, the merger agreement shall be submitted to the stockholders of Cyprus Amax at the Cyprus Amax stockholder meeting for the purpose of obtaining the Cyprus Amax stockholder approval and nothing contained in the merger agreement shall be deemed to relieve Cyprus Amax of such obligation.

     The merger agreement does not prohibit us

     - from taking and disclosing to our respective shareholders a position with respect to a tender offer required by law, or

     - from making any disclosure to our respective shareholders if, in the good faith judgment of the board of directors, after consultation with outside counsel, failure to disclose would be inconsistent with its obligations under applicable law.

     Each of us has agreed to notify promptly the other party orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal, and will keep the other party reasonably informed of the status and details of any such request or proposal.

STOCK OPTIONS AND OTHER STOCK-BASED AWARDS

     Simultaneously with the merger, each outstanding option to purchase Cyprus Amax common stock and related stock appreciation right (SAR), if any, will be converted into an option (together with an SAR, if applicable) to acquire the number of shares of Phelps Dodge common stock equal to the number of shares of Cyprus Amax common stock which could have been obtained upon the exercise of the option immediately prior to the time the merger becomes effective multiplied by the Cyprus Amax Stock Consideration.

     In the case of an option to purchase Cyprus Amax common stock, the exercise price per share of Phelps Dodge common stock will be adjusted to equal the exercise price for such option as in effect immediately prior to the time the merger becomes effective divided by the Cyprus Amax Stock Consideration. Phelps Dodge will assume the obligations of Cyprus Amax with respect to such options. Phelps Dodge will assume the obligations of Cyprus Amax under their respective option plans and, except as described above, the terms of such options (and
SARs) shall continue to apply in accordance with the terms of the plans and agreements under which they were issued, including any provisions for acceleration.

     Simultaneously with the merger, each outstanding award (including restricted stock, performance units, shares units and performance shares) under any employee incentive or benefit plan or arrangement and non-employee director plan presently maintained by Cyprus Amax will be converted into a similar instrument of Phelps Dodge, with appropriate adjustments to preserve the inherent value of the awards with no detrimental effects on the holders. The other terms of each award will continue to apply, including any provisions which the restrictions will have lapsed on or prior to the time the merger becomes effective, shares of such previously restricted stock will be converted in accordance with the conversion provisions applicable to other shares of common stock.

     Following the completion of the business combination, Phelps Dodge will reserve for issuance and delivery a sufficient number of shares of Phelps Dodge common stock upon the exercise of any Cyprus Amax stock options.

BENEFITS MATTERS

     It is the intention of the parties that for a period of one year following the completion of the business combination, Phelps Dodge will maintain the employee benefit plans of Cyprus Amax generally in accordance with its terms in effect at the completion of the business combination, with only amendments that are required by applicable law or permitted by the terms of that agreement, and which do not adversely affect the rights of participants under such agreement. In addition, following the completion of the business combination, Phelps Dodge will guarantee the performance of certain existing employment agreements and benefit plans of Cyprus Amax.

     Phelps Dodge has also agreed that it will

     - waive any limitations regarding pre-existing conditions and eligibility waiting periods under any welfare or employee benefit plan maintained by Cyprus Amax following the completion of the business combination;

     - provide employees of Cyprus Amax with credit for any co-payments and deductibles paid in the calendar year prior to the completion of the business combination; and

     - generally, treat all service by employees of Cyprus Amax prior to the completion of the business combination as service with Phelps Dodge under all compensation and benefit plans and policies of Cyprus Amax.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     Phelps Dodge has agreed that all exculpation and indemnification provisions now existing in favor of the current or former directors or officers of Cyprus Amax as provided in its charter or bylaws or in any agreement will survive the business combination. Phelps Dodge has agreed that, for six years from the time the business combination becomes effective, it will indemnify such indemnified parties to the same extent as they were entitled while working on behalf of Cyprus Amax.

     Phelps Dodge has also agreed that, for three years from the time the business combination becomes effective, it will maintain in effect Cyprus Amax's current directors' and officers' liability insurance policies for those persons who are currently covered by the policies. However, Phelps Dodge will not be required to expend in any one year more than 150% of the annual premiums currently paid by Cyprus Amax. If the annual premiums of such insurance coverage exceed the 150% limit, Phelps Dodge only will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the limit. Phelps Dodge is entitled to meet its obligations under this paragraph by covering the relevant persons under its own insurance policies.

LITIGATION

     Prior to the effective time of the merger, each of the parties will terminate all litigation commenced against the other in connection with the business combination and the Phelps Dodge exchange offer for Cyprus Amax shares. Each party will also use its reasonable best efforts to have lawsuits commenced by third parties in connection with those transactions to be dismissed with prejudice.

CONDITIONS PRECEDENT TO THE MERGER

     The merger agreement contains certain conditions to both parties, obligations to complete the merger. Neither party will be obligated to complete the business combination unless at or prior to the time the business combination becomes effective:

     - Stockholder Approval. The approval of the stockholders of Phelps Dodge and Cyprus Amax have been obtained in accordance with applicable law.

     - Legality. No statute, rule, regulation, executive order, decree, ruling or injunction by any tribunal or governmental authority prohibits the consummation of the merger substantially on the terms contemplated by the merger agreement.

     - Acceptance of Shares. Purchaser shall have accepted for exchange all shares of Cyprus Amax common stock validly tendered and not withdrawn pursuant to the offer; provided, however, that this condition shall not be applicable to the obligations of Purchaser if, in breach of the merger agreement, Purchaser fails to accept for exchange and exchange any such shares validly tendered and not withdrawn pursuant to such offer.

TERMINATION

     The merger agreement may be terminated at any time prior to the time the merger becomes effective, in any of the following circumstances:

     - by our mutual written consent;

     - by either of us if, without fault of either terminating party, the purchase of Cyprus Amax common stock pursuant to the offer has not occurred on or before March 31, 2000, which date can be extended by mutual written consent;

     - by either of us if the offer expires or is terminated or withdrawn without any Cyprus Amax common stock being purchased; or

     - by either of us if a court or governmental body has issued an order (other than a temporary restraining order) enjoining or prohibiting the purchase of Cyprus Amax common stock pursuant to the offer or the merger, if such order has become final and nonappealable, so long as the party seeking to terminate has used its reasonable best efforts to remove or lift such order; or a statute, rule, regulation, order, injunction or decree has been enacted, entered or promulgated which prohibits or makes illegal the consummation of the merger substantially on the terms contemplated by the merger agreement, and which order, injunction, or decree has become final and nonappealable; or there shall have been a failure to obtain any required consent or approval under foreign laws or regulations which would prohibit consummation of the offer or the merger or would have a material adverse effect on Phelps Dodge or Cyprus Amax;

     - by the Phelps Dodge board of directors, at any time prior to the purchase of any shares of Cyprus Amax common stock pursuant to the offer, if (i) the Board of Cyprus Amax or any committee thereof shall have withdrawn or modified in a manner which is adverse to Phelps Dodge its approval or recommendation of the offer or the merger agreement, (ii) the Cyprus Amax board shall have recommended another Takeover Proposal, (iii) there is a public disclosure of another Takeover Proposal and the Minimum Tender Condition is not satisfied, or (iv) the representations and warranties of Cyprus Amax are not correct as of the date of this prospectus and as of the expiration date of the offer as though made on and as of the date of this prospectus and the expiration date of the offer except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cyprus; and Cyprus shall have performed or complied in all material respects with all the material agreements and covenants required by this Agreement and such condition is not satisfied within 30 days of notice;

     - by Cyprus Amax, at any time prior to the acceptance for payment shares of Cyprus Amax common stock under the offer if there is a material breach of any of Phelps Dodge's representations, warranties or covenants contained in the agreement which is not cured within 10 days of notice; and

     - by Cyprus Amax in accordance with the provisions described under the caption "-- No Solicitation of Alternative Takeover Proposals"; provided that Cyprus Amax shall have complied with all provision of such section and shall have paid the termination fee described below to Phelps Dodge.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some executive officers of Cyprus Amax and members of the Cyprus Amax board of directors have interests in the Phelps Dodge/Cyprus Amax merger that are different from, or in addition to, the interests of stockholders generally. Several executive officers of Cyprus Amax, including one former officer who is also a director (Mr. Ward), have employment or severance agreements and are or may become entitled to specific benefits under employee benefit plans as a result of the Phelps Dodge/Cyprus Amax merger. Each of the employee-directors and employees who are former directors of Cyprus Amax may be entitled to receive compensation if the Phelps Dodge/Cyprus Amax merger is completed. The Cyprus Amax board of directors was aware of and discussed these potentially conflicting interests when it approved the Phelps Dodge/Cyprus Amax merger.

CYPRUS AMAX EMPLOYMENT ARRANGEMENTS

     Change of control severance agreements are in effect between Cyprus Amax and seven of its executive officers, including Messrs. Malys, Clevenger, Philip
C. Wolf and John Taraba, and one of its former executive officers (Mr. Ward).

     Under the change of control severance agreements, if, during the three-year period following a change of control, the employment of a covered executive is terminated by Cyprus Amax other than for cause or due to death or disability, or employment is terminated by the covered executive for good reason (including a termination for any reason during the 30-day period following the first anniversary of a change of control, other than in the case of Mr. Taraba and two of the three other executive officers), the covered executive will be entitled to receive a cash severance payment consisting of the following amounts:

     - a pro rata annual bonus through the date of termination, based on the higher of (1) the target annual bonus for the year prior to the change of control and (2) the annual bonus earned in the most recent fiscal year following the change of control (the "highest annual bonus") and, in the case of Mr. Taraba and two of the three other executive officers, based on the target annual bonus for the year prior to the change of control (the "target annual bonus"), plus

     - three times (two times in the case of one of the other executive officers) the sum of the covered executive's base salary and the highest annual bonus (target annual bonus in the case of Mr. Taraba and two of the three other executive officers).

     The change of control severance agreements also provide for the payment of any unpaid amounts due the executive under other benefit plans of Cyprus Amax and any employment agreements between Cyprus Amax and the executive, but not for duplicate benefits. If any amounts payable to the executives under the change of control severance agreements or otherwise would be subject to the excise tax under section 4999 of the U.S. tax code, an additional payment will be made so that after the payment of all income and excise taxes, the covered executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed. However, if the executive would not receive a net after-tax benefit of at least $50,000 after making these additional payments, no additional payments will be made on account of the excise tax, and, instead, the payments otherwise due to the covered executive will be reduced as necessary to prevent the application of the excise tax.

     The transactions contemplated by the Phelps Dodge/Cyprus Amax merger agreement will constitute a change of control within the meaning of the change of control severance agreements. Mr. Ward's employment was terminated on October 21, 1999. The cash severance payment (as described above) payable to Mr. Ward is $8,029,445. Assuming the Phelps Dodge/Cyprus Amax merger occurs on November 30, 1999, if the employment of Messrs. Malys, Clevenger, Wolf and Taraba were to be terminated immediately following the effective time of the merger, the estimated amounts of the cash severance payments (as described above) payable to each of these executive officers would be $1,932,958; $1,969,250; $1,458,500; and
$1,122,975, respectively. Assuming the Phelps Dodge/Cyprus Amax merger occurs on November 30, 1999, if the employment of the three other executive officers were to be terminated immediately following the effective time of the merger, the estimated aggregate amount of the cash severance payments (as described above) payable to these executive officers as a group would be $2,608,458.

     Employment agreements are also in effect between Cyprus Amax and each of Messrs. Ward, Malys, Clevenger, Wolf and Taraba. Pursuant to Mr. Ward's employment agreement, if his employment is terminated by Cyprus Amax other than due to breach of covenant, or by Mr. Ward for good reason, he will be entitled to receive a payment equal to his salary and bonus through December 31, 2000, plus the actuarial equivalent of the retirement benefits under the Cyprus Amax retirement plans calculated as if he had remained employed through December 31, 2000. Mr. Ward's employment was terminated on October 21, 1999. The additional retirement benefit payable pursuant to the terms of Mr. Ward's employment agreement is $7,058,907. Pursuant to the employment agreements with each of Messrs. Malys, Clevenger, Wolf and Taraba, if the employment of the executive is terminated by Cyprus Amax other than for cause, or by the executive for good reason, the executive will be entitled to receive a payment equal to the accrued benefit under the Cyprus Amax retirement plans calculated as if the executive had remained employed until the date he would have first been eligible to receive an immediately payable retirement benefit (but for no less than an 18-month period). The factors and assumptions used to calculate these amounts vary over time; however, based on reasonable factors and assumptions and assuming the Phelps Dodge/Cyprus Amax merger occurs on November 30, 1999, if the employment of Messrs. Malys, Clevenger, Wolf and Taraba were to be terminated immediately following the effective time of the merger, the estimated amounts of the additional retirement benefits payable pursuant to the terms of the employment agreements to each of these executive officers is $490,900, $1,024,300, $676,600, and $513,300, respectively. In addition, the employment agreements provide that Mr. Ward and these executives will be entitled to receive retiree welfare benefit coverage and outplacement services. The payments under the employment agreements may not duplicate any amounts payable under the change of control severance agreements.

OTHER CYPRUS AMAX PLANS

  CYPRUS AMAX SUPPLEMENTAL RETIREMENT PLANS

     The completion of the exchange offer by Phelps Dodge resulted in a change of control under the Cyprus Amax supplemental retirement plan, pursuant to which participants became entitled to receive immediately, unless otherwise elected by the participant, the actuarial equivalent of a participant's vested accrued benefit under the plan. The completion of the exchange offer by Phelps Dodge also resulted in a change of control under the Cyprus Amax full retirement benefit plan, pursuant to which benefits under the plan fully vested and participants became entitled to receive, unless otherwise elected by the participant, the actuarial equivalent of the participant's benefit under the plan computed as of the date of the change of control.

  CYPRUS AMAX STOCK-BASED RIGHTS

     Any option or stock appreciation right to acquire shares of Cyprus Amax stock that is not exercised before the completion of the Phelps Dodge/Cyprus Amax merger will be converted into an option to purchase or right with respect to the number of shares of Phelps Dodge common stock equal to 0.3500 Phelps Dodge common shares times the number of shares of Cyprus Amax common stock which would have been obtained upon the exercise of the option immediately prior to the time the Phelps Dodge/Cyprus Amax merger becomes effective.

     The completion of the exchange offer by Phelps Dodge resulted in a change of control under Cyprus Amax's stock-based plans, pursuant to which unvested stock options became fully vested and exercisable and all restrictions (including all performance goals) on restricted stock awards lapsed or were considered to be earned in full. In addition, pursuant to one of the Cyprus Amax stock-based plans, upon the change of control of Cyprus Amax, each participant became entitled to the immediate payment of the deferred cash incentive award, to be used as a tax reimbursement, that was granted in connection with restricted stock awarded under the plan. In connection with such change of control:

     - the estimated number of shares of Cyprus Amax common stock underlying awards of stock options held by Messrs. Ward, Malys, Clevenger, Wolf and Taraba and the three other executive officers as a group that vested as a result of such change of control is 1,241,667; 185,000; 187,500; 124,000;
       73,000; and 191,000, respectively;

     - the estimated number of shares of Cyprus Amax restricted stock held by Messrs. Ward, Malys, Clevenger, Wolf and Taraba and the three other executive officers as a group that became free of restrictions as a result of such change of control is 350,000; 114,850; 104,460; 70,798;
       49,900; and 109,223, respectively; and

     - the estimated aggregate number of shares of Cyprus Amax common stock underlying stock options held by nonemployee directors and former directors that will vest as a result of the Cyprus Amax merger is 27,000.

                            INDEMNITY AND INSURANCE

     The Phelps Dodge/Cyprus Amax merger agreement requires Phelps Dodge to provide officers and directors of Cyprus Amax with liability insurance arrangements that are at least comparable to those in effect at the time the merger agreement was signed for a period of three years following the business combination. Phelps Dodge will not be required to expend in any one year more than 150% of the annual premiums currently paid by Cyprus Amax. If the annual premiums of such insurance coverage exceed the 150% limit, Phelps Dodge only will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the limit. Phelps Dodge is entitled to meet these obligations by covering the relevant persons under its own insurance policies.

     The Phelps Dodge/Cyprus Amax merger agreement also requires Phelps Dodge to indemnify officers and directors of Cyprus Amax to the fullest extent permitted by applicable law, and to the same extent that they were indemnified while working on behalf of Cyprus Amax, for a period of six years following the business combination. See "The Phelps Dodge/Cyprus Amax Merger
Agreement -- Indemnification; Directors' and Officers' Insurance."

                        RELATIONSHIPS WITH PHELPS DODGE

     Shares of Apache Nitrogen Products, Inc. are held 49.2% by Phelps Dodge, and 11.42% by Cyprus Miami Mining Corporation and 0.66% by Cyprus Mines Corporation, both subsidiaries of Cyprus Amax. Apache Nitrogen has contracts with several affiliates of Cyprus Amax, including the shareholders of Apache Nitrogen and Cyprus Sierrita Corporation, Cyprus Bagdad Copper Corporation, Cyprus Tohono Corporation and Cyprus Mineral Park Corporation, for the sale of ANFO, an explosive mixture. Sales to Phelps Dodge annually range from $16-17 million, and sales to Cyprus Amax annually range from $6-8 million.

     Phelps Dodge and Cyprus Amax are parties to a loan agreement, dated as of October 22, 1999, pursuant to which Cyprus Amax agreed to lend to Phelps Dodge $175 million at an interest rate of 6% per annum. The loan matures on December 15, 1999.

                          MARKET PRICES AND DIVIDENDS

     Phelps Dodge common shares are listed and principally traded on the NYSE under the symbol "PD". Cyprus Amax common shares are listed and principally traded on the NYSE under the symbol "CYM". The following table sets forth, for the periods indicated, (1) the high and low last reported prices per Phelps Dodge share and Cyprus Amax share, in each case as reported on the New York Stock Exchange Composite Transaction Tape; and (2) the cash dividends per Phelps Dodge share and Cyprus Amax share.


                                                    PHELPS DODGE COMMON STOCK            CYPRUS AMAX COMMON STOCK
                                                 --------------------------------    ---------------------------------
                                                 HIGH         LOW        DIVIDEND    HIGH         LOW         DIVIDEND
                                                 ----         ---        --------    ----         ---         --------
1997
First Quarter..................................  $79          $68         $0.50      $24 7/8      $21 1/4      $0.20
Second Quarter.................................   89 5/8       70 1/4      0.50       26 3/8       21 5/8       0.20
Third Quarter..................................   87 15/16     75 1/16     0.50       26 13/16     22 3/8       0.20
Fourth Quarter.................................   79 13/16     59 7/8      0.50       25           14 7/16      0.20
1998
First Quarter..................................  $69 1/4      $58 1/16    $0.50      $17 7/8      $14          $0.20
Second Quarter.................................   71 3/4       56 1/8      0.50       17 7/8       13           0.20
Third Quarter..................................   62 9/16      43 7/8      0.50       13 13/16      9 3/16      0.20
Fourth Quarter.................................   61 3/4       49 9/16     0.50       14 3/8        9           0.20
1999
First Quarter..................................  $61 5/16     $41 7/8     $0.50      $13 1/8      $ 9 3/8      $0.20
Second Quarter.................................   70 5/8       48 7/8      0.50       16 1/16      11 3/8       0.05
Third Quarter..................................   66 3/4       55 1/16     0.50       19 5/8       12 7/8       0.05
Fourth Quarter (through October 28)............   58 7/8       53                     20 7/16      19 1/8       0.05


     On August 19, 1999, the last full trading day before Phelps Dodge publicly announced its proposal to combine with Cyprus Amax, the reported high, low and closing prices per Phelps Dodge common share and Cyprus Amax common share were as follows:

                                                              HIGH          LOW        CLOSE
                                                              ----          ---        -----
Phelps Dodge................................................  58 15/16      57 11/16   58 9/16
Cyprus Amax.................................................  14 1/2        13 1/2     14 1/2


     On October 28, 1999, the most recent practicable date prior to the filing of this Information Statement, the reported closing prices per Phelps Dodge common share and Cyprus Amax common share were as follows: $55 1/8 and $19 3/16, respectively.


     WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR PHELPS DODGE AND CYPRUS AMAX COMMON SHARES.

                            PHELPS DODGE CORPORATION
                       SELECTED HISTORICAL FINANCIAL DATA


     The following is a summary of selected consolidated financial data of Phelps Dodge for each of the years in the five-year period ended December 31, 1998 and the six-month periods ended June 30, 1999 and 1998. This information is derived from the selected audited financial data of Phelps Dodge contained in Phelps Dodge's Annual Report on Form 10-K for the year ended December 31, 1998 and from the unaudited financial statements of Phelps Dodge contained in Phelps Dodge's Quarterly Report on Form 10-Q for the period ended June 30, 1999, which are incorporated by reference herein, and from Phelps Dodge's Quarterly Report on Form 10-Q for the period ended June 30, 1998. See "Incorporation of Certain Documents by Reference" on page 65. You should read this summary together with these financial statements and their accompanying notes.


                                   AT OR FOR THE
                                    SIX MONTHS
                                  ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                                 -----------------     --------------------------------------------------
                                  1999       1998       1998       1997       1996       1995       1994
                                 ------     ------     ------     ------     ------     ------     ------
                                                  (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
  INCOME STATEMENT DATA
  Sales........................  $1,354     $1,593     $3,063     $3,914     $3,787     $4,185     $3,289
  Operating income (loss)......     (27)(a)    348(b)     423(c)     611(d)     713(e)   1,101(f)     400(g)
  Earnings (loss) before
    minority interests.........     (61)       208        199        414        478        760        279
  Minority interests...........      --         (4)        (8)        (5)       (16)       (13)        (8)
  Net earnings (loss)..........     (61)       204        191        409        462        747        271
  Net earnings (loss) per
    Common Share:
    -- Basic...................  $(1.04)    $ 3.49     $ 3.28     $ 6.68     $ 7.02     $10.72     $ 3.84
    -- Diluted.................  $(1.04)    $ 3.48     $ 3.26     $ 6.63     $ 6.98     $10.66     $ 3.82
  Cash dividend per Common
    Share......................  $ 1.00     $ 1.00     $ 2.00     $ 2.00     $ 1.95     $ 1.80     $ 1.69
  BALANCE SHEET DATA
  Cash and marketable
    securities.................  $  144     $  336     $  222     $  158     $  470     $  609     $  287
  Working capital..............     196        516        329        350        736        950        558
  Total assets.................   4,902      5,061      5,037      4,965      4,816      4,646      4,134
  Stockholder's Equity.........   2,373      2,621      2,587      2,510      2,756      2,678      2,188
  OTHER FINANCIAL DATA
  Book value per common
    share......................  $40.91     $44.66     $44.68     $42.81     $42.59     $39.04     $30.95
  Debt as a % of
    capitalization(h)..........   30.5%      26.6%      27.6%      27.7%      18.8%      20.2%      23.6%
  Cash provided from operating
    activities.................  $   46     $  109     $  378     $  765     $  838     $  959     $  543

---------------
(a) Includes non-recurring restructuring charges of $83.0.

(b) Includes before-tax gain of $186.1 from the disposition of a 90 percent interest in Accuride Corporation.

(c) Includes before-tax gain of $198.7 from the disposition of the 100 percent interest in Accuride Corporation and a non-recurring, before-tax provision of $7.8 for curtailments and indefinite closures primarily at Phelps Dodge Mining Company.

(d) Includes $45.9 charge primarily for additional provisions of $23.0 for estimated future costs associated with environmental matters and $19.1 for a voluntary early retirement program.

(e) Includes reclamation reserves of $10.0 for the court-ordered rescission of a 1986 sale of property in Maspeth, New York, by the Corporation to the United States Postal Service.

(f) Includes before-tax gain of $26.8 from the disposition of a Phelps Dodge Industries' operating facility.

(g) Includes $98.7 charge for environmental costs and a before-tax loss of $59.0 for the disposition of certain operating facilities and mining properties.

(h) Total capitalization includes Debt, Minority Interest and Stockholders' Equity.

                          CYPRUS AMAX MINERALS COMPANY
                       SELECTED HISTORICAL FINANCIAL DATA


     The following is a summary of selected consolidated financial data of Cyprus Amax for each of the years in the five-year period ended December 31, 1998 and the six-month periods ended June 30, 1999 and 1998. This information is derived from the Form S-4 Registration Statement filed by Asarco Cyprus Incorporated in connection with the proposed Asarco-Cyprus Amax merger. This information is only a summary and should be read together with the financial statements and accompanying notes contained in Cyprus Amax's Annual Report on Form 10-K for the year ended December 31, 1998, Cyprus Amax's Quarterly Report on Form 10-Q for the period ended June 30, 1999 and Cyprus Amax's Quarterly Report on Form 10-Q for the period ended June 30, 1998. See "Incorporation of Certain Documents by Reference" on page 65.


                                        AT OR FOR THE
                                          SIX MONTHS
                                        ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                       ----------------    ----------------------------------------------
                                        1999      1998      1998      1997      1996      1995      1994
                                       ------    ------    ------    ------    ------    ------    ------
                                                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA(a)
Revenue..............................  $  561    $  870    $1,661    $1,978    $1,584    $1,908    $1,540
Operating income (loss)..............     (13)       18        52       249        63       485       202
Income (loss) from Continuing
  Operations(b)......................     (77)      (53)     (134)       89        15       367       104
Net Income (loss)(c).................     (74)      (32)      (75)       69        77       124       175
Earnings (loss) per Common Share:
  Income (loss) from Continuing
    Operations(b)....................  $(0.95)   $(0.67)   $(1.65)   $ 0.76    $(0.04)   $ 3.75    $ 0.92
  Net earnings (loss)(c).............  $(0.92)   $(0.44)   $(1.02)   $  .54    $ 0.62    $ 1.13    $ 1.69
Cash Dividend per Common Share.......  $ 0.25    $ 0.40    $ 0.80    $ 0.80    $ 0.80    $ 0.80    $ 0.90
BALANCE SHEET DATA
Cash and Cash Equivalents............  $1,275    $  180    $  353    $  250    $  193    $  191    $  139
Working capital......................     970       232       250       297       304       292       423
Total assets.........................   4,746     5,441     5,341     6,459     6,786     6,196     5,407
Long-Term Debt and Capital Lease
  Obligations........................   1,525     1,791     1,718     2,202     2,554     1,877     1,391
Stockholders' Equity.................   2,059     2,264     2,157     2,330     2,360     2,365     2,329
OTHER FINANCIAL DATA
Book Value Per Common Share..........  $20.17    $22.21    $21.32    $22.99    $23.43    $23.62    $23.39
Long-Term Debt/Total
  Capitalization(d)..................   42.3%     43.8%     43.9%     46.9%     50.4%     42.6%     37.4%
Net Long-Term Debt/Total
  Capitalization(d)(e)...............   10.7%     41.2%     38.4%     44.0%     48.4%     40.0%     34.9%
Cash Provided by Operating
  Activities.........................  $   47    $  129    $  237    $  481    $  440    $  675    $  110

---------------
(a) The Cyprus Amax historical consolidated income statement data has been restated to reflect the Domestic Coal Division as a Discontinued Operation due to its sale effective June 30, 1999.

(b) Income (loss) from Continuing Operations reflects net after-tax copper charges of $94 for environmental remediation liabilities and write-downs, net after-tax gains of $123 from the sale of the lithium business, an Oakbridge coal mine in Australia, and real estate, a net after-tax charge of $22 for legal settlements, a net after-tax charge of $37 for Cyprus Amax's share of the Kinross asset impairment and the sale by Kinross of the pre-merger Amax Gold hedging portfolio, and an after-tax charge of $4 for various special items in 1998; an after-tax charge of $13 for the write-down of Oakbridge's Clarence mine in Australia, favorable tax adjustments of $38, an after-tax gain of $19 on the sale of Kubaka to Amax Gold, and an after-tax charge of $5 for the costs of redeeming the 9 7/8% Notes in 1997; an after-tax charge of $74 for environmental remediation liabilities, costs to temporarily close a copper mine, the write-down of the net assets of the Guanaco gold mine, and an unrelated favorable tax adjustment for Amax Gold in 1996; an after-tax charge of $4 to write-down assets of an Oakbridge mine in Australia in 1995; and an after-tax gain of $21 for various special items in 1994.

(c) Discontinued Operations for the six months ended June 30, 1999 included earnings from the domestic coal business of $16 after-tax and a $13 after-tax loss on the sale of the coal assets. In addition, for the six months ended June 30, 1998 and for the years 1994 through 1998, the results have been restated to reflect the Domestic Coal Division as a discontinued operation. Discontinued

                                              (footnotes continued on next page)

    Operations included for the six months ended 1998 after-tax earnings of $21; after-tax earnings of $59 that reflects a loss on the sale of certain eastern and midwestern coal properties of $12 and favorable legal settlements of $5 for 1998; after-tax loss of $20 that reflects charges of $66 for write-downs for 1997; after-tax earnings of $62 for 1996; after-tax loss of $243 that reflects a charge of $334 for the write-down of certain coal assets and provisions for associated liabilities for 1995; and after-tax earnings of $62 that reflects a write-down of $8 for the Orchard Valley mine for 1994. Also in 1994 Discontinued Operations included income from the Oil and Gas business for the first quarter of 1994 of $7 after-tax and a $2 after-tax gain on the sale of Cyprus Amax-owned oil and gas assets.

(d) Total Capitalization includes Debt and Capital Lease Obligations, Minority Interest and Stockholders' Equity.

(e) Net Long-Term Debt includes Long-term debt less Cash and Cash Equivalents.

                           COMPARATIVE PER SHARE DATA


     The following table presents historical per common share information for Phelps Dodge and Cyprus Amax, and the pro forma and equivalent pro forma per common share data giving effect to the combination of Phelps Dodge and Cyprus Amax, for the six months ended June 30, 1999 and the year ended December 31, 1998. The pro forma combined per share information does not purport to represent what the combined financial position or results of operations would actually have been if the combination had occurred at January 1, 1998, nor is it necessarily indicative of Phelps Dodge's future consolidated results of operations or financial position. The information tabled below should be read in conjunction with the historical financial statements of the combining corporations incorporated by reference in this Information Statement, the "Selected Historical Financial Data" of Phelps Dodge and Cyprus Amax on pages 39 through 41 and the "Unaudited Pro Forma Combined Financial Information" on page 43.


                                                            SIX MONTHS
                                                               ENDED           YEAR ENDED
                                                           JUNE 30, 1999    DECEMBER 31, 1998
                                                           -------------    -----------------
Per common share
  Historical:
     Phelps Dodge
       Book value(1).....................................     $40.91             $44.68
       Net income(loss)
          Basic..........................................      (0.98)              3.28
          Diluted........................................      (0.98)              3.26
       Cash dividends....................................       1.00               2.00
     Cyprus Amax
       Book value(1).....................................      20.17              21.32
       Net income(loss) from continuing operations
          Basic..........................................      (0.95)             (1.65)
          Diluted........................................      (0.95)             (1.65)
       Cash dividends....................................       0.25               0.80
  Pro forma:
     Combined Phelps Dodge and Cyprus Amax
       Book value(1).....................................      44.56              48.24
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (1.85)              0.33
       Cash dividends(2).................................       1.00               2.00
     Cyprus Amax Equivalent(3)
       Book value(1).....................................      15.60              16.88
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.65)              0.12
       Cash dividends....................................       0.35               0.70

-------------------------
(1) Book value per share is determined as at June 30, 1999 and December 31, 1998.

(2) Pro forma combined cash dividends per share of Phelps Dodge common stock reflect Phelps Dodge's historical dividend rate per share declared in the periods presented.

(3) Pro forma combined equivalent per share of Cyprus Amax common stock reflects the pro forma combined per share of Phelps Dodge's common stock amount multiplied by the exchange ratio of 0.3500 shares of Phelps Dodge stock for each share of Cyprus Amax.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Combined Financial Information is derived from the historical consolidated financial statements of Phelps Dodge and Cyprus Amax. The Unaudited Pro Forma Combined Financial Information is prepared using the purchase method of accounting, with Phelps Dodge treated as the acquirer and as if the transaction had been completed as of January 1, 1998, for statement of operations purposes and on June 30, 1999, for balance sheet purposes.

     The Unaudited Pro Forma Combined Financial Information is based upon the historical financial statements of Phelps Dodge and Cyprus Amax adjusted to give effect to the proposed business combination. The pro forma assumptions and adjustments for each transaction scenario are described in the accompanying notes presented on the following pages. The assumptions and related pro forma adjustments have been developed from information from the December 31, 1998, Form 10-K filing and June 30, 1999, Form 10-Q filing of Cyprus Amax, the Form 8-K filing dated June 30, 1999, of Cyprus Amax, the merger agreement among Phelps Dodge, CAV Corporation and Cyprus Amax dated September 30, 1999 (the "Cyprus Merger Agreement") and the Form S-4 registration statement of Asarco Cyprus Incorporated filed on August 20, 1999 in connection with the proposed Asarco-Cyprus Amax Merger. Such pro forma adjustments have been included only to the extent known and reasonably available.

     Phelps Dodge has agreed to combine its business with Cyprus Amax pursuant to the Cyprus Merger Agreement. Upon the October 15, 1999 expiration of the Phelps Dodge offer to acquire Cyprus Amax common shares, approximately 81.5 million, or 89.6%, of the Cyprus Amax common shares outstanding were purchased by Phelps Dodge. Phelps Dodge has the right and obligation to acquire the remaining Cyprus Amax common shares outstanding pursuant to the Cyprus Merger Agreement. Accordingly, the Unaudited Pro Forma Combined Financial Information reflects the purchase by Phelps Dodge of all outstanding Cyprus Amax common shares. Phelps Dodge has not had an opportunity to complete due diligence procedures. Such information and procedures may provide Phelps Dodge with additional information that could materially affect the purchase price paid for the acquisition of Cyprus Amax, the purchase price allocation and, accordingly, the assumptions and pro forma adjustments. Identified factors which may have a significant impact on the basis and results of the combination are described in
Note 2 of the accompanying notes to the Unaudited Pro Forma Combined Balance Sheet and Combined Statements of Operations.

     Furthermore, the ultimate determination of the purchase price paid for the acquisition of Cyprus Amax may change significantly from the current estimate. For the purpose of this Unaudited Pro Forma Combined Financial Information, the purchase price has been estimated based upon the market price of $53.5625 for each Phelps Dodge common share, that being the closing market price at October 5, 1999. The final purchase price will be based largely upon the average market price of Phelps Dodge common stock at the earlier of the dates the combination is announced or consummated between Phelps Dodge and Cyprus Amax. As a result of these uncertainties, the final determination and allocation of purchase price may differ from the amounts assumed in this Unaudited Pro Forma Combined Financial Information and those differences may be material.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the acquisition of Cyprus Amax occurred on the date assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     The Unaudited Pro Forma Combined Financial Information does not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the transaction and does not contemplate the liabilities that may be incurred in any related restructurings. Also, the Unaudited Pro Forma Combined Financial Information does not reflect the impact of any potential sale of acquired assets. However, prior to the acquisition of Cyprus Amax by Phelps Dodge, Cyprus Amax sold its approximately 30% interest in Kinross Gold Corporation ("Kinross") for net cash proceeds of $232 million. Cyprus Amax estimates a gain of approximately $50 million from the Kinross sale. The Unaudited Pro Forma Combined Financial Information does not reflect the sale. In addition, the managements of Phelps Dodge and Cyprus Amax are in the process of assessing and formulating their integration plans, which are expected to include employee separations, elimination of duplicative facilities, employee relocations and other restructuring actions. The final result of these plans could result in material revisions to the estimated liabilities reflected in the Unaudited Pro Forma Combined Financial Information. Managements believe these costs could range between $25 million and $40 million.


This Unaudited Pro Forma Combined Financial Information should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Phelps Dodge and Cyprus Amax that are incorporated by reference in this Information Statement. You should not rely on the Unaudited Pro Forma Combined Financial Information as an indication of the consolidated results of operations or financial position that would have been achieved if the business combination had taken place earlier or of the consolidated results of operations or financial position of Phelps Dodge after the completion of such transaction.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                   HISTORICAL
                                           --------------------------    PRO FORMA    PRO FORMA
                                           PHELPS DODGE   CYPRUS AMAX   ADJUSTMENTS   COMBINED
                                           ------------   -----------   -----------   ---------
Sales and other operating revenues.......     $1,354          561            --         1,915
                                              ------          ---          ----         -----
Operating costs and expenses
  Cost of products sold..................      1,073          428            --         1,501
  Depreciation, depletion
     and amortization....................        144          104             3(I)        251
  Selling and general administrative
     expense.............................         60           34            --            94
  Exploration and research expense.......         21            8            --            29
  Non-recurring charges and provision for
     asset dispositions*.................         83           --            --            83
                                              ------          ---          ----         -----
                                               1,381          574             3         1,958
                                              ------          ---          ----         -----
Operating income (loss)..................        (27)         (13)           (3)          (43)
  Interest expense.......................        (48)         (69)           (9)(E)      (126)
  Capitalized interest...................         --            2            --             2
  Miscellaneous income and
     expense, net........................         (7)           7            --            --
                                              ------          ---          ----         -----
Income (loss) before taxes, minority
  interests and equity in net earnings of
  affiliated companies...................        (82)         (73)          (12)         (167)
  Provision for taxes on income..........         19           14             2(F)         35

  Minority interests in consolidated
     subsidiaries........................          1           --            --             1
  Equity in net earnings (losses) of
     affiliated companies................          5          (18)           --           (13)
                                              ------          ---          ----         -----
Income (loss) from continuing
  operations.............................        (57)         (77)          (10)         (144)
  Preferred stock dividends..............         --           (9)            9(E)         --
                                              ------          ---          ----         -----
Income (loss) from continuing operations
  applicable to common shares............     $  (57)         (86)           (1)         (144)
                                              ======          ===          ====         =====
Net earnings (loss) per share
  Basic..................................     $(0.98)                                   (1.85)
  Diluted................................     $(0.98)                                   (1.85)
Weighted average shares outstanding
  Basic..................................       57.8                                     77.8
  Diluted................................       57.8                                     77.8

------------
* See historical financial statements incorporated by reference in this Information Statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                HISTORICAL
                                        ---------------------------     PRO FORMA     PRO FORMA
                                        PHELPS DODGE    CYPRUS AMAX    ADJUSTMENTS    COMBINED
                                        ------------    -----------    -----------    ---------
Sales and other operating revenues....     $3,064          1,661          (218)(A)      4,507
                                           ------          -----          ----          -----
Operating costs and expenses
Cost of products sold.................      2,361          1,087           (42)(A)      3,406
  Depreciation, depletion and
     amortization.....................        293            255            (7)(A)
                                                                             6(I)         547
  Selling and general administrative
     expense..........................        123            105            (4)(A)        224
  Exploration and research expense....         55             44            --             99
  Non-recurring charges and provision
     for asset dispositions*..........       (191)           118          (154)(A)       (227)
                                           ------          -----          ----          -----
                                            2,641          1,609          (201)         4,049
                                           ------          -----          ----          -----
Operating income (loss)...............        423             52           (17)           458
  Interest expense....................        (97)          (157)          (19)(E)       (273)
  Capitalized interest................          2              1            --              3
  Miscellaneous income and expense,
     net..............................          9             17            --             26
                                           ------          -----          ----          -----
Income (loss) before taxes, minority
  interests and equity in net earnings
  of affiliated companies.............        337            (87)          (36)           214
  Provision for taxes on income.......       (134)             5             5(F)        (124)
  Minority interests in consolidated
     subsidiaries.....................         (8)             1            --             (7)
  Equity in net earnings (losses) of
     affiliated companies.............         (4)           (53)           --            (57)
                                           ------          -----          ----          -----
Income (loss) from continuing
  operations..........................        191           (134)          (31)            26
  Preferred stock dividends...........         --            (19)           19(E)          --
                                           ------          -----          ----          -----
Income (loss) from continuing
  operations applicable to common
  shares..............................     $  191           (153)          (12)            26
                                           ======          =====          ====          =====
Net earnings (loss) per share
  Basic...............................     $ 3.28                                        0.33
  Diluted.............................     $ 3.26                                        0.33
Weighted average shares outstanding
  Basic...............................       58.2                                        78.8
  Diluted.............................       58.5                                        79.1

------------
* See historical financial statements incorporated by reference in this Information Statement for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                     PHELPS DODGE AND CYPRUS AMAX COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                        HISTORICAL
                                                --------------------------    PRO FORMA    PRO FORMA
                                                PHELPS DODGE   CYPRUS AMAX   ADJUSTMENTS   COMBINED
                                                ------------   -----------   -----------   ---------
ASSETS
  Cash and cash equivalents...................     $  144         1,275          (691)(B)
                                                                                  (41)(B)
                                                                                  (20)(C)
                                                                                  (45)(D)
                                                                                   (5)(E)      617
  Accounts receivable, net....................        396            37            --          433
  Inventories.................................        263           239             4(D)       506
  Supplies....................................        104            55            --          159
  Prepaid expenses............................         15            74            (5)(D)       84
  Deferred income taxes.......................         45            32            --           77
                                                   ------         -----        ------        -----
    Current assets............................        967         1,712          (803)       1,876
  Investments and long-term accounts
    receivable................................         95           340            --          435
  Property, plant and equipment, net..........      3,501         2,546            85(D)     6,132
  Other assets and deferred charges...........        339           148            41(B)
                                                                                    5(E)       533
                                                   ------         -----        ------        -----
         Total Assets.........................     $4,902         4,746          (672)       8,976
                                                   ======         =====        ======        =====
LIABILITIES
  Short-term debt.............................     $  214           249            --          463
  Current portion of long-term debt...........         62            79            --          141
  Accounts payable and accrued expenses.......        456           324            20(J)       800
  Dividends payable...........................         29             9            --           38
  Accrued income taxes........................         11            81            --           92
                                                   ------         -----        ------        -----
    Current liabilities.......................        772           742            20        1,534
  Long-term debt..............................        801         1,525           244(E)
                                                                                  (42)(D)    2,528
  Deferred income taxes.......................        493            14            11(F)       518
  Other liabilities and deferred credits......        376           386            52(D)       814
                                                   ------         -----        ------        -----
                                                    2,442         2,667           285        5,394
                                                   ------         -----        ------        -----
Minority interests in consolidated
  subsidiaries................................         86            20            --          106
                                                   ------         -----        ------        -----
Shareholders' equity
  Common shares...............................        362             1            (1)(H)
                                                                                  125(G)       487
  Treasury shares.............................         --           (86)           86(A)        --
  Preferred shares............................         --             5            (5)(E)       --
  Capital in excess of par value..............          5         2,912           (86)(A)
                                                                               (2,826)(H)
                                                                                   30(B)
                                                                                  947(G)       982
  Retained earnings...........................      2,198          (768)          768(H)     2,198
  Accumulated other comprehensive income
    (loss)....................................       (183)           (5)            5(H)      (183)
  Other.......................................         (8)           --            --           (8)
                                                   ------         -----        ------        -----
         Total Shareholders' Equity...........      2,374         2,059          (957)       3,476
                                                   ------         -----        ------        -----
         Total Liabilities and Shareholders'
           Equity.............................     $4,902         4,746          (672)       8,976
                                                   ======         =====        ======        =====

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION


     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge and Cyprus Amax incorporated by reference into this Information Statement. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page 43 of this Information Statement.


     Pro forma adjustments have been included only to the extent reasonably available. Additional information may exist that could materially affect the assumptions and related pro forma adjustments.

2.  THE OFFER

     Phelps Dodge has agreed to a business combination with Cyprus Amax pursuant to the Cyprus Merger Agreement through an offering to exchange all the issued and outstanding Cyprus Amax common shares for a combination of Phelps Dodge common shares and cash.

     Phelps Dodge offered to exchange $7.61176875 net in cash plus 0.2203 shares of Phelps Dodge common stock for each outstanding share of Cyprus Amax common stock, on a fully prorated basis. Cyprus Amax shareholders had the right to elect to receive either $20.54 in cash or 0.3500 shares of Phelps Dodge common stock for each Cyprus Amax common share that was validly tendered and not properly withdrawn, subject, in each case, to proration if the stock portion or the cash portion of the offer is oversubscribed. Upon the October 15, 1999 expiration of the Phelps Dodge offer, approximately 81.5 million, or 89.6%, of the Cyprus Amax common shares outstanding were purchased by Phelps Dodge. Phelps Dodge has the right and obligation to acquire the remaining Cyprus Amax common shares outstanding pursuant to the Cyprus Merger Agreement.

     The funds for the cash consideration in connection with the exchange of all Cyprus Amax common shares outstanding are expected to be obtained from cash on hand, borrowings under Phelps Dodge's revolving credit facility with The Chase Manhattan Bank, and from a bridge financing revolving credit facility with Citibank, N.A. The Chase revolving credit facility allows borrowings up to $1 billion until its scheduled maturity on June 25, 2002 and allows for two, one-year renewals beyond the scheduled maturity with approvals of those lenders representing at least two-thirds of the commitments provided by the facility. The commitment for the bridge financing revolving credit facility provides for borrowings of $650 million and a termination on January 31, 2000. Both revolving credit facilities bear interest at variable rates which approximate 6.75 percent on October 5, 1999. Phelps Dodge expects to replace the borrowings under the bridge financing revolving credit facility with long-term financing after the acquisition of Cyprus Amax.

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The transaction would be accounted for under the purchase method. The purchase price for the business combinations is estimated as follows (dollars in millions and shares in thousands except per share data):

                                                               CYPRUS
                                                                AMAX
                                                              --------
Common shares outstanding (as reported in the merger
  agreement with Cyprus Amax)...............................    90,867
Exchange offer ratio of Phelps Dodge common shares for each
  common share..............................................    0.2203
Phelps Dodge common shares to be issued.....................    20,018
Closing market price of each Phelps Dodge common share on
  October 5, 1999...........................................  $53.5625
                                                              ========
Fair value of Phelps Dodge common shares issued, comprising
  par value of $125 ($6.25 per share) and capital in excess
  of par of $947............................................  $  1,072
Cash Consideration of $7.61176875 for each Cyprus Amax
  common share..............................................       691
Redemption of Cyprus Amax Series A Preferred Stock (Note
  3E).......................................................       244
Estimated fair value of Cyprus Amax outstanding options (as
  reported in the Cyprus Merger Agreement)..................        30
Estimated transaction costs.................................        20
                                                              --------
Purchase price..............................................  $  2,057
                                                              ========

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combination of Phelps Dodge and Cyprus Amax as if such combination occurred on January 1, 1998, for the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combination with Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.


     Future cash cost savings are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999 are included (see "Selected Historical Financial Data" at pages 39 through 41 for a summary of non-recurring items and special charges).


          (A) Reclassifications have been made to the Cyprus Amax historical consolidated financial information to conform to Phelps Dodge's presentation. The historical financial information of Cyprus Amax excludes the results of operations and assets of its discontinued Coal segment. Cyprus Amax's historical financial information for the year ended December 31, 1998, also has been adjusted to exclude the identifiable results of recurring operations of its Lithium segment which was sold in October 1998.

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

                                 BALANCE SHEET     SIX MONTHS       YEAR ENDED
                                  AT JUNE 30,         ENDED        DECEMBER 31,
                                     1999         JUNE 30, 1999        1998
                                 -------------    -------------    ------------
                                                (IN $ MILLIONS)
Reclassification adjustments:
  Treasury shares..............        86
  Capital in excess of par
     value.....................       (86)
Elimination of recurring
  results from sold Lithium
  segment:
  Sales and other operating
     revenues..................                                         (64)
  Cost of products sold........                                         (42)
  Depreciation, depletion and
     amortization expense......                                          (7)
  Selling and general
     administrative expense....                                          (4)
Reclassification of gain on
  sale of Lithium segment:
  Sales and other revenues.....                                        (154)
  Non-recurring charges and
     provisions for asset
     dispositions..............                                         154

          (B) This pro forma adjustment represents payment of the cash component of the purchase price of $691 million, the estimated fair value of Cyprus Amax outstanding stock options of $30 million and the funding of certain Cyprus Amax benefits of $41 million.

          (C) Phelps Dodge estimates it will incur approximately $20 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (D) The business combination will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Cyprus Amax will be recorded at their estimated fair values.

          Phelps Dodge has not completed its due diligence necessary to determine the fair value of its assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities by Cyprus Amax. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets is incomplete, the excess of the estimated purchase price over the historical net book values (as amended) of Cyprus Amax's assets acquired has been allocated as an increase to its combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of Cyprus Amax. Phelps Dodge has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not yet complete. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          A merger agreement by and between Asarco and Cyprus Amax had a $40 million termination fee for Asarco and $45 million for Cyprus Amax under certain circumstances. Cyprus Amax paid Asarco $45 million when the agreement was terminated. The Unaudited Pro Forma Combined Financial Information has been adjusted to give effect to payment of the termination fee.

          The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in Cyprus
  Amax's June 30, 1999, Form 10-Q)..........................  $ 42
Increase in LIFO based inventory to replacement cost (as
  reported in Cyprus Amax's December 31, 1998, Form 10-K)...  $  4
Excess projected benefit obligation over the fair value of
  pension plan assets (as reported in Cyprus Amax's December
  31, 1998, Form 10-K, comprising a $5 million reduction of
  prepaid expenses and other assets and a $52 million
  increase in other liabilities and deferred credits).......  $ 57
Increase in deferred tax liabilities (Note F)...............  $ 11
Increase in net property, plant and equipment (derived).....  $ 85

          (E) The pro forma adjustments reflect the issuance of $244 million of debt to finance the redemption of all outstanding shares of Cyprus Amax's Series A Preferred Stock. Phelps Dodge has obtained bridge financing of $1 billion with a one-year term as described in Note 2. The bridge financing is expected to be replaced with long-term financing. Ten-year debt has been assumed for purposes of the pro forma adjustments. Interest is estimated to be fixed at 7.75% resulting in annual interest expense of $19 million. The interest rate estimate was based upon current ten-year treasury bill rates plus commercially indicative rate basis points. A change in the interest rate on the debt by 1/8 percent would impact annual interest expense by approximately $300,000. Debt issue costs associated with the debt are estimated to be approximately $5 million with annual amortization of approximately $500,000.

          (F) The estimated income tax effect of the pro forma adjustments has been recorded based upon the estimated effective tax rate of approximately 15% for Cyprus Amax which rate has been derived from public quarterly and annual filings. The business combination is expected to be a tax-free transaction with Cyprus Amax's historical tax bases surviving for income tax reporting purposes.

          A provision for pro forma income tax expense has been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

          Cyprus Amax has reported $176 million of U.S. net operating loss carryforwards through 1998, expiring from 1999 to 2012, which along with other deferred tax assets are subject to an existing valuation allowance. The net operating loss carryforwards may be subject to annual limitations after the acquisition because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the fair market value of Cyprus Amax. Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

          Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combination could vary significantly from the pro forma estimates because information regarding Cyprus Amax's income tax reporting has not yet been fully evaluated.

          (G) This pro forma adjustment reflects the issue of 20,018,000 shares of Phelps Dodge common stock in connection with the exchange offers for all the outstanding common shares of Cyprus Amax. The

                  COMBINATION OF PHELPS DODGE AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     common stock of Phelps Dodge represents common shares of $125 million at $6.25 per share par value and capital in excess of par of $947 million.

          (H) These pro forma adjustments eliminate the historical shareholders' equity accounts of Cyprus Amax.

          (I) This pro forma adjustment records the estimated increase in depreciation, depletion and amortization expense related to the pro forma increase in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because fair value information regarding the composition of Cyprus Amax's property, plant and equipment is not yet complete, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

          (J) This pro forma adjustment recognizes certain change of control obligations arising from the merger of Cyprus Amax and Phelps Dodge.

          (K) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                         SIX MONTHS          YEAR ENDED
                                       ENDED JUNE 30,       DECEMBER 31,
                                            1999                1998
                                      ----------------    ----------------
                                      BASIC    DILUTED    BASIC    DILUTED
                                      -----    -------    -----    -------
Average number of Phelps Dodge
  common shares outstanding.........  57.8      57.8      58.2      58.5
Phelps Dodge common shares to be
  issued in connection with the
  business combination (Note 2).....  20.0      20.0      20.0      20.0
Pro forma potential common shares...    --        --       0.6       0.6
                                      ----      ----      ----      ----
                                      77.8      77.8      78.8      79.1
                                      ====      ====      ====      ====

     The average number of common shares outstanding for the six months ended June 30, 1999, does not include Cyprus Amax's outstanding stock options or other common stock equivalents, which represent approximately 600,000 potential Phelps Dodge common shares, because the impact on unaudited pro forma net loss per share is anti-dilutive.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL OWNERSHIP OF DIRECTORS AND MANAGEMENT OF THE COMPANY

     The following table sets forth the beneficial ownership of Company common stock as of October 16, 1999, except as otherwise noted, by (a) each current director, (b) the Company's chief executive officer during the last completed fiscal year, (c) the Company's four most highly compensated executive officers other than the chief executive officer at the end of the last completed fiscal year, and (d) all directors and executive officers as a group. Unless otherwise specified, the directors and executive officers have sole voting and investment power with respect to these securities. The Company currently has Series A convertible preferred stock issued and outstanding, none of which is beneficially owned by directors or executive officers.

                                                       SHARES OF COMPANY COMMON STOCK
                                       --------------------------------------------------------------
                                                       ADDITIONAL SHARES
                                                            DEEMED
                                       BENEFICIALLY      BENEFICIALLY                      PERCENT OF
NAME                                     OWNED(A)          OWNED(B)            TOTAL         CLASS
----                                   ------------    -----------------    -----------    ----------
Milton H. Ward.......................     3,092,595               0           3,092,595        3.4%
William C. Bousquette................         8,000          29,244              37,244         (a)
Manuel J. Iraola.....................             0               0                   0         (a)
J. Steven Whisler....................             0               0                   0         (a)
Douglas C. Yearley...................             0               0                   0         (a)
Gerald J. Malys......................       306,326               0             306,326         (a)
Jeffery G. Clevenger.................       237,353               0             237,353         (a)
Garold R. Spindler(c)................             0               0                   0         (a)
Philip C. Wolf.......................       202,802               0             202,802         (a)
All directors and executive officers
  as a group (13 persons)............     4,330,078                           4,359,322        4.8%

---------------
(a) All directors and executive officers as a group (13 persons) beneficially own 4.8% of the outstanding Company common stock, including 3.4% beneficially owned by Mr. Ward. No other individual director or executive officer beneficially owns 1% or more of the outstanding Company common stock.

(b) Units denominated as Company common stock equivalents held in the Deferred Compensation Plan for Non-Employee Directors. Mr. Bousquette elected to participate in the plan during 1999. The units are rounded to the nearest whole share.

(c) Mr. Spindler left Cyprus Amax on June 30, 1999, in conjunction with the sale of the Company's U.S. coal assets.

     The shares shown in the above table include:

     - Shares which certain persons have the right to acquire within 60 days through the exercise of stock options issued under the Cyprus Amax Stock Plan for Non-Employee Directors. These shares include 8,000 shares for Mr. Bousquette.

     - Shares which certain persons have the rights to acquire within 60 days through the exercise of stock options issued under the Cyprus Amax Management Incentive Program. These shares include 2,739,588 for Mr. Ward; 191,476 for Mr. Malys; 128,200 for Mr. Clevenger; and 131,956 for Mr. Wolf. The stock options exercisable under this program and the Cyprus Amax Stock Plan for Non-Employee Directors total 3,521,316 for all directors and executive officers as a group.

     - Shares of restricted stock acquired through the Cyprus Amax Management Incentive Program and the Cyprus Amax Key Executive Long-Term Incentive Plan. These shares include 350,000 for Mr. Ward; 114,850 for Mr. Malys; 104,460 for Mr. Clevenger; 70,798 for Mr. Wolf; and 799,231 for all directors and executive officers as a group. The holders of restricted shares have the power to vote these shares and receive dividends but do not have investment power until the shares vest.

     - Shares acquired through the employee savings plan for which the trustee has shared voting and investment power. These shares include 4,693 for Mr. Clevenger; 48 for Mr. Wolf; and 6,524 for all executive officers as a group. The shares reported are rounded to the nearest whole share.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS


     The following table sets forth information about the only shareholder the Company knows is the beneficial owner of more than 5% of the Company's common stock. The information is based on information from public filings as of October 28, 1999 and on information from Phelps Dodge Corporation. The percentage shown is based on shares outstanding on October 15, 1999.


                                                                                     PERCENTAGE OF
                                                              SHARES BENEFICIALLY     OUTSTANDING
NAME AND ADDRESS                                                     OWNED           COMMON STOCK
----------------                                              -------------------    -------------
CAV Corporation and.........................................       81,499,599            89.6%
  Phelps Dodge Corporation(a)
  2600 North Central Avenue
  Phoenix, AZ 85004-3014

---------------
(a) Phelps Dodge Corporation, through its wholly owned subsidiary CAV Corporation, acquired approximately 81,499,599 shares of Cyprus Amax common stock in Phelps Dodge's exchange offer that expired on October 15, 1999.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                   PHELPS DODGE SHARES AND CYPRUS AMAX SHARES

     Upon completion of Phelps Dodge/Cyprus Amax merger, the shareholders of Cyprus Amax will become shareholders of Phelps Dodge, rather than shareholders of Cyprus Amax. As Phelps Dodge shareholders, the rights of former Cyprus Amax shareholders will be governed by Phelps Dodge's charter and by-laws, which differ in certain material respects from Cyprus Amax's charter and by-laws. In addition, New York is the jurisdiction of incorporation of Phelps Dodge, while Delaware is the jurisdiction of incorporation of Cyprus Amax. As Phelps Dodge shareholders, the rights of former Cyprus Amax shareholders will therefore be governed by the New York Business Corporation Law (NYBCL) instead of the Delaware General Corporation Law (DGCL).

     The following is a comparison of:

     - the current rights of Cyprus Amax shareholders under the DGCL and the Cyprus Amax charter and by-laws; and

     - the rights Cyprus Amax shareholders would have as Phelps Dodge shareholders under the NYBCL and the Phelps Dodge charter and by-laws upon the consummation of the Phelps Dodge/Cyprus Amax merger.

     The comparison summarizes the material differences but is not intended to list all differences and is qualified by reference to New York law, Delaware law, the Phelps Dodge charter and by-laws and the Cyprus Amax charter and by-laws.

COMPARISON OF CHARTER AND BY-LAW PROVISIONS

                                        CYPRUS AMAX                     PHELPS DODGE
                               -----------------------------    -----------------------------
BOARD OF DIRECTORS
Classified Board               Divided into three classes,      Divided into three classes,
                               as nearly equal in number as     as nearly equal in number as
                               possible, with each class        possible, with each class
                               serving a staggered              serving a staggered
                               three-year term.                 three-year term.
Removal of Directors           Under Cyprus Amax's charter      A director may be removed by
                               and by-laws, a director may      the stockholders only for
                               be removed only for cause,       cause.
                               and only by the affirmative
                               vote of holders of 75% of the
                               outstanding voting stock. The
                               DGCL generally provides that
                               directors may be removed,
                               with or without cause, by
                               stockholder majority vote. An
                               exception applies to
                               corporations with classified
                               boards like Cyprus Amax.
                               Unless the charter provides
                               otherwise, stockholders of
                               such a corporation may remove
                               directors only for cause.
Filling of Board Vacancies     With some exceptions,            Vacancies on the board of
                               vacancies on the board may be    directors may be filled only
                               filled by majority vote of       by vote of the directors.
                               the remaining directors then
                               in office.
Size of Board                  Board must consist of not        Board must consist of not
                               less than three directors, as    less than 9 nor more than 12
                               fixed

                                        CYPRUS AMAX                     PHELPS DODGE
                               -----------------------------    -----------------------------
                               from time to time by             directors, as fixed from time
                               resolution of the board. The     to time by resolution of the
                               current number of directors      board. The current number of
                               is 5.                            directors is 11.
STOCKHOLDER MEETINGS
Annual Meeting                 Held on date fixed by board.     Held on the first Wednesday
                                                                in May, or on another date
                                                                fixed by the board from time
                                                                to time.
Calling a Special Meeting      Only the Chairman of the         Only the board of directors
                               Board, the President, the        or the Chairman of the Board
                               board of directors or the        may call a special meeting.
                               holders of a majority of the
                               voting stock may call a
                               special meeting.
Quorum Requirements            The presence, in person or by    Generally, the presence, in
                               proxy, of the holders of         person or by proxy, of the
                               33 1/3% of the outstanding       holders of a majority of the
                               voting stock constitutes a       shares entitled to vote at
                               quorum at the meeting.           the meeting constitutes a
                                                                quorum for that meeting.
Certain Voting Requirements    Stockholder action approving     Phelps Dodge's charter and
                               a merger or consolidation or     by- laws contain no
                               a sale of all or                 comparable supermajority
                               substantially all of Cyprus      voting requirements. Under
                               Amax's assets requires the       the NYBCL, the consummation
                               affirmative vote by the          by Phelps Dodge of a merger,
                               holders of the majority of       consolidation or disposition
                               outstanding voting stock;        of substantially all of its
                               stockholder action on other      assets requires the approval
                               matters, except for elections    of two- thirds of all the
                               of directors, certain            shares of Phelps Dodge
                               amendments of organizational     entitled to vote on the
                               documents and certain            proposal including, in
                               transactions with the            certain situations, the
                               beneficial owner of more than    affirmative vote by the
                               10% of any class of capital      holders of a majority of all
                               stock of Cyprus Amax,            outstanding shares of each
                               requires affirmative vote of     class or series of shares.
                               the majority of votes cast at    Abstentions have the effect
                               a meeting. Abstentions have      of a vote against a proposed
                               the effect of a vote against     matter only if the
                               a proposed matter only if the    affirmative vote required is
                               affirmative vote required is     that of the majority of the
                               that of the majority of the      total votes represented by
                               total votes represented by       the outstanding voting stock.
                               the outstanding voting stock.
                               Cyprus Amax's charter
                               requires the vote of 75% of
                               the outstanding shares of
                               Cyprus Amax's voting stock,
                               voting together as a single
                               class, for the approval of
                               business combinations
                               specified in the

                                        CYPRUS AMAX                     PHELPS DODGE
                               -----------------------------    -----------------------------
                               charter, including certain
                               transactions involving
                               beneficial owners of 10% or
                               more of Cyprus Amax's
                               outstanding voting stock.
                               Business combinations include
                               any merger or consolidation
                               of Cyprus Amax with any
                               interested stockholder, any
                               sale, lease or other
                               disposition of Cyprus Amax
                               assets having a fair market
                               value of $50 million or more
                               to an interested stockholder,
                               the issuance or transfer of
                               Cyprus Amax securities to an
                               interested stockholder for
                               consideration having a fair
                               market value of $50 million
                               or more, the adoption of any
                               plan or proposal by or on
                               behalf of an interested
                               stockholder for the
                               liquidation or dissolution of
                               Cyprus Amax in which the
                               interested stockholder
                               receives anything other than
                               cash, or any transaction
                               which has the effect of
                               increasing the proportionate
                               share of any class of Cyprus
                               Amax's stock owned by the
                               interested stockholder. The
                               charter's supermajority
                               requirements do not apply if
                               a majority of Cyprus Amax's
                               disinterested directors
                               approve the transaction and
                               certain other conditions are
                               met.
                               Separately, Cyprus Amax's
                               charter precludes Cyprus
                               Amax, among other things,
                               from repurchasing its stock,
                               securities convertible into
                               its stock, or similar
                               securities from an interested
                               stockholder who has
                               beneficially owned such
                               securities for less than two
                               years before the repurchase,
                               without the affirmative vote
                               of a majority of Cyprus
                               Amax's voting stock
                               (excluding voting stock owned
                               by the interested
                               stockholder), voting as a
                               single class, subject to some
                               exceptions.

                                        CYPRUS AMAX                     PHELPS DODGE
                               -----------------------------    -----------------------------
Stockholder Action by Written  Stockholder action must be       Stockholder action must be
  Consent                      taken at an annual or special    taken at an annual or special
                               meeting and not by written       meeting and not by written
                               consent.                         consent, except that the
                                                                NYBCL permits stockholder
                                                                action by unanimous written
                                                                consent.
Advance Notice for             To bring a matter (including     Generally, to bring a matter
  Stockholder Nominations and  the nomination of directors)     (including the nomination of
  Other Business               before an annual meeting, a      directors) before an annual
                               stockholder generally must       meeting, a stockholder must
                               give notice of a proposed        give notice not less than 60
                               matter not less than 90 days     days nor more than 90 days
                               prior to the anniversary of      prior to the meeting, but if
                               the previous year's meeting,     the meeting is scheduled for
                               but if less than 70 days         a day other than the first
                               notice of the annual meeting     Wednesday in May and less
                               is given to stockholders, a      than 70 days' notice is given
                               stockholder must give notice     or prior public announcement
                               of a proposed matter by the      is made to stockholders, a
                               tenth day following the date     stockholder must give notice
                               at which notice of the annual    by the tenth day following
                               meeting was mailed. Cyprus       the date at which notice of
                               Amax's by-laws contain           the annual meeting was mailed
                               requirements as to the form      or announcement thereof made.
                               and content of the notice.       If the number of directors to
                                                                be elected at the election
                                                                meeting is increased or there
                                                                is a vacancy to be filled at
                                                                the election meeting in a
                                                                class of directors whose
                                                                terms do not expire at the
                                                                election meeting and there is
                                                                no public announcement at
                                                                least 70 days prior to the
                                                                election meeting naming all
                                                                of the nominees for director
                                                                or specifying the size of the
                                                                increased board of directors
                                                                or the number of directors to
                                                                be elected, a nominating
                                                                stockholder's notice is
                                                                timely if given by the tenth
                                                                day following the date on
                                                                which the public announcement
                                                                is first made, but only with
                                                                respect to nominees for any
                                                                positions created by the
                                                                increase or vacancy. Phelps
                                                                Dodge's by-laws contain
                                                                requirements as to the form
                                                                and content of the
                                                                stockholder's notice.

                                        CYPRUS AMAX                     PHELPS DODGE
                               -----------------------------    -----------------------------
AMENDMENTS TO ORGANIZATIONAL
  DOCUMENTS
Certificate of Incorporation   Generally may be amended by      Under the NYBCL, subject to
                               board resolutions and the        limited exceptions,
                               affirmative vote by the          amendments to Phelps Dodge's
                               holders of a majority of the     charter must be approved by
                               outstanding voting stock,        vote of a majority of all
                               except that amendments to        outstanding shares entitled
                               provisions relating to the       to vote on the proposed
                               directors, stockholder           amendment, except that
                               nominations and action,          charter provisions requiring
                               by-law amendments, and           a greater or class vote may
                               certain transactions with        only be amended by such vote.
                               beneficial owners of 10% or      In addition, an amendment
                               more of the outstanding          that negatively affects in
                               common stock require the         certain ways holders of
                               affirmative vote of the          shares of a class or series
                               holders of 75% of the            requires authorization by a
                               outstanding voting stock.        majority of the votes of all
                                                                outstanding shares of the
                                                                class or series.
By-laws                        Generally may be amended by      Phelps Dodge's by-laws permit
                               the affirmative vote of the      the amendment of the by-laws
                               holders of a majority of the     by a vote of a majority of
                               voting stock at the relevant     all the directors at any
                               meeting, or by the               regular or special meeting of
                               affirmative vote of a            the board, except that
                               majority of the board.           provisions relating to the
                               Amendments to certain            repurchase of stock by Phelps
                               provisions of Cyprus Amax's      Dodge may only be amended by
                               charter governing the            majority vote of the
                               by-laws, including those         stockholders. Generally,
                               relating to stockholder          under the NYBCL, the by-laws
                               meetings and action, and the     may also be amended by a
                               number, election and removal     majority of the votes cast by
                               of directors, require the        the shares entitled to vote
                               affirmative vote of the          in the election of any
                               holders of 75% of the            directors.
                               outstanding voting stock.
CAPITALIZATION
Authorized Stock               Common stock: 150 million        Common stock: 200 million
                               shares; preferred stock: 20      shares; preferred stock: 6
                               million shares.                  million shares.
Preferred Stock                The board is authorized to       The board is authorized to
                               issue preferred stock from       issue preferred stock from
                               time to time in one or more      time to time in one or more
                               series, with terms to be         series, with terms to be
                               fixed by the board.              fixed by the board.
Rights Plans                   Cyprus Amax has a rights         Phelps Dodge has a rights
                               agreement, dated as of           agreement, dated as of
                               February 28, 1999. The rights    February 5, 1998. The rights
                               agreement triggers upon the      agreement triggers upon the
                               acquisition by a third party     acquisition by a third party
                               of 15% of Cyprus Amax's          of 20% of Phelps Dodge's

                                        CYPRUS AMAX                     PHELPS DODGE
                               -----------------------------    -----------------------------
                               outstanding common stock. The    outstanding common stock. The
                               board may redeem rights at       board may redeem rights at
                               any time prior to the time       any time prior to the time
                               such an acquisition takes        such an acquisition takes
                               place.                           place.
Share Repurchases              Cyprus Amax may generally        The NYBCL prohibits Phelps
                               repurchase its own shares,       Dodge from repurchasing more
                               although there are specific      than 10% of its stock for
                               restrictions on such             more than market value from a
                               repurchases when the seller      stockholder who has held the
                               is a beneficial owner of 10%     stock for less than two
                               or more of the voting power      years, unless the repurchase
                               of the outstanding voting        is approved by the board and
                               stock.                           by majority vote of the
                                                                outstanding voting stock.
                                                                Phelps Dodge's by-laws
                                                                provide that Phelps Dodge may
                                                                repurchase its stock only in
                                                                the regular course of
                                                                legitimate business or for
                                                                the purpose of retiring the
                                                                stock.
EXCULPATION AND                Cyprus Amax's charter            Phelps Dodge's charter
  INDEMNIFICATION OF           provides that no director        provides that the personal
  DIRECTORS, OFFICERS AND      will be personally liable for    liability of Phelps Dodge's
  EMPLOYEES                    damages for breach of            directors for any breach of
                               fiduciary duty, except in        duty in such capacity is
                               cases where the director's       eliminated to the fullest
                               acts or omissions breached       extent permitted by the
                               his duty of loyalty to the       NYBCL. The NYBCL permits
                               corporation or its               Phelps Dodge to eliminate or
                               stockholders, were not in        limit the personal liability
                               good faith or involved           of directors to Phelps Dodge
                               intentional misconduct or a      or its shareholders for
                               knowing violation of law, or     damages for any breach of
                               provided an improper personal    duty in such capacity except
                               benefit to the director.         liability (i) of a director
                                                                (a) whose acts or omissions
                               The Cyprus Amax by-laws          were in bad faith, involved
                               provide that Cyprus Amax will    intentional misconduct or a
                               indemnify any director or        knowing violation of law, (b)
                               officer to the fullest extent    who personally gained a
                               permitted by law if such         financial profit or other
                               director or officer is           advantage to which he or she
                               involved in litigation by        was not legally entitled or
                               reason of the fact that he is    (c) whose acts violated
                               (or was) a director or           certain provisions of New
                               officer, and provide in          York law or (ii) for acts or
                               addition that Cyprus Amax may    omissions prior to the
                               indemnify any person, other      adoption in 1988 of Phelps
                               than a director or officer,      Dodge's charter amendment.
                               if such person is involved in
                               litigation by reason of the      Phelps Dodge's by-laws
                               fact that he is (or was) an      provide that Phelps Dodge
                               employee.                        will indemnify any person
                                                                involved in litigation by
                                                                reason of the fact that he is
                                                                or was a director or officer
                                                                of Phelps Dodge, unless

                                        CYPRUS AMAX                     PHELPS DODGE
                               -----------------------------    -----------------------------
                                                                the director's or officer's
                                                                acts were committed in bad
                                                                faith or were the result of
                                                                his active and deliberate
                                                                dishonesty and were material
                                                                to the proceeding or the
                                                                director or officer
                                                                personally gained in fact a
                                                                financial profit or other
                                                                advantage to which he was not
                                                                legally entitled. Further,
                                                                Phelps Dodge's directors and
                                                                officers are covered by
                                                                insurance policies maintained
                                                                against certain liabilities,
                                                                including liabilities arising
                                                                under the Securities Act of
                                                                1933.

COMPARISON OF CERTAIN STATUTORY PROVISIONS

  APPRAISAL RIGHTS

     Cyprus Amax Stockholder Rights

     Under Delaware law, appraisal rights, or rights of a stockholder to receive the fair value of his stock in connection with a merger or consolidation, may be available in connection with a merger or consolidation in certain specific situations. Appraisal rights are not available to a corporation's stockholders under Delaware law where the corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger.

     In addition, unless otherwise provided in the certificate of incorporation, no appraisal rights are available under Delaware law to holders of shares of any class of stock which is either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by NASD or (2) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than:

     - shares of stock of the surviving corporation;

     - shares of stock of another corporation which, as of the effective date of the merger or consolidation, are the kind described in clauses (1) and
       (2) above;

     - cash instead of fractional shares of such stock; or

     - any combination of the consideration described in the three bullet items above.

     In addition, appraisal rights are not available under Delaware law in the event of the sale of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporate charter. The Cyprus Amax charter does not grant such rights.

     Phelps Dodge Stockholder Rights

     Under New York law, appraisal rights are generally available in connection with a merger or consolidation, except that no appraisal rights are available:

     - to the stockholder of a parent corporation merging with its subsidiary where the parent owns at least 90% of the subsidiary's outstanding stock and certain additional requirements are met;

     - to the stockholder of the surviving corporation in a merger (other than a merger described in the previous bullet item) unless the merger adversely affects rights of the shares held by the stockholder in a certain way; or

     - to a shareholder of shares of any class or series of stock listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers.

Under the statutory provisions described above, since shares of Phelps Dodge common stock are listed on the New York Stock Exchange, Phelps Dodge common stockholders are not entitled to appraisal rights in connection with a merger or consolidation.

     Appraisal rights are also available under the NYBCL in connection with the sale, lease, exchange or other disposition of all or substantially all of a corporation's assets other than a transaction wholly for cash where shareholder approval is conditioned upon the corporation's dissolution and the distribution of all of the corporation's net assets within one year after the transaction.

     Further, appraisal rights are available in connection with a share exchange between two corporation as authorized by the NYBCL, except with respect to shares of a subject corporation that are not acquired in the exchange or that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers.

     In addition, appraisal rights are available to a shareholder of a subsidiary corporation that merges with its parent corporation, or is acquired by it in a share exchange, where the parent owns at least 90% of the subsidiary's outstanding stock and certain additional requirements are met.

     Appraisal rights are also available to a shareholder who is not entitled to vote with respect to a plan of merger or consolidation and whose shares will be canceled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

  CERTAIN BUSINESS COMBINATIONS

     Cyprus Amax Stockholder Rights

     Delaware law restricts the ability of certain persons to acquire control of a Delaware corporation.

     Under the DGGL, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, thereby becoming an interested stockholder, that person generally may not engage in certain transactions with the corporation for a period of three years unless one of the following three exceptions applies:

     - the board of directors approved the acquisition of stock or the transaction prior to the time that the person became an interested stockholder;

     - upon consummation of the transaction in which the person became an interested stockholder, the interested stockholder became an 85% owner of the voting stock of the corporation in the transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or

     - the transaction is approved by the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     The Cyprus Amax charter provides that certain transactions with the beneficial owner of 10% of the voting power of the outstanding voting stock, including a merger, significant dispositions of assets, certain issuances or transfers of securities, certain plans of liquidation and dissolution, and certain reclassifications of securities, generally require the affirmative vote of 75% of the voting power of the outstanding shares of stock entitled to vote in the election of directors, unless Cyprus Amax's disinterested directors approve the transaction and certain other conditions are met.

     Phelps Dodge Stockholder Rights

     New York law restricts the ability of certain persons to acquire control of a Delaware corporation.

     In general, a New York corporation may not engage in a business combination with an interested stockholder for a period of five years following the interested stockholder's becoming such. Such a business combination would be permitted where it is approved by the board of directors prior to the interested stockholder's becoming such, or within 30 days thereafter, if a good faith proposal regarding a business combination is made in writing.

     Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested stockholder is generally a stockholder owning at least 20% of a corporation's outstanding voting stock.

     In addition, New York corporations may not engage at any time with any interested stockholder in a business combination other than:

     - a business combination approved by the board of directors prior to the stock acquisition, or where the acquisition of the stock had been approved by the board of directors prior to the stock acquisition,

     - a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested stockholder at a meeting for that purpose no earlier than five years after the stock acquisition, or

     - a business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share paid by the interested stockholder and that meets certain other requirements.

     Phelps Dodge is governed by the NYBCL, as described above. Phelps Dodge's charter does not contain a provision regarding transactions with interested stockholders.

                          FORWARD-LOOKING INFORMATION

     The U.S. securities laws provide a "safe harbor" for certain forward-looking statements. This Information Statement contains forward-looking statements, including statements concerning the business, future financial position, results of operations, business strategy, estimated cost savings and other benefits of Cyprus Amax's business combination with Phelps Dodge, plans as to dividends and plans and objectives of management for future operations of Phelps Dodge and Cyprus Amax. Forward-looking statements can be found, among other places, under "Background of the Transaction." Generally, the words "will," "may," "should," "continue," "believes," "expects," "anticipates" or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Statements regarding the expected benefits of the business combination, the expected commencement dates of operations, projected quantities of future production, capital costs, production rates and other operating and financial data are based on expectations that Phelps Dodge believes are reasonable, but we and Phelps Dodge can give no assurance that such expectations will prove to have been correct.

     Factors that could cause actual results to differ materially include, among others:

     - the possibility that Phelps Dodge will be unable to realize the expected cost savings and other benefits from the combination;

     - difficulties related to the integration of the businesses of Phelps Dodge and Cyprus Amax;

     - general U.S. and international economic, financial market and political conditions;

     - political and economic risks associated with operations outside the U.S.;

     - the cyclical and volatile price of copper and other metals;

     - unanticipated ground, water, weather or operating conditions or force majeure events;

     - unanticipated ore grade and geological problems or metallurgical and other processing problems;

     - delays in the receipt of or failure to receive necessary government permits;

     - changes in laws or regulations or the interpretation and enforcement thereof;

     - labor relations and accidents; and

     - environmental risks.

Many such factors are beyond Cyprus Amax's or Phelps Dodge's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. We and Phelps Dodge disclaim any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Information Statement incorporates by reference the documents set forth below that Phelps Dodge or Cyprus Amax have previously filed with the Securities and Exchange Commission (the "SEC"). These documents contain important information about Phelps Dodge and Cyprus Amax and their financial condition.

     Cyprus Amax has supplied all information contained or reflected in this Information Statement relating to Cyprus Amax. If you are a shareholder, the Company may have previously sent you some of the documents incorporated herein by reference.

     DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO: CORPORATE SECRETARY, CYPRUS AMAX MINERALS COMPANY, 9100 EAST MINERAL CIRCLE, ENGLEWOOD, COLORADO 80112, TELEPHONE (303) 643-5000. DELIVERY WILL BE MADE BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF THE REQUEST.

     The following documents filed with the SEC by Phelps Dodge are incorporated herein by reference.

          (i) Phelps Dodge's Annual Report on Form 10-K for the year ended December 31, 1998 (revised information regarding Phelps Dodge's exploration and mining properties is set forth in Schedule B to Phelps Dodge's Definitive Proxy Statement, dated September 13, 1999, for the special meeting of Phelps Dodge stockholders to be held on October 13, 1999, as incorporated herein by reference);

          (ii) Phelps Dodge's Proxy Statement for the Annual Meeting of Phelps Dodge Stockholders held on May 5, 1999;

          (iii) Phelps Dodge's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999;

          (iv) Phelps Dodge's Annual Report on Form 11-K for the fiscal year ended December 31, 1998;

          (v) Phelps Dodge's Current Reports on Form 8-K dated August 23, 1999, August 26, 1999, September 3, 1999, September 22, 1999, September 30, 1999, October 6, 1999, October 8, 1999, October 13, 1999 and October 22, 1999;

          (vi) Phelps Dodge Definitive Proxy Statement for the special meeting of Asarco shareholders to be held on September 30, 1999;

          (vii) Phelps Dodge's Definitive Proxy Statement for the special meeting of Cyprus Amax stockholders to be held on September 30, 1999; and

          (viii) Phelps Dodge's Definitive Proxy Statement, dated September 13, 1999, for the special meeting of Phelps Dodge stockholders to be held on October 13, 1999, as supplemented on September 22, 1999, October 1, 1999 and October 8, 1999.

     The following documents filed with the SEC by Cyprus Amax are incorporated herein by reference:

          (i) Cyprus Amax's Annual Report on Form 10-K for the year ended December 31, 1998 (except for the report of Cyprus Amax's independent accountants contained therein which is not incorporated herein by reference because the consent of Cyprus Amax's independent accountants has not yet been obtained);

          (ii) Cyprus Amax's Proxy Statement for the Annual Meeting of Shareholders held on May 6, 1999;

          (iii) Cyprus Amax's Information Statement dated October 13, 1999;

          (iv) Cyprus Amax's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999; and

          (v) Cyprus Amax's Current Reports on Form 8-K dated February 24, 1999, July 14, 1999, July 21, 1999, September 28, 1999 and October 22, 1999.

     All documents filed by Phelps Dodge or Cyprus Amax pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this Information Statement to the date of the Special Meeting shall also be deemed to be incorporated herein by reference.

                                                                      SCHEDULE A

        DIRECTORS AND EXECUTIVE OFFICERS OF CYPRUS AMAX MINERALS COMPANY

     The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Cyprus Amax Minerals Company are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Cyprus Amax and each individual has held such occupation for at least the last five years. Each director and executive officer listed below is a citizen of the United States.

                                                           POSITION WITH CYPRUS AMAX; PRINCIPAL
                                                             OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                                 EMPLOYMENT HISTORY
---------------------------------------------       ---------------------------------------------------

J. Steven Whisler                                   Mr. Whisler has been a Cyprus Amax director since
Phelps Dodge Corporation                            October 1999. He has been President and Chief
2600 North Central Avenue                           Operating Officer of Phelps Dodge Corporation since
Phoenix, AZ 85004-3104                              December 1997, and President of Phelps Dodge Mining
                                                    Company, a division of Phelps Dodge, from 1991 to
                                                    October 1998. He was a Senior Vice President of
                                                    Phelps Dodge from 1988 to December 1997 and Vice
                                                    President of Phelps Dodge from 1987 until 1988. He
                                                    was General Counsel of Phelps Dodge from 1987 until
                                                    1991. He is a director of Phelps Dodge Corporation,
                                                    Burlington Northern Santa Fe Corporation and
                                                    Southern Peru Copper Corporation. Age 44.

Douglas C. Yearley                                  Mr. Yearley has been a Cyprus Amax director and
Phelps Dodge Corporation                            Chairman of the Board, President and Chief
2600 North Central Avenue                           Executive Officer of Cyprus Amax since October
Phoenix, AZ 85004-3014                              1999. He has been Chairman of the Board and Chief
                                                    Executive Officer of Phelps Dodge Corporation since
                                                    1989. He was President of Phelps Dodge from 1991
                                                    until December 1997. He was President of Phelps
                                                    Dodge Industries, a division of Phelps Dodge, from
                                                    1988 until 1990, Executive Vice President of Phelps
                                                    Dodge from 1987 until 1989 and Senior Vice
                                                    President of Phelps Dodge from 1982 through 1986.
                                                    He is a director of Phelps Dodge Corporation, J. P.
                                                    Morgan & Co., Incorporated and its principal
                                                    banking subsidiary, Morgan Guaranty Trust Company
                                                    of New York, Lockheed Martin Corporation, USX
                                                    Corporation and Southern Peru Copper Corporation.
                                                    Age 63.

Manuel J. Iraola                                    Mr. Iraola has been a Cyprus Amax director since
Phelps Dodge Corporation                            October 1999. He has been President of Phelps Dodge
2600 North Central Avenue                           Industries, a division of Phelps Dodge Corporation,
Phoenix, AZ 85004-3014                              since 1995, and a Senior Vice President of Phelps
                                                    Dodge since 1995. From 1992 until 1995 he was
                                                    President of Phelps Dodge International
                                                    Corporation. He is a director of Phelps Dodge
                                                    Corporation. Age 51.

                                      SCH-1

                                                           POSITION WITH CYPRUS AMAX; PRINCIPAL
                                                             OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                                 EMPLOYMENT HISTORY
---------------------------------------------       ---------------------------------------------------
Milton H. Ward                                      Mr. Ward has been a Cyprus Amax director since
Cyprus Amax Minerals Company                        1992. He was Chairman of the Board, President and
9100 East Mineral Circle                            Chief Executive Officer of Cyprus Amax until
Englewood, CO 80012                                 October 1999, serving as Co-Chairman until November
                                                    1995. He was Chairman of the Board and Chief
                                                    Executive Officer of Amax Gold Inc. until 1998. He
                                                    is a director of the National Mining Association.
                                                    Age 67.

William C. Bousquette                               Mr. Bousquette has been a Cyprus Amax director
3086 Purchase Street                                since 1991. He has been an independent businessman
Purchase, NY 10577                                  since 1996. He was a Senior Vice President and
                                                    Chief Financial Officer of Texaco Inc. from 1995 to
                                                    1996, Executive Vice President and Chief Financial
                                                    Officer of Tandy Corporation from 1994 to 1995, and
                                                    Chief Executive Officer of TE Electronics, a
                                                    subsidiary of Tandy Corporation, from 1993 to 1994.
                                                    He is a director of O'Sullivan Industries Holdings,
                                                    Inc. and Intertan, Inc. Age 63.

Jeffrey G. Clevenger                                Mr. Clevenger has been Executive Vice President of
Cyprus Amax Minerals Company                        Cyprus Amax since January 1998. He previously held
9100 East Mineral Circle                            the position of Senior Vice President, Copper. Age
Englewood, CO 80012                                 50.

Gerald J. Malys                                     Mr. Malys has been a Senior Vice President of
Cyprus Amax Minerals Company                        Cyprus Amax since October 1998 and Chief Financial
9100 East Mineral Circle                            Officer of Cyprus Amax since 1989. Age 55.
Englewood, CO 80012

David H. Watkins                                    Mr. Watkins has been a Senior Vice President,
Cyprus Amax Minerals Company                        Exploration of Cyprus Amax since 1994. Age 55.
9100 East Mineral Circle
Englewood, CO 80012

Philip C. Wolf                                      Mr. Wolf is a Senior Vice President, General
Cyprus Amax Minerals Company                        Counsel and Secretary of Cyprus Amax. Age 52.
9100 East Mineral Circle
Englewood, CO 80012

Robin J. Hickson                                    Mr. Hickson has been a Vice President, Engineering
Cyprus Amax Minerals Company                        and Development of Cyprus Amax since November 1994.
9100 East Mineral Circle                            He previously served as Senior Vice President of
Englewood, CO 80012                                 Cyprus Climax Metals Company. Age 55.


                                      SCH-2

                                                           POSITION WITH CYPRUS AMAX; PRINCIPAL
                                                             OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                                 EMPLOYMENT HISTORY
---------------------------------------------       ---------------------------------------------------
Farokh S. Hakimi                                    Mr. Hakimi has been a Vice President and Treasurer
Cyprus Amax Minerals Company                        of Cyprus Amax since January 1998. He previously
9100 East Mineral Circle                            held various positions in Cyprus Amax's Treasury
Englewood, CO 80012                                 group and Coal Marketing and Planning and Economics
                                                    group. Age 51.

John Taraba                                         Mr. Taraba is a Vice President and Controller of
Cyprus Amax Minerals Company                        Cyprus Amax. Age 51.
9100 East Mineral Circle
Englewood, CO 80012


                                      SCH-3

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            PHELPS DODGE CORPORATION
                                CAV CORPORATION

                                      AND

                          CYPRUS AMAX MINERALS COMPANY
                         DATED AS OF SEPTEMBER 30, 1999

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I
THE OFFER
SECTION 1.1   The Cyprus Offer............................................    2
SECTION 1.2   Cyprus Elections............................................    2
SECTION 1.3   Cyprus Action...............................................    3
SECTION 1.4   Parent Action...............................................    4
SECTION 1.5   Expiration or Termination of Offer..........................    4
ARTICLE II
THE CYPRUS MERGER; CLOSING
SECTION 2.1   The Cyprus Merger...........................................    4
SECTION 2.2   The Closing.................................................    5
SECTION 2.3   Effective Time..............................................    5
SECTION 2.4   Effects of the Cyprus Merger................................    5
SECTION 2.5   Directors and Officers......................................    5
ARTICLE III
EFFECT OF THE CYPRUS MERGER ON THE STOCK OF
CYPRUS; EXCHANGE OF CERTIFICATES
SECTION 3.1   Effect on Cyprus Stock and SubC Stock.......................    5
SECTION 3.2   Exchange of Certificates....................................    7
SECTION 3.3   Dissenting Shares...........................................    9
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.1   Organization, Qualification, Etc............................   10
SECTION 4.2   Capital Stock...............................................   11
SECTION 4.3   Corporate Authority Relative to This Agreement..............   11
SECTION 4.4   Non-Contravention; Consents and Approvals...................   12
SECTION 4.5   Reports and Financial Statements............................   13
SECTION 4.6   Environmental Matters.......................................   13
SECTION 4.7   Employee Benefit Plans; ERISA...............................   14
              Information Statement; Phelps Dodge Proxy Statement;
SECTION 4.8   Registration Statement; Other Information...................   16
SECTION 4.9   Cyprus Rights Plan..........................................   17
SECTION 4.10  Tax Matters.................................................   17
SECTION 4.11  Opinion of Financial Advisors...............................   18
SECTION 4.12  Required Vote...............................................   18
SECTION 4.13  Absence of Certain Changes..................................   18
SECTION 4.14  No Undisclosed Material Liabilities.........................   19
SECTION 4.15  Labor Relations.............................................   19
SECTION 4.16  No Prior Activities.........................................   20

                                                                            PAGE
                                                                            ----
ARTICLE V
COVENANTS AND AGREEMENTS
SECTION 5.1   Conduct of Business Pending the Effective Time..............   20
SECTION 5.2   Investigation...............................................   21
SECTION 5.3   Stockholder Approvals and Other Cooperation.................   22
SECTION 5.4   Affiliate Agreements........................................   24
              Cyprus Employee Stock Options, Incentive and Benefit
SECTION 5.5   Plans.......................................................   24
SECTION 5.6   Filings; Other Action.......................................   25
SECTION 5.7   Further Assurances..........................................   26
SECTION 5.8   Takeover Statute............................................   26
SECTION 5.9   No Solicitation by Cyprus...................................   26
SECTION 5.10  Public Announcements........................................   28
SECTION 5.11  Indemnification and Insurance...............................   28
SECTION 5.12  Accountants' "Comfort" Letters..............................   28
SECTION 5.13  Additional Reports..........................................   28
SECTION 5.14  Disclosure Schedule Supplements.............................   28
SECTION 5.15  Certain Litigation..........................................   29
SECTION 5.16  Shareholder Litigation......................................   29
SECTION 5.17  Section 16(b)...............................................   29
SECTION 5.18  Change of Control Agreements................................   29
ARTICLE VI
CONDITIONS TO THE CYPRUS MERGER
              Conditions to Each Party's Obligation to Effect the Cyprus
SECTION 6.1   Merger......................................................   30
ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT
SECTION 7.1   Termination.................................................   30
SECTION 7.2   Termination by Parent.......................................   31
SECTION 7.3   Termination by Cyprus.......................................   31
SECTION 7.4   Effect of Termination.......................................   31
SECTION 7.5   Termination Fee.............................................   31
SECTION 7.6   Amendment or Supplement.....................................   32
SECTION 7.7   Extension of Time, Waiver, Etc..............................   32
ARTICLE VIII
MISCELLANEOUS
SECTION 8.1   No Survival of Representations and Warranties...............   33
SECTION 8.2   Expenses....................................................   33
SECTION 8.3   Counterparts; Effectiveness.................................   33
SECTION 8.4   Governing Law...............................................   33
SECTION 8.5   Notices.....................................................   33
SECTION 8.6   Assignment; Binding Effect..................................   34
SECTION 8.7   Severability................................................   34
SECTION 8.8   Enforcement of Agreement....................................   34
SECTION 8.9   Entire Agreement; No Third-Party Beneficiaries..............   34
SECTION 8.10  Headings....................................................   34

                                                                            PAGE
                                                                            ----
SECTION 8.11  Definitions.................................................   35
SECTION 8.12  Finders or Brokers..........................................   35
SECTION 8.13  Cyprus Actions Following the Offer..........................   35
LIST OF EXHIBITS
EXHIBIT A  -- FORM OF CYPRUS AFFILIATE LETTER
LIST OF ANNEXES
ANNEX A  -- CONDITIONS TO THE CYPRUS OFFER

                             INDEX OF DEFINED TERMS

                        DEFINED TERM                           SECTION
                        ------------                           -------
accumulated funding deficiency..............................      4.7(d)
affiliates..................................................        8.11
Aggregate Cyprus Merger Cash Consideration..................      3.1(b)
Aggregate Cyprus Merger Stock Consideration.................      3.1(b)
Agreement...................................................    Preamble
Antitrust Laws..............................................      5.6(b)
ASARCO......................................................      7.5(b)
ASARCO Merger Agreement.....................................      7.5(b)
Certificates................................................      3.1(b)
Closing.....................................................         2.2
Closing Date................................................         2.2
Code........................................................    Recitals
Combination.................................................    Recitals
Common Shares Trust.........................................   2(e)(iii)
Confidentiality Agreement...................................      5.2(a)
Continuing Director.........................................         7.6
control.....................................................        8.11
Current Representing Party Group............................     4.10(a)
Cyprus......................................................    Preamble
Cyprus Acquisition Agreement................................      5.9(b)
Cyprus Amax Minerals Company................................      2.4(b)
Cyprus Award................................................      5.5(b)
Cyprus Board................................................      1.3(a)
Cyprus Cash Consideration...................................    Recitals
Cyprus Cash Election Shares.................................      1.2(a)
Cyprus Cash Proration Factor................................      1.2(b)
Cyprus Common Stock.........................................      2.1(b)
Cyprus Disclosure Schedule..................................  Article IV
Cyprus Employees............................................      5.5(e)
Cyprus Excess Shares........................................  3.2(e)(ii)
Cyprus Indemnified Parties..................................     5.11(a)
Cyprus Maximum Cash Consideration...........................      1.2(b)
Cyprus Maximum Stock Consideration..........................      1.2(c)
Cyprus Merger...............................................      2.1(a)
Cyprus Merger Cash Amount...................................      3.1(b)
Cyprus Merger Stock Amount..................................      3.1(b)
Cyprus Non-Electing Proration Factor........................      1.2(d)
Cyprus Non-Electing Shares..................................      1.2(a)
Cyprus Notice...............................................      5.9(a)
Cyprus Offer................................................    Recitals
Cyprus Option Plans.........................................      5.5(a)
Cyprus Policy...............................................     5.11(b)
Cyprus Preferred Stock......................................      3.1(c)
Cyprus SAR..................................................      5.5(a)
Cyprus Shareholder Approval.................................     4.12(b)
Cyprus Shareholder Meeting..................................  5.3(c)(iii)
Cyprus Stock Consideration..................................    Recitals
Cyprus Stock Election Shares................................      1.2(a)
Cyprus Stock Options........................................      5.5(a)

                        DEFINED TERM                           SECTION
                        ------------                           -------
Cyprus Stock Proration Factor...............................      1.2(c)
Cyprus Takeover Proposal....................................      5.9(a)
Cyprus Termination Fee......................................         7.5
DGCL........................................................      2.1(a)
Dissenting Cyprus Shares....................................      3.3(a)
Effective Time..............................................         2.3
Employee Benefit Plan.......................................   4.7(g)(i)
Encumbrance.................................................      4.1(c)
Environmental Claim.........................................   4.6(d)(i)
Environmental Law...........................................  4.6(d)(ii)
Environmental Permits.......................................      4.6(a)
ERISA.......................................................  4.7(g)(iii)
ERISA Affiliate.............................................  4.7(g)(iv)
Exchange Act................................................      1.3(b)
Exchange Agent..............................................      3.2(a)
Exchange Fund...............................................      3.2(a)
Foreign Plan................................................  4.7(g)(ii)
GAAP........................................................    Recitals
Governmental Entity.........................................      4.4(a)
Hazardous Materials.........................................  4.6(d)(iii)
HSR Act.....................................................      5.6(b)
Information Statement.......................................         4.8
IRS.........................................................      4.7(b)
Law.........................................................      4.4(a)
Material Adverse Effect.....................................      4.1(a)
Merger Consideration........................................      3.1(b)
Minimum Condition...........................................         1.1
Multiemployer Plan..........................................      4.7(a)
NYSE........................................................  3.2(e)(ii)
Offer Documents.............................................         1.4
Parent......................................................    Preamble
Parent Certificates.........................................      3.2(a)
Parent Common Stock.........................................    Recitals
Parent Disclosure Schedule..................................  Article IV
Parent Shareholder Approval.................................     4.12(a)
Parent Shareholder Meeting..................................  5.3(c)(ii)
Past Representing Party Group...............................     4.10(a)
person......................................................        8.11
Phelps Dodge Proxy Statement................................  5.3(c)(ii)
Plan........................................................  4.7(g)(iii)
Registration Statement......................................   5.3(a)(i)
Representing Party..........................................  Article IV
Representing Party Affiliated Group.........................     4.10(a)
Representing Party Agreements...............................      4.4(a)
Representing Party's Disclosure Schedule....................  Article IV
Required Statutory Approvals................................      4.4(b)
Required Third Party Consents...............................      4.4(b)
Schedule 14D-1..............................................         1.4
Schedule 14D-9..............................................      1.3(b)
SEC.........................................................      4.5(a)
SEC Reports.................................................         4.5

                        DEFINED TERM                           SECTION
                        ------------                           -------
Securities Act..............................................         4.5
Share Issuance..............................................      4.3(a)
Significant Subsidiaries....................................        8.11
SubC........................................................    Preamble
Subsidiaries................................................        8.11
Surviving Corporation.......................................      2.1(a)
Tax Certificates............................................   5.3(a)(v)
Tax Return..................................................        4.10
Taxes.......................................................        4.10
Termination Date............................................         5.1

     THIS AGREEMENT AND PLAN OF MERGER, dated as of September 30, 1999 (this "Agreement"), among PHELPS DODGE CORPORATION, a New York corporation ("Parent"), CAV CORPORATION, a Delaware corporation ("SubC"), and CYPRUS AMAX MINERALS COMPANY, a Delaware corporation ("Cyprus").

     WHEREAS, Parent and Cyprus desire to combine their respective businesses upon the terms and subject to the conditions in this Agreement (the "Combination");

     WHEREAS, (i) Parent is a corporation organized and existing under the laws of the State of New York; and (ii) Cyprus is a corporation organized and existing under the laws of the State of Delaware;

     WHEREAS, Parent has formed SubC, a wholly owned subsidiary of Parent, and all the outstanding capital stock of SubC is owned by Parent;

     WHEREAS, the Board of Directors of each of Parent and Cyprus deem it advisable and in the best interests of their shareholders to effect the Combination by causing Cyprus to become a subsidiary of Parent pursuant to the Cyprus Merger as provided for in this Agreement;

     WHEREAS, in furtherance of the Combination, Parent has caused SubC to commence an exchange offer, which Parent shall cause SubC to amend in accordance with the terms of this Agreement (as so amended, the "Cyprus Offer"), to acquire all of the issued and outstanding shares of Cyprus Common Stock (as hereinafter defined), for either $20.54 per share, net to the seller in cash, without interest (the "Cyprus Cash Consideration") or 0.3500 of a share of common stock of Parent, par value $6.25 per share ("Parent Common Stock") (the "Cyprus Stock Consideration"), subject to the election and proration provisions of this Agreement and to the terms and conditions of this Agreement and the Cyprus Offer;

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Combination and also to prescribe various conditions to the Combination;

     WHEREAS, for U.S. federal income tax purposes, it is intended that the Cyprus Merger will qualify as a transaction described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for financial accounting purposes, it is intended that the transactions contemplated by this Agreement will be accounted for as a purchase transaction in accordance with United States generally accepted accounting principles ("GAAP");

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and fully intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE OFFER

     SECTION 1.1.  The Cyprus Offer.

     The obligation of Parent to accept for payment and pay for Cyprus Common Stock tendered pursuant to the Cyprus Offer shall be subject to the condition (the "Minimum Condition") that the Cyprus Common Stock, when added to the Cyprus Common Stock already owned by Parent, shall constitute at least a majority of the then outstanding Cyprus Common Stock on a fully diluted basis (including, without limitation, all Cyprus Common Stock issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights) having been validly tendered and not withdrawn prior to the expiration of the Cyprus Offer and also shall be subject to the satisfaction of the other conditions set forth in Annex A hereto. Parent expressly reserves the right to waive any such condition, to increase the price per share of Cyprus Common Stock payable in the Cyprus Offer, and to make any other changes in the terms and conditions of the Cyprus Offer; provided, however, that, without the prior written consent of Cyprus, no change may be made to the Minimum Condition or which decreases the price per share of Cyprus Common Stock payable in the Cyprus Offer, which changes the form of consideration payable in the Cyprus Offer, which reduces the maximum number of shares of Cyprus Common Stock to be acquired in the Cyprus Offer, which imposes conditions to the Cyprus Offer in addition to those set forth in Annex A hereto, or which amends any other term of the Cyprus Offer in any manner adverse to the holders of the Cyprus Common Stock. Without the prior written consent of Cyprus, Parent will not waive the Minimum Condition if, as a result, SubC would acquire less than a majority of the Cyprus Common Stock outstanding. The Cyprus Cash Consideration shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Cyprus Offer. Subject to the terms and conditions of the Cyprus Offer, Parent shall accept for payment and purchase, as soon as permitted under the terms of the Cyprus Offer, and shall pay the Cyprus Cash Consideration and issue Parent Common Stock in payment of the Cyprus Stock Consideration, as promptly as practicable after expiration of the Cyprus Offer for, all shares of Cyprus Common Stock validly tendered and not withdrawn.

     SECTION 1.2  Cyprus Elections.

     (a) Subject to Sections 1.2(b), (c) and (d) below, each holder of Cyprus Common Stock shall be entitled, with respect to each share of Cyprus Common Stock held by such holder, to elect to receive either the Cyprus Cash Consideration or the Cyprus Stock Consideration. Cyprus shares that are validly tendered and not withdrawn and (i) covered by elections to receive the Cyprus Cash Consideration are referred to herein as "Cyprus Cash Election Shares", (ii) covered by elections to receive the Cyprus Stock Consideration are referred to herein as "Cyprus Stock Election Shares" and (iii) not covered by a valid election to receive either the Cyprus Cash Consideration or the Cyprus Stock Consideration are referred to herein as "Cyprus Non-Electing Shares".

     (b) Excess of Cash Elections. If the aggregate Cyprus Cash Consideration elected in respect of all Cyprus Cash Election Shares exceeds $7.61176875 multiplied by the total number of Cyprus shares outstanding immediately prior to closing of the Offer (the "Cyprus Maximum Cash Consideration"), the following will occur:

          1. Each Cyprus Cash Election Share will be exchanged in the Offer for
     (i) $20.54 multiplied by a fraction (the "Cyprus Cash Proration Factor"), the numerator of which is the Cyprus Maximum Cash Consideration and the denominator of which is the number of Cyprus Cash Election Shares multiplied by $20.54, and (ii) a number of shares of Parent Common Stock equal to 0.3500 multiplied by 1 minus the Cyprus Cash Proration Factor.

          2. Each Cyprus Stock Election Share and each Cyprus Non-Electing Share will be exchanged for 0.3500 of a share of Parent Common Stock.

     (c) Excess of Stock Elections. If the aggregate Cyprus Stock Consideration elected in respect of all Cyprus Stock Election Shares exceeds 0.2203 multiplied by the total number of Cyprus shares outstanding immediately prior to closing of the Offer (the "Cyprus Maximum Stock Consideration"), the following will occur:

          1. Each Cyprus Stock Election Share will be exchanged in the Offer for
     (i) a number of shares of Parent Common Stock equal to 0.3500 multiplied by a fraction (the "Cyprus Stock Proration Factor"), the numerator of which is the Cyprus Maximum Stock Consideration and the denominator of which is the number of Cyprus Stock Election Shares multiplied by 0.3500, and (ii) cash in an amount equal to $20.54 multiplied by 1 minus the Cyprus Stock Proration Factor.

          2. Each Cyprus Cash Election Share and each Cyprus Non-Electing Share will be exchanged for $20.54, without interest.

     (d) No Excess of Cash or Stock Elections. In the event that neither Section 1.2(b) or 1.2(c) above is applicable, the following will occur:

          1. Each Cyprus Cash Election Share will be exchanged for $20.54 in cash without interest.

          2. Each Cyprus Stock Election Share will be exchanged for 0.3500 of a share of Parent Common Stock.

          3. Each Cyprus Non-Electing Share will be exchanged for (i) an amount in cash without interest equal to $20.54 multiplied by a fraction (the "Cyprus Non-Electing Proration Factor"), the numerator of which is the difference between the Cyprus Cash Number (as hereinafter defined) less the number of Cyprus Cash Election Shares and the denominator of which is the number of Cyprus Non-Electing Shares; and (ii) a number of shares of Parent Common Stock equal to 0.3500 multiplied by 1 minus the Cyprus Non-Electing Proration Factor. For purposes of this Section 1.2(d), the Cyprus Cash Number is determined by dividing the Cyprus Maximum Cash Consideration by $20.54.

     SECTION 1.3  Cyprus Action.

     (a) Cyprus hereby approves of and consents to the Cyprus Offer and represents that (i) the Cyprus Board of Directors (the "Cyprus Board"), at a meeting duly called and held on September 30, 1999, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Cyprus Offer and the Cyprus Merger, are fair to and in the best interests of the holders of Cyprus Common Stock, (B) approved and adopted this Agreement and the transactions contemplated hereby and (C) recommended that the stockholders of Cyprus accept the Cyprus Offer and approve and adopt this Agreement and the transactions contemplated hereby, and (ii) Merrill Lynch & Co. has delivered to the Cyprus Board an written opinion that the consideration to be received by the holders of Cyprus Common Stock pursuant to each of the Cyprus Offer and the Cyprus Merger is fair to the holders of Cyprus Common Stock from a financial point of view. Cyprus hereby consents to the inclusion in the Offer Documents of the recommendation of the Cyprus Board described in the immediately preceding sentence. Cyprus has been advised by each of its directors and executive officers that they intend either to tender all Cyprus Common Stock beneficially owned by them to Parent pursuant to the Cyprus Offer or to vote such Cyprus Common Stock in favor of the approval and adoption by the stockholders of Cyprus of this Agreement and the transactions contemplated hereby.

     (b) As soon as reasonably practicable after the date hereof, Cyprus shall file with the SEC an amendment to its Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject to the fiduciary duties of the Cyprus Board under applicable law as advised in writing by independent counsel, the recommendation of the Cyprus Board described in Section 1.3(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal securities laws. Cyprus and Parent agree to correct promptly any information provided by either of them for use in the Schedule 14D-9 which shall have become false or misleading, and Cyprus further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Cyprus Common Stock, in each case as and to the extent required by applicable federal securities laws.

     SECTION 1.4  Parent Action.

     As soon as reasonably practicable after the date hereof, Parent shall file with the SEC an amendment to its Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Cyprus Offer. The Schedule 14D-1 shall contain the terms and conditions of the Cyprus Offer in accordance with the terms of this Agreement and shall contain or incorporate by reference an offer to purchase and the related letter of transmittal (the Schedule 14D-1, such offer to purchase and related letter of transmittal, together with all supplements and amendments thereto being referred to herein collectively as the "Offer Documents"). As soon as reasonably practicable after the date hereof, Parent shall disseminate the
Schedule 14D-1 to the extent required by Rule 14d-3 promulgated under the Exchange Act and any other applicable federal securities laws. Parent and Cyprus agree to correct promptly any information provided by either of them for use in the Schedule 14D-1 which shall have become false or misleading, and Parent further agrees to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and disseminated to holders of Cyprus Common Stock, in each case as and to the extent required by applicable federal securities laws.

     SECTION 1.5  Expiration or Termination of Offer.

     Parent and SubC agree that, without the prior written consent of Cyprus, SubC shall not terminate or withdraw the Cyprus Offer or extend the expiration date of the Cyprus Offer unless at the expiration date of the Cyprus Offer the conditions to the Cyprus Offer described in Annex A hereto shall not have been satisfied or earlier waived. If, at the expiration date of the Cyprus Offer, the conditions to the Cyprus Offer described in Annex A hereto shall not have been satisfied or earlier waived but there is a reasonable possibility that such conditions may be satisfied prior to March 31, 2000, Parent shall extend the expiration date of the Cyprus Offer for an additional period or periods of time, each of which being no longer than five business days, until, the date such conditions are satisfied or earlier waived and SubC becomes obligated to accept for payment and pay for shares of Cyprus Common Stock tendered pursuant to the Cyprus Offer; provided, however, that if the condition to the Cyprus Offer described in clause (e) of Annex A hereto has not been satisfied at the expiration date and Parent has given notice of the breach that has caused such condition not to be satisfied, Parent and SubC shall have no further obligation to extend the expiration date of the Cyprus Offer if such breach has not been cured within 30 days of such notice.

                                   ARTICLE II

                           THE CYPRUS MERGER; CLOSING

     SECTION 2.1.  The Cyprus Merger.

     (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), SubC shall merge with Cyprus (the "Cyprus Merger") at the Effective Time. SubC shall be the surviving corporation in the Cyprus Merger (the "Surviving Corporation"). From and after the Effective Time, the identity and separate existence of Cyprus shall cease.

     (b) In connection with the Cyprus Merger, Parent shall reserve a sufficient number of shares of Parent Common Stock, prior to the Cyprus Merger, to permit the issuance of shares of Parent Common Stock (i) to the holders of common stock, no par value per share, of Cyprus (the "Cyprus Common Stock") as of the Effective Time in accordance with the terms of this Agreement and (ii) upon the exercise of Cyprus Stock Options being assumed by Parent in accordance with
Section 5.5 hereof.

     SECTION 2.2  The Closing.

     The closing of the Cyprus Merger (the "Closing") will take place at 10:00 a.m. local time on the day following the last to occur of the Parent Shareholder Meeting and the Cyprus Shareholder Meeting (the "Closing Date"), but shall in no event be later than the second business day after satisfaction or waiver of the conditions set forth in Article VI unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, NY, unless another place is agreed to by the parties hereto.

     SECTION 2.3  Effective Time.

     Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, SubC and Cyprus shall file with the Secretary of State of the State of Delaware a certificate of merger duly completed and executed in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL to effect the Cyprus Merger. The Cyprus Merger shall become effective at the actual time of the filing of such certificate of merger or at such other later time as is reasonably specified in the certificate of merger (the time at which the Cyprus Merger becomes fully effective being hereinafter referred to as the "Effective Time").

     SECTION 2.4  Effects of the Cyprus Merger.

     (a) DGCL. The Cyprus Merger shall have the effects set forth in Section 259 of the DGCL.

     (b) Name of Surviving Corporation. The name of the Surviving Corporation from and after the Effective Time shall be "Cyprus Amax Minerals Company" until changed or amended in accordance with applicable Law.

     (c) Charter Documents. At the Effective Time, the Certificate of Incorporation and the Bylaws of SubC, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation.

     SECTION 2.5  Directors and Officers.

     The directors of SubC at the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified, as the case may be. The officers of SubC at the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed.

                                  ARTICLE III

                  EFFECT OF THE CYPRUS MERGER ON THE STOCK OF
                        CYPRUS; EXCHANGE OF CERTIFICATES

     SECTION 3.1  Effect on Cyprus Stock and SubC Stock.

     As of the Effective Time, by virtue of the Cyprus Merger and without any action on the part of SubC, Cyprus or the holders of any securities of SubC or
Cyprus:

          (a) Cancellation of Treasury Stock. Each share of Cyprus Common Stock that is owned directly by Parent, Cyprus or any of their respective Subsidiaries (but not including any such shares owned by employees or employee benefit or pension plans) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Cyprus Common Stock. Subject to Section 3.2(e), each issued and outstanding share of Cyprus Common Stock (other than shares to be cancelled in accordance with Section 3.1(a)) shall be converted into the Cyprus Stock Consideration, the Cyprus Cash Consideration or a combination thereof, in each case determined pursuant to this Section 3.1(b) (such consideration being referred to herein as the "Merger Consideration"). If
     Section 1.2(b) is applicable to the Cyprus Offer, each outstanding share of Cyprus Common Stock will be converted in the Cyprus Merger into the right to receive the Cyprus Stock Consideration. If Section 1.2(c) is applicable to the Cyprus Offer, each outstanding share of Cyprus Common Stock will be converted in the Cyprus Merger into the right to receive the Cyprus Cash Consideration. If neither Section 1.2(b) nor 1.2(c) is applicable, each outstanding share of Cyprus Common Stock will be converted in the Cyprus Merger into (i) an amount of cash equal to the Cyprus Merger Cash Amount (as hereinafter defined), without interest, and
     (ii) a number of shares of Parent Common stock equal to the Cyprus Merger Stock Amount (as hereinafter defined). The Cyprus Merger Cash Amount and the Cyprus Merger Stock Amount will be determined as follows:

             1. The aggregate amount of Cyprus Cash Consideration actually paid in the Cyprus Offer will be subtracted from the Total Cyprus Available Cash (as hereinafter defined) to determine the amount of cash available to be paid in the Cyprus Merger (the "Aggregate Cyprus Merger Cash Consideration"). For purposes of this Section, Total Cyprus Available Cash equals (i) the number of shares of Cyprus Common Stock exchanged in the Cyprus Offer plus the number of shares of Cyprus Common Stock to be converted in the Cyprus Merger, multiplied by (ii) $7.61176875.

             2. The Aggregate Cyprus Merger Cash Consideration will be divided by the number of shares of Cyprus Common Stock to be converted in the Cyprus Merger, to determine the amount of cash consideration to be paid in respect of each such share of Cyprus Common Stock in the Cyprus Merger (the "Cyprus Merger Cash Amount").

             3. The aggregate number of shares of Parent Common Stock actually issued as Cyprus Stock Consideration in the Cyprus Offer will be subtracted from the Total Cyprus Available Stock (as hereinafter defined) to determine the number of shares of Parent Common Stock available to be paid in the Cyprus Merger (the "Aggregate Cyprus Merger Stock Consideration"). For purposes of this Section, Total Cyprus Available Stock equals (i) the number of shares of Cyprus Common Stock exchanged in the Cyprus Offer plus the number of shares of Cyprus Common Stock to be converted in the Cyprus Merger, multiplied by (ii) 0.2203.

             4. The Aggregate Cyprus Merger Stock Consideration will be divided by the number of shares of Cyprus Common Stock to be converted in the Cyprus Merger, to determine the number of shares of Parent Common Stock to be issued in respect of each such share of Cyprus Common Stock in the Cyprus Merger (the "Cyprus Merger Stock Amount").

             As of the Effective Time, all such shares of Cyprus Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Cyprus Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive (x) if the Merger Consideration includes Parent Common Stock,
        (i) Parent Certificates, (ii) certain dividends and other distributions in accordance with Section 3.2(c), and (iii) cash in lieu of fractional shares of Parent Common Stock in accordance with Section 3.2(e), without interest, and (y) if the Merger Consideration includes cash, the appropriate cash amounts.

          (c) Redemption of Cyprus Preferred Stock. Immediately prior to the Effective Time, each issued and outstanding share of $4.00 Series A Convertible Preferred Stock of Cyprus (the "Cyprus Preferred Stock") shall be redeemed by Cyprus. Cyprus shall give the required notice of redemption sufficient to allow for such redemption.

          (d) Conversion of Common Stock of SubC. Each issued and outstanding share of common stock, par value $.01 per share, of SubC shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

     SECTION 3.2  Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by it and reasonably satisfactory to Cyprus (the "Exchange Agent"), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Cyprus Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, cash and certificates ("Parent Certificates") representing the number of whole shares of Parent Common Stock issuable or payable pursuant to Section 3.1 in exchange for outstanding shares of Cyprus Common Stock (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect to such Parent Common Stock with a record date after the Effective Time, any Cyprus Excess Shares and any cash (including cash proceeds from the sale of the Cyprus Excess Shares) payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the cash and/or Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, cash and/or a Parent Certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article III, certain dividends or other distributions in accordance with Section 3.2(c) and cash in lieu of any fractional share in accordance with Section 3.2(e), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Cyprus Common Stock not registered in the transfer records of Cyprus, cash and/or a Parent Certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such issuance shall pay all transfer or other non-income Taxes required by reason of the issuance of shares of Parent Common Stock and/or cash to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender of Cyprus Certificates, cash and/or Parent Certificates representing the number of whole shares of Parent Common Stock into which the shares of Cyprus Common Stock formerly represented by such Certificate have been converted, certain dividends or other distributions in accordance with Section 3.2(c) and cash in lieu of any fractional share in accordance with Section 3.2(e). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable escheat or similar Laws, following surrender of any such Certificate there shall be paid to the holder of the Parent Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Cyprus Common Stock. All cash and/or shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III (including any cash paid pursuant to this Article III) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Cyprus Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by Cyprus on such shares of Cyprus Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Cyprus Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by Law.

     (e) No Fractional Shares.

          (i) No Parent Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

          (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 3.2(a) for exchange pursuant to Section 3.1 for outstanding shares of Cyprus Common Stock over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Cyprus Common Stock pursuant to Section 3.2(b) (such excess being herein called the "Cyprus Excess Shares"). Following the Effective Time, the Exchange Agent will, on behalf of former shareholders of Cyprus, sell the Cyprus Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 3.2(e)(iii).

          (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Cyprus Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Cyprus Common Stock (the "Common Shares Trust"). Parent will pay all commissions, transfer Taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of Cyprus Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Cyprus Common Stock is entitled (after taking into account all shares of Cyprus Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Cyprus Common Stock are entitled.

          (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Cyprus Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Cyprus Common Stock subject to and in accordance with the terms of Section 3.2(c).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates six months after the Effective Time shall be delivered to Parent upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

     (g) No Liability. None of Parent, SubC, Cyprus or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Article III or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority) any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the related Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock as may be deliverable in respect thereof pursuant to this Agreement.

     SECTION 3.3  Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, shares of Cyprus Common Stock that are outstanding immediately prior to the Effective Time and which are held by persons who shall have properly demanded in writing appraisal for such shares of Cyprus Common Stock in accordance with Section 262 of the DGCL (collectively, the "Dissenting Cyprus Shares") shall not be converted into or represent the right to receive the Merger Consideration as provided in Section 3.1(b). Such persons shall be entitled to receive payment of the appraised value of such shares of Cyprus Common Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Cyprus Shares held by persons who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into, as of the Effective Time, the Merger Consideration (subject to the proration procedures set forth in Section 3.1(b)) upon surrender of the Certificate therefor in the manner provided in Section 3.2.

     (b) Cyprus shall give Parent (i) prompt notice of any demands for appraisal received by Cyprus, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Cyprus, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Cyprus shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     Except (i) as set forth in the disclosure schedule delivered by Parent to Cyprus prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent hereby represents and warrants to Cyprus, and (ii) as set forth in the disclosure schedule delivered by Cyprus to Parent prior to the execution of this Agreement (the "Cyprus Disclosure Schedule"), Cyprus hereby represents and warrants to Parent, in each case as set forth in this Article IV, with the party making such representations and warranties being referred to as the "Representing Party" and such Representing Party's Disclosure Schedule as the "Representing Party's Disclosure Schedule." Notwithstanding the foregoing, any representation or warranty which expressly refers to Parent or Cyprus is being made solely by Parent or Cyprus, as the case may be.

     SECTION 4.1  Organization, Qualification, Etc.

     (a) The Representing Party is a corporation duly organized, validly existing and in good standing (or other equivalent status) under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted or presently proposed to be conducted and is duly qualified to do business and is in good standing (or other equivalent status) in each jurisdiction in which the ownership, operation or leasing of its properties or assets or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing (or other equivalent status) would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to a Representing Party, means such state of facts, event, change or effect that has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Representing Party and its Subsidiaries, taken as a whole; provided, however, that any adverse effect that copper prices have had or may have on the business, results of operations or financial condition of the Representing Party and its Subsidiaries, taken as a whole, shall not be deemed a Material Adverse Effect for purposes of this Agreement. The copies of each Representing Party's Certificate of Incorporation and Bylaws which have been delivered to the other Representing Party are complete and correct and in full force and effect.

     (b) Each of the Representing Party's Significant Subsidiaries is a corporation duly organized, validly existing and in good standing (or other equivalent status) under the laws of its jurisdiction of incorporation or organization, has the power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted or presently proposed to be conducted, and is duly qualified to do business and is in good standing (or equivalent status) in each jurisdiction in which the ownership, operation or leasing of its properties or assets or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing (or other equivalent status) would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party. Each Representing Party has made available to the other Representing Party complete and correct copies of the certificate of incorporation, bylaws or other similar governing documents which are in full force and effect for each of such Representing Party's Significant Subsidiaries that are not directly or indirectly wholly owned.

     (c) All the outstanding shares of capital stock of, or other ownership interests in, the Representing Party's Subsidiaries are validly issued, fully paid and non-assessable and are owned of record and beneficially by such Representing Party, directly or indirectly, free and clear of all Encumbrances. As used in this Agreement, the term "Encumbrance" means any mortgage, pledge, lien, charge, encumbrance, defect, security interest, claim, option or restriction of any kind. There are no (i) securities of the Representing Party or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of the Representing Party's Subsidiaries, (ii) warrants, calls, options or other rights to acquire from the Representing Party or any of its Subsidiaries, or any obligations of the Representing Party or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or ownership interests in any of the Representing Party's Subsidiaries, or (iii) obligations of the Representing Party or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of the Representing Party's Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

     (d) Except for the Representing Party's Subsidiaries, as set forth in
Section 4.1(d) of the Representing Party's Disclosure Schedule or the Representing Party's (or any of its Subsidiaries') SEC Reports, and in respect of minerals exploration or development agreements in the ordinary course of business, the Representing Party (excluding employee pension or benefit plans) does not own any securities of, or have any debt or equity investment in, or loans outstanding to, any corporation, partnership, joint venture, limited liability company or other entity. The Representing Party is not subject to any contractual obligation under which it may be required to advance or contribute capital to any entity, except in respect of minerals exploration or development agreements in the ordinary course of business.

     SECTION 4.2  Capital Stock.

     (a) Section 4.2(a) of the Representing Party's Disclosure Schedule sets forth as of September 28, 1999:

          (i) the number of authorized shares of each class or series of capital stock of the Representing Party;

          (ii) the number of shares of each class or series of capital stock of the Representing Party which are issued and outstanding;

          (iii) the number of shares of each class or series of capital stock which are held in the treasury of such Representing Party;

          (iv) the number of shares of each class or series of capital stock of the Representing Party which are reserved for issuance, indicating each specific reservation; and

          (v) the number of shares of each class or series of capital stock of such Representing Party which are subject to employee stock options or other rights to purchase or receive capital stock granted under such Representing Party's stock option or other stock based employee or non-employee director benefit plans, indicating the name of the plan, the date of grant, the number of shares and the exercise price thereof.

     (b) All of the issued and outstanding shares of capital stock of the Representing Party have been validly issued and are fully paid and nonassessable. Except as set forth in Section 4.2(a) of the Representing Party's Disclosure Schedule, there are no authorized, issued, reserved for issuance or outstanding (i) shares of capital stock or voting securities of the Representing Party, (ii) securities convertible into or exchangeable for shares of capital stock or voting securities of the Representing Party, (iii) warrants, calls, options or other rights to acquire from the Representing Party or any of its Subsidiaries, or any obligation of the Representing Party or any of its Subsidiaries to issue, any shares of capital stock or voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Representing Party, and (iv) there are no outstanding obligations of the Representing Party to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

     SECTION 4.3  Corporate Authority Relative to This Agreement.

     (a) Parent has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and, except for the approval of the issuance of the Parent Common Stock in the Cyprus Merger (the "Share Issuance") by its shareholders, no other corporate proceedings on the part of Parent are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of Parent has determined that the transactions contemplated by this Agreement are in the best interest of Parent and its shareholders and recommends to such shareholders that they approve the Share Issuance. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

     (b) Parent has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and, except for the Share Issuance by its shareholders, no other corporate proceedings on the part of Parent are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of Parent has determined that the transactions contemplated by this Agreement are in the best interest of Parent and its shareholders and recommends to such shareholders that they approve the Share Issuance. This Agreement has been duly and validly executed and delivered by Parent and, assuming this

Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

     (c) Cyprus has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Cyprus Board and, except for the approval of this Agreement by its shareholders, no other corporate proceedings on the part of Cyprus are necessary to authorize the consummation of the transactions contemplated hereby. The Cyprus Board has taken all appropriate action so that neither Parent nor SubC will be an "interested stockholder" within, the meaning of (i) Section 203 of the DGCL or (ii) the Certificate of Incorporation of Cyprus by virtue of Parent and SubC entering into this Agreement and consummating the transactions contemplated hereby. The Cyprus Board has determined that the transactions contemplated by this Agreement are in the best interest of Cyprus and its shareholders and to recommend to such shareholders that they approve this Agreement. This Agreement has been duly and validly executed and delivered by Cyprus and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Cyprus, enforceable against Cyprus in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by principles governing the availability of equitable remedies).

     SECTION 4.4  Non-Contravention; Consents and Approvals.

     (a) None of the execution, delivery or performance of this Agreement by the Representing Party or the consummation by such Representing Party of the transactions contemplated hereby will (i) violate the certificate of incorporation or the bylaws or other similar governing documents of the Representing Party or any of its Subsidiaries, (ii) except for the Required Third Party Consents, result in the violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Representing Party or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Representing Party Agreements"),
(iii) except for the Required Statutory Approvals, violate any order, writ, injunction, decree, judgment, permit, license, statute, law, ordinance, policy, rule or regulation ("Law") of any court, tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority, whether federal, state, local or foreign (individually, a "Governmental Entity") applicable to the Representing Party or any of its Subsidiaries or any of their respective property or assets, or (iv) result in the creation or imposition of any Encumbrance on any asset of the Representing Party or any of its Subsidiaries, except in the case of clauses
(ii), (iii) and (iv) for violations, breaches, defaults, terminations, cancellations, accelerations or creations which would not in the aggregate have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole, or prevent or delay the consummation of the transactions contemplated hereby.

     (b) Section 4.4(b)(i) of the Representing Party's Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained under the Representing Party Agreements prior to the consummation of the transactions contemplated by this Agreement the failure of which to obtain would have, individually or in the aggregate, a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole (the "Required Third Party Consents"). Section 4.4(b)(ii) of the Representing Party's Disclosure Schedule sets forth a list of all notices to, filings and registrations with, and permits, authorizations, consents and approvals of, Governmental Entities required to be made or obtained from Governmental Entities prior to the consummation of the transactions contemplated by this Agreement the failure of which to obtain would have, individually or in the aggregate, a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole (the "Required Statutory Approvals").

     SECTION 4.5  Reports and Financial Statements.

     The Representing Party has previously furnished or made available to the other Representing Party complete and correct copies of:

          (a) such Representing Party's (and any of its Subsidiaries') Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for each of the years ended December 31, 1996 through 1998;

          (b) such Representing Party's (and any of its Subsidiaries') Quarterly Reports on Form 10-Q filed with the SEC for the each of the fiscal quarters ended following such Representing Party's last fiscal year-end;

          (c) each definitive proxy statement filed by such Representing Party or any of its Subsidiaries with the SEC since March 1, 1996;

          (d) each final prospectus filed by such Representing Party with the SEC since December 31, 1995; and

          (e) all Current Reports on Form 8-K filed by such Representing Party with the SEC since January 1, 1998.

     As of their respective dates, such reports, proxy statements and prospectuses (collectively, with any amendments, supplements and exhibits thereto, the "SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Report of the Representing Party has been revised or superseded by an SEC Report subsequently filed by the Representing Party, none of the Representing Party's SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Representing Party's SEC Reports (including any related notes and schedules) fairly present the financial position of the Representing Party and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since January 1, 1998, the Representing Party has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

     SECTION 4.6  Environmental Matters.

     (a) Except for Environmental Claims disclosed in or referred to in Section 4.6(b) of the Disclosure Schedule, as of the date of this Agreement, each of the Representing Party and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required under any applicable Environmental Law in respect of its business, properties, assets and operations ("Environmental Permits"), except (i) for such permits as to which due and proper application is pending, and (ii) for such failures to have Environmental Permits which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole. Each of such Environmental Permits is in full force and effect, and each of the Representing Party and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole.

     (b) Except for Environmental Claims disclosed in or referred to in Section 4.6(b) of the Disclosure Schedule, as of the date of this Agreement, there is no Environmental Claim filed, pending, or to the best knowledge of the Representing Party threatened or in process, against the Representing Party or any of its Subsidiaries or any person whose liability for such Environmental Claim the Representing Party or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law, that would, individually or in the aggregate, have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole.

     (c) Except as disclosed or referred to in Section 4.6(c) of the Disclosure Schedule, no Encumbrances have arisen under or pursuant to any Environmental Law on any property, site or facility owned, operated or leased by the Representing Party or any of its Subsidiaries, except for such Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole, and no action of any Governmental Entity has been taken or, to the best knowledge of the Company, is threatened or in process which could subject any of such properties to such Encumbrances, except for such action which would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole.

     (d) As used in this Agreement:

          (i) "Environmental Claim" means any claim, action, cause of action, order, investigation or notice (written or oral) by any person alleging potential or actual liability (including, without limitation, potential or actual liability for investigation, evaluation, cleanup, removal actions, remedial actions, response actions, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any Environmental Law, including any claim under CERCLA, and shall include any request for information under CERCLA or any comparable state or local Law.

          (ii) "Environmental Law" means any Law relating to (a) the environment or pollution, environmental matters, the protection of the environment, or the protection of human health and safety from environmental concerns, (b) actual or threatened emissions, discharges, or releases of pollutants, contaminants, chemicals or solid, industrial, toxic or hazardous substances, wastes or constituents into the environment, and (c) the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          (iii) "Hazardous Materials" mean (a) any petroleum or petroleum products and radioactive materials, (b) any chemicals, constituents, materials, or substances defined or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "toxic substances" and related materials, as such materials are defined in any Environmental Law, and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity.

     SECTION 4.7  Employee Benefit Plans; ERISA.

     (a) Except as set forth in the Representing Party's SEC Reports or as would not have a Material Adverse Effect on the Representing Party and its Subsidiaries, taken as a whole, (i) all Employee Benefit Plans (other than any Employee Benefit Plan that is a "multiemployer plan" within the meaning of
Section 3(37) of ERISA (a "Multiemployer Plan")) of the Representing Party are in material compliance with all applicable requirements of Law, including ERISA and the Code, and (ii) neither the Representing Party nor any of its Subsidiaries nor any ERISA Affiliate has any liabilities or obligations with respect to any such Employee Benefit Plans, whether accrued, contingent or otherwise, that are not otherwise reflected on the Representing Party's financial statements, nor to the best knowledge of the Representing Party, are any such liabilities or obligations expected to be incurred. Except as described in the Representing Party's (or any of its Subsidiaries') SEC Reports or as set forth in Section 4.7(a) of the Representing Party's Disclosure Schedule, the execution and delivery of, and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Benefit Plan of the Representing Party that will or may result in acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Representing Party or any of its Subsidiaries are the agreements and policies specifically described in
Section 4.7(a) of the Representing Party's Disclosure Schedule.

     (b) With respect to each of its Plans, the Representing Party has heretofore made available to the other Representing Party complete and correct copies of each of the following documents, as applicable: (i) a copy of the Plan and any amendments thereto; (ii) a copy of the most recent annual report; (iii) a copy of the most recent actuarial report; (iv) a copy of the most recent Summary Plan Description and all material modifications; (v) a copy of the trust or other funding agreement and any amendments thereto; and (vi) the most recent determination letter received from the Internal Revenue Service (the "IRS") with respect to each Plan that is intended to be qualified under Section 401 of the Code and all notices of reportable events received following receipt of such letter. Each Representing Party will deliver to the other Representing Party a copy of each Foreign Plan within thirty days following the date hereof.

     (c) Section 4.7(c) of the Representing Party's Disclosure Schedule sets forth a list of each employee of the Representing Party (or any Subsidiary) who is a party to any agreement (whether written or oral) with respect to such person's employment by the Representing Party or a Subsidiary, other than offer letters which do not have guaranteed periods of employment and statutory employment agreements under foreign Laws, and which provide for annual compensation in excess of $100,000. The Representing Party has made available to the other Representing Party a complete and correct copy of each such written employment agreement, a complete and correct summary of each such oral agreement.

     (d) No liability under Title IV of ERISA has been incurred by the Representing Party or any ERISA Affiliate within the past six years that has not been satisfied in full. To the best knowledge of the Representing Party, no condition exists that presents a material risk to the Representing Party, any of its Subsidiaries or any ERISA Affiliate of incurring a liability under such Title that is reasonably likely to have a Material Adverse Effect on the Representing Party. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any of the Employee Benefit Plans, and, to the knowledge of the Representing Party, no condition exists that presents a material risk that such proceedings will be instituted. Except as would not have a Material Adverse Effect on the Representing Party, with respect to each of the Employee Benefit Plans that is subject to Title IV of ERISA, the present value of accrued benefits under such Employee Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Employee Benefit Plan's actuary with respect to such Employee Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Employee Benefit Plan allocable to such accrued benefits, and there have been no changes since such latest valuation date which would cause the present value of such accrued benefits to exceed the current value of such assets. None of the Employee Benefit Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Employee Benefit Plans ended prior to the date of this Agreement. None of the Employee Benefit Plans is a Multiemployer Plan. To the knowledge of the Representing Party each of the Employee Benefit Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. No Employee Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable Law or benefits, the full cost of which is borne by the current or former employee). There are no material pending or threatened claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits). No prohibited transaction has occurred with respect to any Employee Benefit Plan that would result, directly or indirectly, in the imposition of an excise Tax or other liability under the Code or ERISA, except for such a Tax or other liability that would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect on the Representing Party, with respect to each Foreign Plan: (i) all amounts required to be reserved on account of each Foreign Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Foreign Plan is established, and (ii) each Foreign Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate

Governmental Entities, and has been maintained and operated in accordance with its terms and applicable Law.

     (e) No director or officer or other employee of such Representing Party will become entitled to any termination, retirement, severance or similar payment, benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of restrictions, repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or incentive or compensation plan or arrangement) as a result of the transactions contemplated by this Agreement (either standing alone or in conjunction with any additional or subsequent events).

     (f) Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Representing Party or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employee benefit plan or other compensation arrangement currently in effect would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

     (g) As used in this Agreement:

          (i) "Employee Benefit Plan" means any material Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Representing Party, any of its Subsidiaries or ERISA Affiliates for the benefit of the current or former employees or directors of the Representing Party or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time;

          (ii) "Foreign Plan" shall refer to each material plan, program or contract that is subject to or governed by the Laws of any jurisdiction other than the United States, and which would have been treated as an Employee Benefit Plan had it been a United States plan, program or contract;

          (iii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase: stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, worker's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice policy, program or arrangement of any kind, whether written or oral, other than a Foreign Plan, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"); and

          (iv) "ERISA Affiliate" means, with respect to any Representing Party, any entity, trade or business that is a member of the same controlled group as such Representing Party (within the meaning of Sections 414(b), (c), (m) or (o) of the Code).

     SECTION 4.8 Information Statement; Phelps Dodge Proxy Statement; Registration Statement; Other Information.

     None of the information with respect to the Representing Party or its Subsidiaries to be included in the Schedule 14D-9, the Schedule 14D-1, the Information Statement, the Phelps Dodge Proxy Statement or the Registration Statement will, in the case of the Information Statement, the Schedule 14D-9, the Schedule 14D-1 or any amendments thereof or supplements thereto, at the time that such document is mailed, in the case of the Information Statement and the Phelps Dodge Proxy Statement, at the time of the Parent Shareholder Meeting and the Cyprus Shareholder Meeting, respectively, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Representing Party with respect to information supplied in writing by the other Representing Party or any of its affiliates specifically for inclusion in the Information Statement. The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letters to shareholders, notices of meeting, proxy statement and forms of proxies to be distributed to stockholders in connection with the Cyprus Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Information Statement."

     SECTION 4.9  Cyprus Rights Plan.

     Cyprus represents and warrants that the Cyprus Board has taken all necessary action to render the Rights Agreement between Cyprus and The Bank of New York, dated as of February 28, 1999, inapplicable to the transactions contemplated by this Agreement.

     SECTION 4.10  Tax Matters.

     (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Representing Party, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Representing Party or any of its Subsidiaries (i) is a member (a "Current Representing Party Group") or (ii) was a member during six years prior to the date hereof but is not currently a member, but only insofar as any such Tax Return relates to a taxable period ending on a date within the last six years (a "Past Representing Party Group," together with Current Representing Party Groups, a "Representing Party Affiliated Group") have been timely filed, and all such Tax Returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on such Representing Party (it being understood that the representations made in this Section, to the extent that they relate to Past Representing Party Groups, are made to the knowledge of the Representing Party). All Taxes due and owing by the Representing Party, any Subsidiary of the Representing Party or any Representing Party Affiliated Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Representing Party, any Subsidiary of the Representing Party or any Representing Party Affiliated Group which would, individually or in the aggregate, have a Material Adverse Effect on the Representing Party; provided that in no event shall the existence of a proposed adjustment or matter in controversy with respect to Taxes be deemed to have or contribute to a Material Adverse Effect for any purpose under this Agreement to the extent that such proposed adjustment or matter in controversy has been specifically reserved for or paid as of the date of this Agreement. All assessments for Taxes due and owing by the Representing Party, any Subsidiary of the Representing Party or any Representing Party Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of the execution of the Agreement, the Representing Party will provide the other party with written schedules of (i) the taxable years of the Representing Party for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. The Representing Party and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Representing Party.

     (b) Neither the Representing Party nor any of its Subsidiaries has (i) entered into a closing agreement or similar agreement with a taxing authority relating to Taxes of the Representing Party or any of its Subsidiaries with respect to a taxable period for which the statute of limitations is still open, or (ii) with respect to U.S. federal income Taxes, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any such income Tax, in either case, that is still outstanding. There are no Liens relating to Taxes upon the assets of the Representing Party other than Liens relating to Taxes not yet due, except as would not have a Material Adverse Effect on the Representing Party. Neither the Representing Party nor any of its Subsidiaries is a party to any agreement relating to the allocating or sharing of Taxes, other than an agreement with each other.

     (c) Neither the Representing Party nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Cyprus Offer together with the Cyprus Merger from constituting a reorganization under Section 368(a) of the Code.

     For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, severance, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     SECTION 4.11  Opinion of Financial Advisors.

     The Cyprus Board has received the opinion of Merrill Lynch & Co., dated the date of this Agreement, substantially to the effect that, as of such date, the consideration to be received by the holders of Cyprus Common Stock in the Cyprus Offer and the Cyprus Merger is fair to the holders of Cyprus Common Stock from a financial point of view.

     SECTION 4.12  Required Vote.

     (a) The affirmative vote of the holders of shares of Parent Common Stock representing a majority of the shares voting at the Parent Shareholders Meeting provided that at least 50% of the Parent Common Stock entitled to vote thereon at the Parent Shareholders Meeting (the "Parent Shareholder Approval") is required to approve the Cyprus Offer, the Cyprus Merger and the Share Issuance. No other vote of the shareholders of Parent is required by Law, the Certificate of Incorporation or the Bylaws of Parent or otherwise in order for Parent to consummate the Cyprus Offer, the Cyprus Merger and the transactions contemplated hereby.

     (b) The affirmative vote of the holders of shares of Cyprus Common Stock representing a majority of all shares entitled to vote at the Cyprus Shareholder Meeting (the "Cyprus Shareholder Approval") is required to approve this Agreement. No other vote of the shareholders of Cyprus is required by Law, the Certificate of Incorporation or the Bylaws of Cyprus or otherwise in order for Cyprus to consummate the Cyprus Merger and the transactions contemplated hereby.

     SECTION 4.13  Absence of Certain Changes.

     Since December 31, 1998, and, other than with respect to clause (a) below, prior to the date hereof, except as set forth in the Representing Party's (or any of its Subsidiaries') SEC Reports filed prior to the date hereof, the Representing Party and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice and there has not been:

          (a) any event, occurrence or development (including the discovery of new or additional information concerning an existing environmental condition) which, individually or in the aggregate, would have a Material Adverse Effect on the Representing Party;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Representing Party (other than regular quarterly cash dividends payable by the Representing Party in respect of shares of its capital stock consistent with past practice) or any repurchase, redemption or other acquisition by the Representing Party or any of its Subsidiaries of any outstanding shares of its capital stock (except (x) as required by the terms of any employee or stock option plan or compensation plan or arrangement, (y) in accordance with any dividend reinvestment plan as in effect as of the date of this Agreement in the ordinary course of operation of such plan consistent with past practice, and/or (z) as otherwise permitted by Section 5.1);

          (c) any amendment of any material term of any outstanding security of the Representing Party or any of its Subsidiaries;

          (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Representing Party or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by the Representing Party or any of its Subsidiaries of any contract or other right, in either case, material to the Representing Party and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including, without limitation, settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (e) any change prior to the date hereof in any method of accounting or accounting practice by the Representing Party or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP;

          (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Representing Party or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Representing Party or any of its Subsidiaries, (iii) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or (iv) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or employees of the Representing Party or any of its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice or as permitted by this Agreement; or

          (g) any material Tax election made or changed, any material audit settled or any material amended Tax Returns filed.

     SECTION 4.14  No Undisclosed Material Liabilities.

     There are no liabilities of the Representing Party or any Subsidiary of the Representing Party of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, other than:

          (a) liabilities which, individually or in the aggregate, would not have a Material Adverse Effect on the Representing Party;

          (b) liabilities disclosed in the SEC Reports of the Representing Party; and

          (c) liabilities under or arising as a result of this Agreement.

     SECTION 4.15  Labor Relations.

     As of the date of this Agreement: (i) Section 4.15 of the Representing Party's Disclosure Schedule sets forth a complete list of each collective bargaining agreement to which the Representing Party or any of its Subsidiaries is a party, (ii) no labor organization or group of employees of the Representing Party (or any of its Subsidiaries) has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Representing Party, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority, and (iii) there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Representing Party, threatened against or involving the Representing Party or any of its Subsidiaries.

     SECTION 4.16  No Prior Activities.

     SubC was formed for the purpose of effecting a business combination transaction with Cyprus, has no Subsidiaries and has not undertaken any business or other activities other than in connection with pursuing such business combination and entering into this Agreement and engaging in the transactions contemplated hereby.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

     SECTION 5.1  Conduct of Business Pending the Effective Time.

     From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "Termination Date"), and except as may be agreed in writing by the other parties hereto, or as may be provided for or permitted pursuant to this Agreement or as disclosed on the Cyprus Disclosure Schedule:

          (a) each of the parties shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

          (b) each of the parties shall use its reasonable best efforts, and cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organizations and goodwill, keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with it (including its relationships with customers, suppliers, employees and business partners);

          (c) each of the parties shall confer at such times as any of the other parties may reasonably request with one or more representatives of such requesting party to report material operational matters and the general status of ongoing operations (to the extent such requesting party reasonably requires such information);

          (d) each of the parties shall notify the other parties of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries, respective properties and of any complaints or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on such party;

          (e) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, (i) declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock, except in the case of Parent for regular quarterly cash dividends on the outstanding shares of Parent Common Stock, in the case of Cyprus for regular quarterly cash dividends on the outstanding shares of Cyprus Common Stock and Cyprus Preferred Stock; or (ii) split, combine or reclassify any of its shares of capital stock;

          (f) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, except (i) in the ordinary course of business consistent with past practice, (ii) as otherwise provided in this Agreement or (iii) as required by applicable Law, adopt or amend any Employee Benefit Plan;

          (g) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Cyprus Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities (except as set forth in Section 5.1(g) of the Cyprus Disclosure Schedule) or any release or relinquishment of any material contract rights, in each case not in the ordinary course of business;

          (h) none of the parties shall, and none of the parties shall permit its Subsidiaries to, propose or adopt any amendments to its certificate of incorporation or by-laws or other similar governing documents;

          (i) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, issue or authorize the issuance of, or agree to issue or sell any shares of their capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the issuance of shares of Parent Common Stock by Parent and Cyprus Common Stock by Cyprus upon the exercise of stock options or other rights to acquire such party's capital stock, in each case which securities, options and rights are outstanding as of the date of this Agreement (or as set forth on Section 4.7(a) of the Cyprus Disclosure Schedule) and such issuance is made in accordance with the terms of such securities, options and rights in effect on the date of this Agreement;

          (j) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof, purchase or redeem any shares of its stock or any rights, warrants or options to acquire any such shares;

          (k) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, incur, assume or prepay any indebtedness or any other material liabilities, other than indebtedness between such party and a wholly owned Subsidiary or between wholly owned Subsidiaries, provided, in either such case, such wholly owned Subsidiaries remain wholly owned Subsidiaries, and other than in the ordinary course of business consistent with past practice;

          (l) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice and other than the consummation of contracts of sale executed and delivered prior to the date hereof;

          (m) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, take any action that would reasonably be expected to cause the Cyprus Merger not to constitute transactions described in Section 368(a) of the Code;

          (n) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, make any material Tax election or settle or compromise any material Tax liability, other than in the ordinary course of business consistent with past practice and except that Cyprus may make one or more Section 338(h)(10) elections (and corresponding state and local elections) relating to the sale of the Cypress Amax Coal Company and its Subsidiaries; and

          (o) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would (i) make any representation or warranty made by such party in Article IV hereof untrue or incorrect or (ii) result in any of the conditions to the Cyprus Merger set forth in Article VI not being satisfied.

     SECTION 5.2  Investigation.

     (a) Each of Cyprus on the one hand and Parent on the other hand shall (and shall cause its respective Subsidiaries to) afford to the other and the other's officers, employees, accountants, counsel and other authorized representatives full and complete access on reasonable prior notice during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries' properties, contracts, commitments, books, and records (including but not limited to Tax Returns) and any report, schedule or other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the Department of Justice, the Federal Trade Commission or any other Governmental Entity and shall use their reasonable best efforts to cause their respective representatives and Subsidiaries to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request; provided that nothing herein shall require any of Parent or Cyprus or any of their respective Subsidiaries to disclose any information to the other that would cause significant competitive harm to such disclosing party or its affiliates if the transactions contemplated by this Agreement are not consummated. Cyprus hereby agrees that it will treat any such information in accordance with the Confidentiality Agreement, dated as of May 18, 1999 between Cyprus and ASARCO Incorporated (the "Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations.

     (b) Each of Parent and Cyprus will not, and will cause its officers, employees, accountants, counsel and representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Pending consummation of the transactions herein contemplated, each of Parent and Cyprus will keep confidential, and will cause its officers, employees, accountants, counsel and representatives to keep confidential, all information and documents obtained pursuant to this Section 5.2 unless such information (i) was already known to it, (ii) becomes available to it from other sources not known by it to be bound by a confidentiality obligation, (iii) is independently acquired by it as a result of work carried out by any of its employees or representatives to whom no disclosure of such information has been made, or (iv) is disclosed with the prior written approval of the other party. Upon any termination of this Agreement, each of Parent and Cyprus will, upon request by the other party, collect and deliver to the other party all documents obtained by it or any of its officers, employees, accountants, counsel and representatives then in their possession and any copies thereof. Each of Parent and Cyprus and their respective representatives shall not contact any distributors, suppliers, employees or customers of the other party in connection with or in discussion of the transactions contemplated hereby without the other party's prior consent.

     SECTION 5.3  Stockholder Approvals and Other Cooperation.

     (a) If required by law, as soon as practicable following consummation of the Offer, Parent and Cyprus shall together, or pursuant to any reasonable allocation of responsibility between them:

          (i) prepare and file confidentially with the SEC as soon as is reasonably practicable the Information Statement in preliminary form and promptly cause Parent to amend as necessary the registration statement on Form S-4 under the Securities Act (Registration No. 333-86063), which was declared effective by the SEC on September 2, 1999, with respect to the Parent Common Stock issuable in the Cyprus Merger (collectively, the "Registration Statement"), and shall use their reasonable best efforts to have the Information Statement cleared by the SEC under the Exchange Act;

          (ii) as soon as is reasonably practicable, take all such action as may be required under state blue sky or securities laws in connection with the issuance of shares of Parent Common Stock in the Cyprus Merger and as contemplated by this Agreement;

          (iii) promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of Parent Common Stock issuable in the Cyprus Merger, upon exercise of Cyprus stock options, warrants, conversion rights or other rights or vesting or payment of other Cyprus equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject only to official notice of issuance;

          (iv) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

          (v) cooperate with one another in obtaining (i) an opinion of Shearman & Sterling, special counsel to Parent, dated as of the date of the Effective Time, to the effect that the Cyprus Offer together with the Cyprus Merger will qualify as a reorganization under Section 368(a) of the Code, and (ii) an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Cyprus, dated as of the date of the Effective Time, to the effect that the Cyprus Offer together with the Cyprus Merger will qualify as a reorganization under Section 368(a) of the Code. In connection therewith, each of Cyprus and Parent shall deliver to Shearman & Sterling and Wachtell, Lipton, Rosen & Katz customary representation letters in substan-tially the form previously reviewed by such counsel (the representation letters referred to in this sentence are, collectively, the "Tax Certificates").

     (b) Subject to the limitations contained in Section 5.2, Parent on the one hand and Cyprus on the other hand shall each furnish to the other and to the other's counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

     (c) (i) Cyprus shall cause the Information Statement to be mailed to Cyprus's shareholders, in each case as promptly as practicable after the Registration Statement (and any post-effective amendments thereto) is declared effective under the Securities Act.

         (ii) Parent shall hold a meeting of its stockholders (the "Parent Shareholder Meeting") as provided in the Phelps Dodge Proxy Statement dated September 13, 1999 as supplemented by the Proxy Statement Supplement dated September 22, 1999 (as the same may be further amended or supplemented, the "Phelps Dodge Proxy Statement") for the purpose of obtaining the Parent Shareholder Approval. Parent shall, through its Board of Directors, recommend to its shareholders the approval of the Share Issuance and the other transactions contemplated hereby unless the Board of Directors of Parent determines in good faith, after consultation with outside counsel, that to do so would be inconsistent with its obligations under applicable Law.

         (iii) Cyprus shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Cyprus Shareholder Meeting") for the purpose of obtaining the Cyprus Shareholder Approval. Cyprus shall, subject to Section 5.9(b), through the Cyprus Board, recommend to its shareholders the adoption of this Agreement, the Cyprus Merger and the other transactions contemplated hereby.

         (iv) Each of Parent and Cyprus will use their best efforts to hold the Parent Shareholder Meeting and the Cyprus Shareholder Meeting as soon as practicable after the date hereof.

         (v) Parent shall vote, or cause to be voted, all of the Cyprus Common Stock then owned by it or any of its Subsidiaries or over which it has direct or indirect voting authority in favor of the approval of the Cyprus Merger and of the approval and adoption of this Agreement.

     (d) Promptly upon the purchase by SubC of shares of Cyprus Common Stock pursuant to the Cyprus Offer, and from time to time thereafter, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Cyprus Board as shall give Parent representation on the Cyprus Board equal to the product of the total number of directors on the Cyprus Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of such shares beneficially owned by Parent and affiliates of Parent following such purchase bears to the total number of such shares then outstanding, and Cyprus shall, at such time, promptly take all actions necessary to cause Parent's designees to be elected as directors, including increasing the size of the Cyprus Board or securing the resignations of incumbent directors or both. At such times, Cyprus shall use its best efforts to cause persons designated by Parent to constitute the same percentage as persons designated by Parent shall constitute of such Board of each committee of such Board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the earlier of (i) the time Parent acquires a majority of the then outstanding shares on a fully diluted basis and (ii) the Effective Time, Cyprus shall use its best efforts to ensure that all the members of the Cyprus Board and each committee of the Cyprus Board as of the date hereof who are not employees of Cyprus shall remain members of the Cyprus Board and of such committees. Cyprus shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 5.3(d) and shall include in its Schedule 14D-9 such information with respect to Cyprus and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent shall supply to Cyprus and be solely responsible for any information with respect to it and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. Following the election of designees of Parent pursuant to this Section 5.3(d), prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of Cyprus, any termination of this Agreement by Cyprus or any extension by Cyprus of the time for the performance of any of the obligations or other acts of Parent or waiver of any of Cyprus' rights hereunder shall require the concurrence of a majority of the directors of Cyprus then in office who are neither (i) designees of Parent nor (ii) employees of Cyprus.

     SECTION 5.4  Affiliate Agreements.

     Cyprus shall, as soon as practicable, deliver to Parent a list (reasonably satisfactory to counsel for Parent), setting forth the names and addresses of all persons who will be, at the time of the Cyprus Shareholder Meeting, in Cyprus' reasonable judgment, "affiliates" of Cyprus for purposes of Rule 145 under the Securities Act. Cyprus shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. Cyprus shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section to execute a written agreement on or prior to the mailing of the Information Statement, in substantially the form of Exhibit A hereto.

     SECTION 5.5  Cyprus Employee Stock Options, Incentive and Benefit Plans.

     (a) Simultaneously with the Cyprus Merger, (i) each outstanding option ("Cyprus Stock Options") and related stock appreciation right ("Cyprus SAR"), if any, to purchase or acquire a share of Cyprus Common Stock under employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by Cyprus ("Cyprus Option Plans") shall be converted into an option (together with a related stock appreciation right of Parent, if applicable) to purchase the number of shares of Parent Common Stock equal to the Cyprus Stock Consideration times the number of shares of Cyprus Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such option, at an exercise price per share equal to the exercise price for each such share of Cyprus Common Stock subject to an option (and related Cyprus SAR, if any) under the Cyprus Option Plans divided by the Cyprus Stock Consideration, and all references to Cyprus in each such option (and related Cyprus SAR, if any) shall be deemed to refer to Parent, where appropriate, and
(ii) Parent shall assume the obligations of Cyprus under the Cyprus Option Plans. The other terms of each such Cyprus Stock Option and Cyprus SAR, and the plans under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration of vesting or payment.

     (b) Simultaneously with the Cyprus Merger, each outstanding award including restricted stock, performance units, share units and performance shares ("Cyprus Award") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by Cyprus which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Parent, in each case with such adjustments to the terms of such Cyprus Awards as are appropriate to preserve the value inherent in such Cyprus Awards with no detrimental effects on the holders thereof. The other terms of each Cyprus Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration. With respect to any restricted stock awards as to which the restrictions shall have lapsed on or prior to the Effective Time in accordance with the terms of the applicable plans or award agreements, shares of such previously restricted stock shall be converted in accordance with the provisions of Section 3.1(b).

     (c) Prior to the Effective Time, Cyprus shall amend each of its employee incentive or benefit plans, programs and arrangements and non-employee director plans, to the extent necessary and appropriate, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of Cyprus Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Parent Common Stock, on a basis consistent with the transactions contemplated by this Agreement and, to the extent not inconsistent with the transactions contemplated by this Agreement, the terms of such plans, programs and arrangements. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Cyprus Stock Options. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the Parent Common Stock subject to such Cyprus Stock Options, and shall maintain the effectiveness of such registration statement and the current status of the prospectus or prospectuses contained therein, for so long as such Cyprus Stock Options remain outstanding.

     (d) Parent and its Subsidiaries and affiliates agree to honor in accordance with their terms the Cyprus Employee Benefit Plans, including, without limitation, any rights or benefits arising thereunder as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). It is the intention of the parties hereto that, for a period of one year from the Effective Time, Parent and its Subsidiaries continue to maintain the Cyprus Employee Benefit Plans, in each case in accordance with their terms as in effect at the Effective Time, with only such amendments as are required by applicable law or permitted by the terms thereof as in effect at the Effective Time, and which do not adversely affect the rights of participants (or their beneficiaries) thereunder.

     (e) Parent shall take, and shall cause the Surviving Corporation and its Subsidiaries and all other affiliates of Parent to take, the following actions:
(i) waive any limitations regarding pre-existing conditions and eligibility waiting periods under any welfare or other employee benefit plan maintained by any of them for the benefit of employees of Cyprus or any of its Subsidiaries immediately prior to the Effective Time (the "Cyprus Employees") or in which Cyprus Employees participate after the Effective Time, (ii) provide each Cyprus Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the calendar year in which the Effective Time occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time, and (iii) for all purposes (other than for purposes of benefit accruals under any defined benefit pension plan) under all compensation and benefit plans and policies applicable to Cyprus Employees, treat all service by Cyprus Employees with Cyprus or any of its Subsidiaries or affiliates before the Effective Time as service with Parent and its Subsidiaries and affiliates.

     (f) As of the Effective Time, Parent shall guarantee the performance of the employment contracts and Cyprus Employee Benefit Plans in accordance with their respective terms and the terms of this Agreement. Notwithstanding anything contained herein or in any employment contract or Cyprus Employee Benefit Plan to the contrary, Parent acknowledges and agrees that, for purposes of all employment contracts and Cyprus Employee Benefit Plans, the transactions contemplated by this Agreement are, or will be deemed to be, a "change of control."

     SECTION 5.6  Filings; Other Action.

     (a) Subject to the terms and conditions herein provided, Parent and Cyprus shall (i) promptly make all filings necessary in connection with their respective Required Statutory Approvals, (ii) use reasonable best efforts to cooperate with one another in (x) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party or other governmental or regulatory bodies or authorities of federal, state, local and this and such required to be foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby thereby and (y) timely making all such filings and timely seeking all consents, permits, authorizations or approvals, including such party's Required Third Party Consents. The parties shall cooperate with one another in connection with the making of all such filings, including providing copies of all such documents to the non-filing or non-submitting party and its advisors prior to filing or otherwise submitting.

     (b) (i) Without limiting the generality of the undertakings of Parent and Cyprus pursuant to Section 5.6(a), Parent agrees to obtain the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and applicable foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or limitation of competition (collectively, "Antitrust Laws"), which obligation shall be unconditional and shall be not be qualified by best efforts (regardless of whether fulfillment of such obligation would have a Material Adverse Effect on Parent or Cyprus). The existence of the condition set forth in Section 6.1(a) shall not limit or diminish Parent's obligations pursuant to the foregoing sentence or relieve Parent of any liability or damages that may result from its breach of its obligations under this Section 5.7(b)(i) (nor limit the obligations of Cyprus pursuant to the following sentence or relieve them of any liability or damages that may result from their breach of obligations under this
Section 5.7(b)(i)). In connection with the foregoing, Cyprus will cooperate with and assist Parent, and, with respect to matters that are within its power or control will use its best efforts to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Antitrust Laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and
(ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party that are necessary, proper or advisable to consummate the Cyprus Merger and the other transactions contemplated by this Agreement. At Parent's request, Cyprus will commit to and implement any divestiture, hold separate or similar transaction or action with respect to any asset or business of Cyprus, which commitment and implementation may, at Cyprus' option, be conditioned upon and effective as of the Closing Date. Subject to applicable laws relating to the exchange of information, Parent and Cyprus shall have the right to review in advance, and to the extent practicable each will consult one another on, all the information relating to their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Cyprus Merger and the other transactions contemplated by this Agreement.

          (ii) In furtherance and not in limitation of the foregoing, and to the extent that any such action has not heretofore been taken or completed, each of Parent and Cyprus agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) complete the review process under the HSR Act to permit the consummation of the Cyprus Merger including, but not limited to, causing the expiration of termination of the applicable waiting periods under the HSR Act as soon as practicable.

     SECTION 5.7  Further Assurances.

     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties to this Agreement shall take all such necessary action.

     SECTION 5.8  Takeover Statute.

     If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, Cyprus and the Cyprus Board shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     SECTION 5.9  No Solicitation by Cyprus.

     (a) Cyprus shall not, nor shall it permit any of its Subsidiaries to, authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Cyprus Takeover Proposal (or reasonably could be expected to lead to a Cyprus Takeover Proposal) or (ii) participate in any discussions or negotiations regarding any Cyprus Takeover Proposal; provided, however, that if the Cyprus Board determines in good faith, after consultation with its outside counsel and its financial advisor, that such Cyprus Takeover Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and would, if consummated, result in a transaction more favorable to Cyprus' shareholders than the transaction contemplated by this Agreement, Cyprus may, in response to a Cyprus Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of this Section 5.9(a), and subject to providing prior written notice of its decision to take such action to Parent (the "Cyprus Notice") (x) furnish information with respect to Cyprus and its subsidiaries to any person making a Cyprus Takeover Proposal pursuant to a customary confidentiality agreement (as determined by Cyprus after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Cyprus Takeover Proposal. For purposes of this Agreement, "Cyprus Takeover Proposal" means any inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) from any person relating to any direct or indirect acquisition or purchase of a business or shares of any class of equity securities of Cyprus or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning any class of equity securities of Cyprus or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Cyprus or any of its Subsidiaries, other than the transactions contemplated by this Agreement (including the items listed on Section 5.1(g) of the Cyprus Disclosure Schedule).

     (b) Except as expressly permitted by this Section 5.9, neither the Cyprus Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the recommendation by such Board or such committee of the Cyprus Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Cyprus Takeover Proposal or (iii) cause Cyprus to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Cyprus Acquisition Agreement") related to any Cyprus Takeover Proposal. Notwithstanding the foregoing, in the event that the Cyprus Board receives a Cyprus Takeover Proposal and the Cyprus Board determines in good faith, after consultation with its outside counsel and its financial advisor, that such Cyprus Takeover Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and would, if consummated, result in a transaction more favorable to Cyprus' shareholders than the transaction contemplated by this Agreement, the Cyprus Board may (x) take any of the actions described in clauses
(i), (ii) or (iii) above or (y) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Cyprus to enter into any Cyprus Acquisition Agreement with respect to any Cyprus Takeover Proposal) but only after the fifth business day following Parent's receipt of written notice advising Parent that the Cyprus Board is prepared to accept a Cyprus Takeover Proposal, specifying the material terms and conditions of such Cyprus Takeover Proposal and identifying the person making such Cyprus Takeover Proposal.

     (c) In addition to the obligations of Cyprus set forth in paragraphs (a) and (b) of this Section 5.9, Cyprus shall immediately advise Parent orally and in writing of any request for information or of any Cyprus Takeover Proposal, including the material terms and conditions of such request or Cyprus Takeover Proposal and the identity of the person making such request or Cyprus Takeover Proposal. Cyprus will keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Cyprus Takeover Proposal.

     (d) Nothing contained in this Section 5.9 shall prohibit Cyprus from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Cyprus' shareholders if, in the good faith judgment of the Cyprus Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law. At the meeting of the Cyprus Board at which this Agreement was considered, authorized and approved, held September 30, 1999, the Cyprus Board unanimously declared it advisable that Cyprus's shareholders adopt and approve this Agreement. Notwithstanding any subsequent determination by the Cyprus Board to change such recommendation, this Agreement shall be submitted to the shareholders of Cyprus at the Cyprus Shareholder Meeting for the purpose of obtaining the Cyprus Shareholder Approval and nothing contained herein shall be deemed to relieve Cyprus of such obligation.

     SECTION 5.10  Public Announcements.

     Parent on the one hand and Cyprus on the other hand will consult with and provide each other the reasonable opportunity to review and comment upon any press release prior to the issuance of any press release relating to this Agreement or the transactions contemplated herein and shall not issue any such press release prior to such consultation except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 5.11  Indemnification and Insurance.

     (a) Parent agrees that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Cyprus Indemnified Parties") of Cyprus as provided in its charter or by-laws or in any agreement shall survive the Cyprus Merger and shall continue in full force and effect in accordance with their terms. For six years from the Effective Time, Parent shall indemnify the Cyprus Indemnified Parties to the same extent as such Cyprus Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

     (b) For three years from the Effective Time, Parent shall maintain in effect Cyprus' current directors' and officers' liability insurance policy (the "Cyprus Policy") covering those persons who are currently covered by the Cyprus Policy (a copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Cyprus for such insurance, and provided further that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided further that Parent may meet its obligations under this paragraph by covering the above people under Parent's insurance policy or policies on the terms described above.

     SECTION 5.12  Accountants' "Comfort" Letters.

     Parent on the one hand and Cyprus on the other hand will each use reasonable best efforts to cause to be delivered to the other two letters from their respective independent accountants, one dated a date within two business days before the date of the Registration Statement (as amended in accordance with Section 5.3(a)(i)) and one dated a date within two business days before the Effective Time, in form and substance reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

     SECTION 5.13  Additional Reports.

     Parent on the one hand and Cyprus on the other hand shall each furnish to the other copies of any reports of the type referred to in Section 4.5 which it files with the SEC on or after the date hereof, and each of Parent and Cyprus, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of Parent and its consolidated Subsidiaries or Cyprus and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     SECTION 5.14  Disclosure Schedule Supplements.

     From time to time after the date of this Agreement and prior to the Effective Time, Parent will promptly supplement or amend the Parent Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of Parent which has been rendered inaccurate thereby. From time to time after the date of this Agreement and prior to the Effective Time, Cyprus will promptly supplement or amend the Cyprus Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Cyprus Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of Cyprus which has been rendered inaccurate thereby, other than Section 5.1(g) thereof which Cyprus shall have no authority to amend. For purposes of determining the accuracy of the representations and warranties of Parent and Cyprus contained in this Agreement in order to determine the fulfillment of the conditions set forth in Article VI, the Parent Disclosure Schedule and the Cyprus Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

     SECTION 5.15  Certain Litigation.

     Each of the parties shall prior to or at the Effective Time cease, terminate and dismiss, with prejudice, any and all actions, proceedings or lawsuits initiated, commenced or filed by such party against the other party in connection with (i) the Combination and (ii) Parent's exchange offers dated as of September 3, 1999, as amended, for Cyprus and each of the parties shall use its reasonable best efforts to cause any and all actions, proceedings or lawsuits initiated, commenced or filed by third parties in connection with the transactions in the above (i) and (ii) to cease, terminate or be dismissed, with prejudice.

     SECTION 5.16  Shareholder Litigation.

     Each of Parent on the one hand and Cyprus on the other hand shall give the other the reasonable opportunity to participate in the defense of any shareholder litigation against Parent or Cyprus, as applicable, and its directors relating to the transactions contemplated by this Agreement.

     SECTION 5.17  Section 16(b).

     Parent and Cyprus shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of Cyprus (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of Cyprus to be exempt under Rule 16b-3 under the Exchange Act.

     SECTION 5.18  Change of Control Agreements.

     Cyprus has change of control employment agreements with the 16 people listed in Section 5.18(a) of the Cyprus Disclosure Schedule which provide certain benefits upon a termination of employment for "good reason" or other than for "cause" following the Effective Time. Parent shall take all appropriate steps necessary to, and will, give reasonable advance notice prior to the Effective Time of its intention to offer employment (including the proposed terms thereof), or not to offer employment, to each of the aforementioned 16 people and will make such offers in the former case, all sufficiently in advance of the Effective Time to afford such offerees reasonable time prior to the Effective Time to decide whether or not to accept the employment offered prior to the Effective Time. Cyprus has previously made written disclosure to ASARCO for each of such 16 people and for all such people in the aggregate of the total estimated amount payable to such people for all obligations owed to them by Cyprus under all contractual and plan arrangements with such people assuming that the employment of each such person was terminated effective as of December 31, 1999 (except that retirement and supplemental retirement benefits are calculated as of January 1, 1999).

                                   ARTICLE VI

                        CONDITIONS TO THE CYPRUS MERGER

     SECTION 6.1 Conditions to Each Party's Obligation to Effect the Cyprus
                 Merger.

     The respective obligations of Parent and Cyprus to effect the Cyprus Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) The Parent Shareholder Approval and the Cyprus Shareholder Approval necessary to consummate the transactions contemplated by this Agreement shall have been obtained, all in accordance with applicable Law.

          (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits or makes illegal the consummation of the Cyprus Merger substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

          (c) SubC shall have accepted for exchange all shares of Cyprus Common Stock validly tendered and not withdrawn pursuant to the Cyprus Offer; provided, however, that this condition shall not be applicable to the obligations of SubC if, in breach of this Agreement, SubC fails to accept for exchange and exchange any such shares validly tendered and not withdrawn pursuant to such Offer.

                                  ARTICLE VII

                       TERMINATION, WAIVER AND AMENDMENT

     SECTION 7.1  Termination.

     This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of the Boards of Directors of Parent and Cyprus;

          (b) by either Parent or Cyprus if, without fault of such terminating party, the purchase of Cyprus Common Stock pursuant to the Cyprus Offer shall not have occurred on or before March 31, 2000, which date may be extended by mutual written consent of the parties hereto;

          (c) by Parent or Cyprus if the Cyprus Offer expires or is terminated or withdrawn pursuant to its terms without any Cyprus Common Stock being purchased thereunder; or

          (d) by either Parent or Cyprus if any court of competent jurisdiction or other governmental body shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of Cyprus Common Stock pursuant to the Cyprus Offer or the Cyprus Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts, subject to Section 5.7, to remove or lift such order, decree or ruling; or any statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits or makes illegal the consummation of the Cyprus Offer or the Cyprus Merger and which, in the case of any such order, injunction or decree, shall have become final and nonappealable; or there shall have been a failure to obtain any required consent or approval under foreign laws or regulations which would prohibit the consummation of the Cyprus Offer or the Cyprus Merger or would have a material adverse effect on Parent or on Cyprus.

     SECTION 7.2  Termination by Parent.

     This Agreement may be terminated and the Cyprus Offer and the Cyprus Merger may be abandoned by action of the Board of Directors of Parent, at any time prior to the purchase of Cyprus Common Stock pursuant to the Cyprus Offer, if
(a) the Cyprus Board shall withdraw, modify or change its recommendation or approval in respect of this Agreement or the Cyprus Offer in a manner adverse to Parent, (b) the Cyprus Board shall have recommended any proposal other than by Parent in respect of a Cyprus Takeover Proposal, (c) a Cyprus Takeover Proposal other than by Parent shall be publicly disclosed and at the scheduled expiration of the Cyprus Offer the Minimum Tender Condition shall not have been satisfied, or (d) the condition to the Cyprus Offer described in clause (e) of Annex A hereto shall not have been satisfied within 30 days of notice that such condition has not been satisfied.

     SECTION 7.3  Termination by Cyprus.

     This Agreement may be terminated and the Cyprus Merger may be abandoned by action of the Cyprus Board, at any time prior to the acceptance for payment of shares under the Cyprus Offer, (a) if there shall be a material breach of any of Parent's representations, warranties or covenants hereunder, which breach shall not be cured within ten days of notice thereof, or (b) provided Cyprus is not in breach of any obligation under this Agreement, to allow Cyprus to enter into an agreement in respect of a Cyprus Takeover Proposal which the Cyprus Board determines is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and would, if consummated, result in a transaction more favorable to Cyprus' shareholders than the transaction contemplated by this Agreement (provided that such termination pursuant to this clause (b) shall not be effective unless and until Cyprus shall have paid to Parent the fee described in Section 7.5 hereof and shall have complied with Section 5.9(c) and the notice provisions of Section 5.9(b)).

     Section 7.4  Effect of Termination.

     In the event of termination of this Agreement pursuant to Section 7.1, all rights and obligations under this Agreement as between Parent and Cyprus shall terminate (except for the provisions of Sections 5.2, 7.5 and 8.2), and there shall be no other liability on the part of Parent on the one hand or Cyprus on the other hand to the other except liability arising out of a willful and material breach of this Agreement.

     SECTION 7.5  Termination Fee.

     (a) In the event that (i) after the date hereof and prior to the Cyprus Shareholder Meeting a Cyprus Takeover Proposal shall have been made known to Cyprus or any of its Subsidiaries or shall have been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Cyprus Takeover Proposal and thereafter this Agreement is terminated by either Parent or Cyprus pursuant to Section 7.1(b) or (ii) this Agreement is terminated by Cyprus pursuant to Section 7.3(b), then Cyprus shall promptly pay Parent a fee equal to $45 million (the "Cyprus Termination Fee"), payable by wire transfer of same day funds; provided, however, that no Cyprus Termination Fee shall be payable to Parent pursuant to this paragraph unless and until within 18 months of such termination Cyprus or any of its Subsidiaries enters into any Cyprus Acquisition Agreement or consummates any Cyprus Takeover Proposal (for the purposes of the foregoing proviso the terms "Cyprus Acquisition Agreement" and "Cyprus Takeover Proposal" shall have the meanings assigned to such terms in Section 5.9 (except that the reference to the "acquisition or purchase of a business or shares of any class of equity securities of Cyprus or any of its Subsidiaries" in the definition of "Cyprus Takeover Proposal" in Section 5.9 shall be deemed to be a reference to the "acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or the assets of Cyprus and its Subsidiaries, taken as a whole, or 20% of any class of equity securities of Cyprus or any of its Subsidiaries," but such reference shall not include either of the items set forth in Section 5.1(g) of the Cyprus Disclosure Schedule)) in which event the Termination Fee shall be payable upon the first to occur of such events. Cyprus acknowledges that the agreements contained in this Section 7.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Cyprus fails promptly to pay the Cyprus Termination Fee, and, in order to obtain such payment, Parent commences a suit which results in a judgment against Cyprus for the Cyprus Termination Fee, Cyprus shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Cyprus Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

     (b) In the event of termination of this Agreement pursuant to Section 7.1(b) unless Cyprus is at fault in respect thereof, Section 7.1(c), Section 7.1(d) or Section 7.3(a), Parent shall reimburse Cyprus for any termination fee that it has paid to ASARCO Incorporated ("ASARCO") under Section 7.3 of the Agreement and Plan of Merger, dated as of July 15, 1999, among Asarco Cyprus Incorporated, ACO Acquisition Corp., CAM Acquisition Corp., ASARCO Incorporated and Cyprus Amax Minerals Company (the "ASARCO Merger Agreement") or under paragraph 3 of Amendment No. 1, dated September 27, 1999, to the ASARCO Merger Agreement; provided, however, that Parent shall have no obligation to reimburse Cyprus for any termination fee paid to ASARCO in the event that this Agreement is terminated as a result of the failure of the condition to the Cyprus Offer set forth in paragraph (e) of Annex A hereto.

     SECTION 7.6  Amendment or Supplement.

     At any time before or after approval of the matters presented in connection with the Combination by the shareholders of Cyprus and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Parent and Cyprus with respect to any of the terms contained in this Agreement; provided, however, that, following the purchase of Cyprus Common Stock pursuant to the Cyprus Offer, this Agreement shall not be amended or supplemented unless any such amendment or supplement is approved by the vote of the majority of Continuing Directors of Cyprus; and provided further that following approval by the shareholders of Parent and Cyprus there shall be no amendment or change to the provisions hereof with respect to the Merger Consideration as provided herein nor any amendment or change not permitted under applicable Law, without further approval by the shareholders of Cyprus. For purposes of this Agreement, "Continuing Director" shall mean a director who either was a member of the Cyprus Board prior to the time that Parent exercised its rights under Section 5.3(d) or who subsequently became a director of Cyprus and whose election, or nomination for election by the stockholders of Cyprus, was approved by a vote of at least three-quarters of the Continuing Directors then on the Cyprus Board.

     SECTION 7.7  Extension of Time, Waiver, Etc.

     At any time prior to the Effective Time, Parent on the one hand and Cyprus, as the case may be, on the other hand, may:

          (a) extend the time for the performance of any of the obligations or acts of the other party;

          (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

          (c) subject to the proviso of Section 7.6, waive compliance with any of the agreements or conditions of the other party contained herein.

     Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1  No Survival of Representations and Warranties.

     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Cyprus Merger.

     SECTION 8.2  Expenses.

     Whether or not the Cyprus Merger is consummated, all costs and expenses incurred in connection with the Cyprus Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that (i) the filing fee in connection with any HSR Act filing or any other Required Statutory Approval, (ii) the commissions and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with the sale of Excess Shares, and (iii) all transfer Taxes, shall be shared equally by Parent and Cyprus.

     SECTION 8.3  Counterparts; Effectiveness.

     This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

     SECTION 8.4  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof, except to the extent the provisions of this Agreement are expressly governed by or derive their authority from the DGCL.

     SECTION 8.5  Notices.

     All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this
Section 8.5:

     To Parent or SubC:
        Phelps Dodge Corporation
        2600 North Central Avenue
        Phoenix, Arizona 85004-3014

     copies to:
        Shearman & Sterling
        599 Lexington Avenue
        New York, New York 10022
        Attention: David W. Heleniak
        Telecopy: (212) 848-7179

     and
        Debevoise & Plimpton
        875 Third Avenue
        New York, New York 10022
        Attention: Michael W. Blair
        Telecopy: (212) 909-6836

     To Cyprus:
        Cyprus Amax Minerals Company
        9100 East Mineral Circle
        Englewood, Colorado 80112
        Attention: Philip C. Wolf, Esq.
        Telecopy: (303) 643-5049

     copy to:
        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attention: Elliott V. Stein
        Telecopy: (212) 403-2000

     SECTION 8.6  Assignment; Binding Effect.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     SECTION 8.7  Severability.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     SECTION 8.8  Enforcement of Agreement.

     The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by Law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

     SECTION 8.9  Entire Agreement;

     No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 5.5(f) (with respect only to those individuals listed in Section 5.18(a) of the Cyprus Disclosure Schedule) and Section 5.11 hereof, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder; provided that if the Cyprus Merger has not been consummated before the 120th day following the acceptance for payment of shares under the Cyprus Offer, as of such 120th day, each of the shareholders of Cyprus (other than Parent and SubC) shall have the right to enforce the obligations of Parent and SubC to consummate the Cyprus Merger and the shareholders' right to receive the Merger Consideration.

     SECTION 8.10  Headings.

     Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     SECTION 8.11  Definitions.

     References in this Agreement to "Subsidiaries" of any person shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such person. References in this Agreement to "Significant Subsidiaries" shall mean Subsidiaries which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act. References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental body or authority. Notwithstanding the foregoing, Parent shall not be deemed to be an "affiliate" or a "Subsidiary" of Cyprus.

     SECTION 8.12  Finders or Brokers.

     Except for Merrill Lynch & Co. with respect to Cyprus, a copy of whose engagement agreement has been or will be provided to Parent, neither Cyprus nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Cyprus Merger.

     SECTION 8.13  Cyprus Actions Following the Offer.

     Following the purchase of Cyprus Common Stock pursuant to the Cyprus Offer, no action may be taken by Cyprus under this Agreement (including, without limitation, termination pursuant to Section 7.1 and any waiver and any extension under Section 7.7) unless any such action is approved by the vote of the majority of the Continuing Directors of Cyprus.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                          PHELPS DODGE CORPORATION

                                          By: /s/ Douglas C. Yearley

                                            ------------------------------------
                                            Name: Douglas C. Yearley
                                            Title: Chairman and CEO

                                          CAV CORPORATION

                                          By: /s/ Ramiro G. Peru

                                            ------------------------------------
                                            Name: Ramiro G. Peru
                                            Title: Vice President and Treasurer

                                          CYPRUS AMAX MINERALS COMPANY

                                          By: /s/ Milton H. Ward

                                            ------------------------------------
                                            Name: Milton H. Ward
                                            Title: President and Chief Executive
                                              Officer

                                                                         ANNEX A

                         CONDITIONS TO THE CYPRUS OFFER

     Notwithstanding any other provision of our Offer, we shall not be required to accept for exchange or exchange any Cyprus Amax Common Stock, may postpone the acceptance for exchange of or exchange for tendered Cyprus Amax Common Stock, and may, in our sole discretion, terminate or amend the Offer as to any Cyprus Amax Common Stock not then exchanged (a) if at the expiration date, any of the Minimum Tender Condition or the Phelps Dodge Stockholder Approval Condition (each as defined in the Prospectus dated September 22, 1999 relating to the Offer by Phelps Dodge for shares of Cyprus Amax Common Stock) has not been satisfied or (b) if on or after the date of the prospectus and at or prior to the expiration date, any of our other conditions are not satisfied. The conditions are as follows:

          (a) The shares of our common stock which shall be issued to Cyprus Amax stockholders in the Offer and the Phelps Dodge/Cyprus Amax merger have been authorized for listing on the NYSE, subject to official notice of issuance;

          (b) Registration Statement No. 333-86061 and any post-effective amendments thereto shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC and we shall have received all necessary state securities law or "blue sky" authorizations;

          (c) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer or any of the other transactions contemplated by the Prospectus dated September 22, 1999 (the "Prospectus") shall be in effect; no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, or makes illegal the consummation of our Offer; nor shall there have been a failure to obtain any required consent or approval under foreign laws or regulations which would prohibit the consummation of the Offer or would have a material adverse effect on Parent or on Cyprus Amax;

          (d) There shall not have been after the date of this Agreement any (i) amendment of the Code, (ii) amendment or adoption of final or temporary Treasury Regulations under the Code, (iii) Internal Revenue Service revenue ruling, revenue procedures, technical advice memorandum or notices, or (iv) final decision of a court of competent jurisdiction, in each case that would be inconsistent with the Cyprus Merger qualifying as a reorganization under Section 368(a) of the Code; and

          (e) The representations and warranties of Cyprus in this Agreement shall be true and correct (without giving effect to any qualification as to "materiality" or "Material Adverse Effect" set forth therein) as of the date of the Prospectus and as of the expiration date as though made on and as of the date of the Prospectus and the expiration date except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect (as defined therein) on Cyprus; and Cyprus shall have performed or complied in all material respects with all the material agreements and covenants required by this Agreement.

     The foregoing conditions are solely for our benefit and we may assert them regardless of the circumstances giving rise to any such conditions (including any action or inaction by us). We may waive these conditions in whole or in part (other than the Phelps Dodge Stockholder Approval Condition and the condition relating to effectiveness of the Registration Statement). The determination as to whether any condition has been satisfied shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that we reserve the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel its obligation to exchange properly tendered Cyprus Amax Common Stock, we will either promptly exchange such Cyprus Common Stock or promptly return such Cyprus Common Stock.

                                                                         ANNEX B

                         [LETTERHEAD OF MERRILL LYNCH]

                                                              September 30, 1999

Board of Directors
Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, CO 80112

Members of the Board of Directors:

     Cyprus Amax Minerals Company (the "Company"), Phelps Dodge Corporation (the "Acquiror") and CAV Corporation, a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into the Agreement and Plan of Merger among Phelps Dodge Corporation, CAV Corporation and Cyprus Amax Minerals Company (the "Agreement") pursuant to which (i) the Acquisition Sub would commence an exchange offer (the "Offer") for all outstanding shares of common stock, no par value, of the Company (the "Company Shares") for either, at the election of the stockholder, (x) 0.3500 of a share of common stock, $6.25 par value, of the Acquiror (the "Acquiror Shares") or (y) $20.54 per share, net to the seller in cash, without interest, each subject to the election and proration provisions of the Agreement (the "Offer Consideration") and (ii) the Acquisition Sub would be merged with the Company in a merger (the "Merger") in which each Company Share not acquired in the Offer, other than Company Shares held by the Acquiror, the Company or their respective subsidiaries, would be converted into 0.2203 of an Acquiror Share and $7.61 in cash, without interest (the "Merger Consideration" and together with the Offer Consideration, the "Consideration"), subject to the proration provisions of the Agreement. The Offer and the Merger, taken together, are referred to as the "Transaction".

     You have asked us whether, in our opinion, the Consideration is fair from a financial point of view to the stockholders of the Company.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

     (2) Reviewed publicly available analysts' forecasts with respect to the Acquiror;

     (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Expected Synergies") furnished to us by the Company;

     (4) Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1, 2 and 3 above, as well as their business and prospects before and after giving effect to the Transaction and the Expected Synergies;

     (5) Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (6) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (7) Reviewed the terms of the Acquiror's exchange offer for ASARCO Incorporated set forth in Amendment No. 1 to the Schedule 14D-1 filed September 22, 1999;

     (8) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

     (9)  Reviewed the potential pro forma impact of the Transaction;

     (10) Reviewed a draft dated September 29, 1999 of the Agreement; and

     (11) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company and the Expected Synergies. In preparing our opinion we were not provided with financial forecasts with respect to the Acquiror other than certain publicly available analysts' earnings forecasts which we discussed with the Company's management and on which we relied. With respect to the financial forecast information contained in such publicly available analysts' forecasts, we have assumed that they reflect the best currently available estimates as to the future financial performance of the Acquiror. We have further assumed that the Transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

     We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposed Transaction or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which the Company Shares will trade following the announcement or consummation of the Transaction.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair from a financial point of view to the stockholders of the Company.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     With certain limitations, Sections 721 through 726 of the Business Corporation Law of the State of New York permit a corporation to indemnify any of its directors or officers made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person was a director or officer of such corporation unless a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact financial profit or other advantage to which he or she was not legally entitled.

     The By-Laws of the Corporation provide that (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the Corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any Director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, is or was a Director or officer of the Corporation, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if
(i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or proceeding or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     (b) The Corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a Director or officer of any other corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with such action, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     The directors and officers of the Corporation are covered by insurance policies maintained by the Corporation at its expense insuring the directors and officers against certain liabilities which might be incurred by them in such capacities including liabilities arising under the Securities Act of 1933.

     On May 4, 1988, the shareholders approved an amendment to the Corporation's Certificate of Incorporation relating to liability of the directors of the Corporation by adding the following new Article SEVENTH:

          SEVENTH: The personal liability of the Directors of the Corporation for any breach of duty in such capacity is hereby eliminated and limited to the fullest extent permitted by Section 402(b) of the New York Business Corporation Law as the same may be amended from time to time.

     Section 402(b) of the Business Corporation Law of the State of New York referred to in such new Article SEVENTH permits New York corporations to eliminate or limit the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity except liability (i) of a director (a) whose acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law, (b) who personally gained a financial profit or other advantage to which he or she was not legally entitled or (c) whose acts violated certain other provisions of New York law or (ii) for acts or omissions prior to May 4, 1988.

ITEM 21.  EXHIBITS.


EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
   2.1    Agreement and Plan of Merger among Phelps Dodge Corporation,
          CAV Corporation and Cyprus Amax Minerals Company, dated as of September 30, 1999.*
   3.1    Complete composite copy of the Restated Certificate of
          Incorporation, as amended to date (incorporated by reference to Exhibit 3.1 to the Corporation's Form 10-Q for the
          quarter ended June 30, 1999 (SEC File No. 1-82)).
   3.2    By-Laws of the Corporation, as amended effective May 7, 1997
          (incorporated by reference to Exhibit 3.2 to the
          Corporation's Form 10-Q for the quarter ended June 30, 1997
          (SEC File No. 1-82)).
   4.1    Reference is made to Exhibits 3.1 and 3.2 above.
   4.2    Second Amended and Restated Credit Agreement, dated as of
          June 25, 1997, among the Corporation, several banks and
          other lending institutions, and The Chase Manhattan Bank, as administrative agent (incorporated by reference to Exhibit
          4.2 to the Corporation's Form 10-Q for the quarter ended
          June 30, 1997 (SEC File No. 1-82)).
   4.3    Rights Agreement, dated as of February 5, 1998, between the
          Corporation and The Chase Manhattan Bank (which replaces the
          Rights Agreement dated as of July 29, 1988 as amended and
          restated as of December 6, 1989, the rights issued
          thereunder having been redeemed by the Corporation), which includes the form of Certificate of Amendment setting forth the terms of the Junior Participating Cumulative Preferred
          Shares, par value $1.00 per share, as Exhibit A, the form of
          Right Certificate as Exhibit B and the Summary of Rights to
          Purchase Preferred Shares as Exhibit C (incorporated by
          reference to Exhibit 1 to the Corporation's Current Report on Form 8-K and in the Corporation's Form 8-A, both filed on
          February 6, 1998 (SEC File No. 1-82)).
          Note: Certain instruments with respect to long-term debt of the Corporation have not been filed as Exhibits to this
          Registration Statement, since the total amount of securities authorized under any such instrument does not exceed 10
          percent of the total assets of the Corporation and its
          subsidiaries on a consolidated basis. The Corporation agrees to furnish a copy of each such instrument upon request of
          the Securities and Exchange Commission.
   4.4    Form of Indenture, dated as of September 22, 1997, between the Corporation and The Chase Manhattan Bank, as Trustee
          (incorporated by reference to the Corporation's Registration
          Statement and Post-Effective Amendment No. 1 on Form S-3
          (Registration Nos. 333-36415 and 33-44380)) filed with the
          Securities and Exchange Commission on September 25, 1997
          (incorporated by reference to Exhibit 4.3 to the
          Corporation's Form 10-Q for the quarter ended September 30,
          1997 (SEC File No. 1-82)).
   4.5    Form of 6.375 percent Note, due November 1, 2004, of the
          Corporation issued on November 5, 1997, pursuant to the
          Indenture, dated as of September 22, 1997, between the
          Corporation and The Chase Manhattan Bank, as Trustee
          (incorporated by reference to the Corporation's Current
          Report on Form 8-K filed with the Securities and Exchange
          Commission on November 3, 1997 and Exhibit 4.4 of Form 10-Q
          for the quarter ended September 30, 1997 (SEC File No.
          1-82)).
   4.6    Form of 7.125 percent Debenture, due November 1, 2027, of
          the Corporation issued on November 5, 1997, pursuant to the
          Indenture, dated as of September 22, 1997, between the
          Corporation and The Chase Manhattan Bank, as Trustee
          (incorporated by reference to the Corporation's Current
          Report on Form 8-K filed with the Securities and Exchange
          Commission on November 3, 1997 and Exhibit 4.5 of the
          Corporation's Form 10-Q for the quarter ended September 30,
          1997 (SEC File No. 1-82)).
   5.1    Opinion of Debevoise & Plimpton.*
   8.1    Opinion of Shearman & Sterling.

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
  10.1    The Corporation's 1987 Stock Option and Restricted Stock
          Plan (the 1987 Plan), as amended to and including June 3,
          1992, and form of Stock Option Agreement and form of Reload
          Option Agreement, both as modified through June 3, 1992
          (incorporated by reference to Exhibit 10.2 of the
          Corporation's Form 10-Q for the quarter ended June 30, 1992
          (SEC File No. 1-82)). Form of Restricted Stock letter under the 1987 Plan (incorporated by reference to Exhibit 10.1 to the Corporation's 1990 10-K (SEC File No. 1-82)) and the
          amendment thereto dated June 25, 1992 (incorporated by
          reference to Exhibit 10.2 to the Corporation's 1992 Form
          10-K (SEC File No. 1-82)).
  10.2    The Corporation's 1989 Directors Stock Option Plan (the 1989
          Directors Plan), as amended to and including June 3, 1992, suspended effective November 6, 1996 (incorporated by
          reference to Exhibit 10.3 to the Corporation's Form 10-Q for the quarter ended June 30, 1992 (SEC File No. 1-82)). Form of Stock Option Agreement under the 1989 Directors Plan
          (incorporated by reference to the Corporation's Registration
          Statement on Form S-8 (Reg. No. 33-34363)).
  10.3    The Corporation's 1993 Stock Option and Restricted Stock
          Plan (the 1993 Plan), as amended through December 1, 1993, and form of Restricted Stock letter under the 1993 Plan
          (incorporated by reference to Exhibit 10.4 to the
          Corporation's 1993 Form 10-K (SEC File No. 1-82)). Amendment
          to 1993 Plan effective May 7, 1997 (incorporated by
          reference to Exhibit 10.15 to the Corporation's Form 10-Q
          for the quarter ended June 30, 1997 (SEC File No. 1-82)).
          Amended and restated form of Stock Option Agreement, amended through February 5, 1997 (incorporated by reference to
          Exhibit 10.3 of the Corporation's 1997 Form 10-K (SEC File
          No. 1-82)). Form of Reload Option Agreement, amended through
          November 2, 1994, under the 1993 Plan (incorporated by
          reference to Exhibit 10.3 to the Corporation's 1994 Form
          10-K (SEC File No. 1-82)).
          Note: Omitted from filing pursuant to the Instruction to
          Item 601(b) (10) are actual Stock Option Agreements between the Corporation and certain officers, under the 1987 Plan
          and the 1993 Plan, and certain Directors, under the 1989
          Directors Plan, which contain substantially similar
          provisions to Exhibits 10.1, 10.2 and 10.3 above.
  10.4    Description of the Corporation's Incentive Compensation Plan
          (incorporated by reference to Exhibit 10.5 to the
          Corporation's 1993 Form 10-K (SEC File No. 1-82)).
  10.5    Amended and restated Deferred Compensation Plan for the
          Directors of the Corporation, dated as of December 3, 1998, effective January 1, 1999 (incorporated by reference to
          Exhibit 10.5 to the Corporation's 1998 Form 10-K (SEC File
          No. 1-82)).
  10.6    Modified form of Change-of-Control Agreement between the
          Corporation and certain executives, including all of the
          current executive officers listed in the summary
          compensation table to the 1999 Proxy Statement (SEC File No.
          1-82) (incorporated by reference to Exhibit 10.6 to the
          Corporation's 1998 Form 10-K (SEC File No. 1-82)).
  10.7    Amended and restated form of Severance Agreement between the
          Corporation and certain executives, including all of the
          current executive officers listed in the summary
          compensation table to the 1999 Proxy Statement (SEC File No.
          1-82) (incorporated by reference to Exhibit 10.7 of the
          Corporation's 1997 Form 10-K (SEC File No. 1-82)).
  10.8    The Corporation's Retirement Plan for Directors, effective
          January 1, 1988, terminated for active directors effective
          December 31, 1997 (incorporated by reference to Exhibit
          10.13 to the Corporation's 1987 Form 10-K (SEC File No.
          1-82)).
  10.9    The Corporation's Supplemental Retirement Plan (which
          amends, restates and re-names the provisions of the
          Corporation's Comprehensive Executive Nonqualified
          Retirement and Savings Plan other than the supplemental
          savings provisions of such plan), effective (except as
          otherwise noted therein) as of January 1, 1997 (incorporated by reference to Exhibit 10.9 to the Corporation's 1997 Form
          10-K (SEC File No. 1-82)). First amendment to Plan,
          effective January 1, 1998 (incorporated by reference to
          Exhibit 10.9 to the Corporation's 1998 Form 10-K (SEC File
          No. 1-82)). Second amendment to Plan, effective January 1,
          1999 (incorporated by reference to Exhibit 10.9 to the
          Corporation's Form 10-Q for the quarter ended June 30, 1999
          (SEC File No. 1-82)).

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
  10.10   The Corporation's Supplemental Savings Plan (which amends, restates, and replaces the supplemental savings provisions of the Corporation's Comprehensive Executive Nonqualified
          Retirement and Savings Plan), effective (except as otherwise noted therein) as of January 1, 1997 (incorporated by
          reference to Exhibit 10.10 of the Corporation's 1997 Form
          10-K (SEC File No. 1-82)).
  10.11   The Corporation's Directors Stock Unit Plan effective
          January 1, 1997 (incorporated by reference to Exhibit 10.10 to the Corporation's 1996 Form 10-K (SEC File No. 1-82)) as
          amended and restated, effective January 1, 1998
          (incorporated by reference to Exhibit 10.11 of the
          Corporation's 1997 Form 10-K (SEC File No. 1-82)).
  10.12   The Corporation's 1998 Stock Option and Restricted Stock
          Plan (the 1998 Plan), forms of Reload Option Agreement and
          Restricted Stock Agreement under the 1998 Plan, all
          effective March 4, 1998 (incorporated by reference to
          Exhibit 10.12 to the Corporation's Form 10-Q for the quarter ended June 30, 1998 (SEC File No. 1-82)), and form of Stock
          Option Agreement, amended through June 22, 1999, under the
          1998 Plan (incorporated by reference to the Corporation's
          Form 10-Q for the quarter ended June 30, 1999 (SEC File No.
          1-82)).
          Note: Omitted from filing pursuant to the Instruction to
          Item 601(b) (10) are actual Stock Option Agreements between the Corporation and certain officers, under the 1987 Plan
          and the 1993 Plan, and certain Directors, under the 1989
          Directors Plan, which contain substantially similar
          provisions to Exhibits 10.1, 10.2 and 10.3 above.
  10.16   Retirement Agreement dated June 15, 1999, between Thomas M.
          St. Clair and the company (incorporated by reference to the
          Corporation's Form 10-Q for the quarter ended June 30, 1999
          (SEC File No. 1-82)).
  10.17   Credit Agreement, dated as of October 18, 1999, among the
          Corporation, as borrower, Citibank, N.A., as administrative agent and as a lender, First Union National Bank and Morgan
          Guaranty Trust Company of New York, as syndication agents
          and as lenders, Salomon Smith Barney Inc., as arranger and book manager, and other lenders that may become parties
          thereto (incorporated by reference to Exhibit 2(b)(2) to
          Amendment No. 4 to the Corporation's Tender Offer Statement
          on Schedule 14D-1, as filed on October 19, 1999).
  15      Letter from PricewaterhouseCoopers LLP, re: unaudited
          interim financial information.
  21      List of Subsidiaries and Investments.
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2    Consent of Debevoise & Plimpton (included in opinion filed as Exhibit 5.1 hereto).
  23.3    Consent of Shearman & Sterling (included in opinion filed as
          Exhibit 8.1 hereto).
  23.4    Consent of Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.
  24      Powers of Attorney.*
  99.1    Form of Letter of Election and Transmittal.*
  99.2    Form of Notice of Guaranteed Delivery.*
  99.3    Form of Broker Dealer Letter.*
  99.4    Form of Letter to Clients.*
  99.5    Form of Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9.*
  99.6    Form of Summary Advertisement.*


---------------

* Previously filed.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON OCTOBER 29, 1999.


                                          By:    /s/ DOUGLAS C. YEARLEY
                                            ------------------------------------
                                            Douglas C. Yearley
                                            Chairman of the Board of Directors
                                            and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


SIGNATURE                                         CAPACITY IN WHICH SIGNED                 DATE
---------                                         ------------------------                 ----
          /s/ DOUGLAS C. YEARLEY            Chairman of the Board of Directors       October 29, 1999
------------------------------------------    and
            Douglas C. Yearley                Chief Executive Officer (Principal
                                              Executive Officer)

            /s/ RAMIRO G. PERU              Senior Vice President and Chief          October 29, 1999
------------------------------------------    Financial
              Ramiro G. Peru                  Officer (Principal Financial
                                              Officer)

          /s/ GREGORY W. STEVENS            Vice President and Controller            October 29, 1999
------------------------------------------    (Principal Accounting Officer)
            Gregory W. Stevens

          /s/ DOUGLAS C. YEARLEY            Director                                 October 29, 1999
------------------------------------------
            Douglas C. Yearley

                    *                       Director                                 October 29, 1999
------------------------------------------
              Robert N. Burt

                    *                       Director                                 October 29, 1999
------------------------------------------
             Archie W. Dunham

                    *                       Director                                 October 29, 1999
------------------------------------------
            William A. Franke

                    *                       Director                                 October 29, 1999
------------------------------------------
                Paul Hazen

                    *                       Director                                 October 29, 1999
------------------------------------------
             Manuel J. Iraola

                    *                       Director                                 October 29, 1999
------------------------------------------
             Marie L. Knowles

                    *                       Director                                 October 29, 1999
------------------------------------------
             Robert D. Krebs

                    *                       Director                                 October 29, 1999
------------------------------------------
           Southwood J. Morcott

SIGNATURE                                         CAPACITY IN WHICH SIGNED                 DATE
---------                                         ------------------------                 ----
                    *                       Director                                 October 29, 1999
------------------------------------------
             Gordon R. Parker

                    *                       Director                                 October 29, 1999
------------------------------------------
            J. Steven Whisler


*By: /s/ DOUGLAS C. YEARLEY
     -------------------------
    Douglas C. Yearley, as
    Attorney-in-Fact for
    each of the persons indicated

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
   2.1    Agreement and Plan of Merger among Phelps Dodge Corporation,
          CAV Corporation and Cyprus Amax Minerals Company, dated as of September 30, 1999.*
   3.1    Complete composite copy of the Restated Certificate of
          Incorporation, as amended to date (incorporated by reference to Exhibit 3.1 to the Corporation's Form 10-Q for the
          quarter ended June 30, 1999 (SEC File No. 1-82)).
   3.2    By-Laws of the Corporation, as amended effective May 7, 1997
          (incorporated by reference to Exhibit 3.2 to the
          Corporation's Form 10-Q for the quarter ended June 30, 1997
          (SEC File No. 1-82)).
   4.1    Reference is made to Exhibits 3.1 and 3.2 above.
   4.2    Second Amended and Restated Credit Agreement, dated as of
          June 25, 1997, among the Corporation, several banks and
          other lending institutions, and The Chase Manhattan Bank, as administrative agent (incorporated by reference to Exhibit
          4.2 to the Corporation's Form 10-Q for the quarter ended
          June 30, 1997 (SEC File No. 1-82)).
   4.3    Rights Agreement, dated as of February 5, 1998, between the
          Corporation and The Chase Manhattan Bank (which replaces the
          Rights Agreement dated as of July 29, 1988 as amended and
          restated as of December 6, 1989, the rights issued
          thereunder having been redeemed by the Corporation), which includes the form of Certificate of Amendment setting forth the terms of the Junior Participating Cumulative Preferred
          Shares, par value $1.00 per share, as Exhibit A, the form of
          Right Certificate as Exhibit B and the Summary of Rights to
          Purchase Preferred Shares as Exhibit C (incorporated by
          reference to Exhibit 1 to the Corporation's Current Report on Form 8-K and in the Corporation's Form 8-A, both filed on
          February 6, 1998 (SEC File No. 1-82)).
          Note: Certain instruments with respect to long-term debt of the Corporation have not been filed as Exhibits to this
          Registration Statement, since the total amount of securities authorized under any such instrument does not exceed 10
          percent of the total assets of the Corporation and its
          subsidiaries on a consolidated basis. The Corporation agrees to furnish a copy of each such instrument upon request of
          the Securities and Exchange Commission.
   4.4    Form of Indenture, dated as of September 22, 1997, between the Corporation and The Chase Manhattan Bank, as Trustee
          (incorporated by reference to the Corporation's Registration
          Statement and Post-Effective Amendment No. 1 on Form S-3
          (Registration Nos. 333-36415 and 33-44380)) filed with the
          Securities and Exchange Commission on September 25, 1997
          (incorporated by reference to Exhibit 4.3 to the
          Corporation's Form 10-Q for the quarter ended September 30,
          1997 (SEC File No. 1-82)).
   4.5    Form of 6.375 percent Note, due November 1, 2004, of the
          Corporation issued on November 5, 1997, pursuant to the
          Indenture, dated as of September 22, 1997, between the
          Corporation and The Chase Manhattan Bank, as Trustee
          (incorporated by reference to the Corporation's Current
          Report on Form 8-K filed with the Securities and Exchange
          Commission on November 3, 1997 and Exhibit 4.4 of Form 10-Q
          for the quarter ended September 30, 1997 (SEC File No.
          1-82)).
   4.6    Form of 7.125 percent Debenture, due November 1, 2027, of
          the Corporation issued on November 5, 1997, pursuant to the
          Indenture, dated as of September 22, 1997, between the
          Corporation and The Chase Manhattan Bank, as Trustee
          (incorporated by reference to the Corporation's Current
          Report on Form 8-K filed with the Securities and Exchange
          Commission on November 3, 1997 and Exhibit 4.5 of the
          Corporation's Form 10-Q for the quarter ended September 30,
          1997 (SEC File No. 1-82)).
   5.1    Opinion of Debevoise & Plimpton.*
   8.1    Opinion of Shearman & Sterling.

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
  10.1    The Corporation's 1987 Stock Option and Restricted Stock
          Plan (the 1987 Plan), as amended to and including June 3,
          1992, and form of Stock Option Agreement and form of Reload
          Option Agreement, both as modified through June 3, 1992
          (incorporated by reference to Exhibit 10.2 of the
          Corporation's Form 10-Q for the quarter ended June 30, 1992
          (SEC File No. 1-82)). Form of Restricted Stock letter under the 1987 Plan (incorporated by reference to Exhibit 10.1 to the Corporation's 1990 10-K (SEC File No. 1-82)) and the
          amendment thereto dated June 25, 1992 (incorporated by
          reference to Exhibit 10.2 to the Corporation's 1992 Form
          10-K (SEC File No. 1-82)).
  10.2    The Corporation's 1989 Directors Stock Option Plan (the 1989
          Directors Plan), as amended to and including June 3, 1992, suspended effective November 6, 1996 (incorporated by
          reference to Exhibit 10.3 to the Corporation's Form 10-Q for the quarter ended June 30, 1992 (SEC File No. 1-82)). Form of Stock Option Agreement under the 1989 Directors Plan
          (incorporated by reference to the Corporation's Registration
          Statement on Form S-8 (Reg. No. 33-34363)).
  10.3    The Corporation's 1993 Stock Option and Restricted Stock
          Plan (the 1993 Plan), as amended through December 1, 1993, and form of Restricted Stock letter under the 1993 Plan
          (incorporated by reference to Exhibit 10.4 to the
          Corporation's 1993 Form 10-K (SEC File No. 1-82)). Amendment
          to 1993 Plan effective May 7, 1997 (incorporated by
          reference to Exhibit 10.15 to the Corporation's Form 10-Q
          for the quarter ended June 30, 1997 (SEC File No. 1-82)).
          Amended and restated form of Stock Option Agreement, amended through February 5, 1997 (incorporated by reference to
          Exhibit 10.3 of the Corporation's 1997 Form 10-K (SEC File
          No. 1-82)). Form of Reload Option Agreement, amended through
          November 2, 1994, under the 1993 Plan (incorporated by
          reference to Exhibit 10.3 to the Corporation's 1994 Form
          10-K (SEC File No. 1-82)).
          Note: Omitted from filing pursuant to the Instruction to
          Item 601(b) (10) are actual Stock Option Agreements between the Corporation and certain officers, under the 1987 Plan
          and the 1993 Plan, and certain Directors, under the 1989
          Directors Plan, which contain substantially similar
          provisions to Exhibits 10.1, 10.2 and 10.3 above.
  10.4    Description of the Corporation's Incentive Compensation Plan
          (incorporated by reference to Exhibit 10.5 to the
          Corporation's 1993 Form 10-K (SEC File No. 1-82)).
  10.5    Amended and restated Deferred Compensation Plan for the
          Directors of the Corporation, dated as of December 3, 1998, effective January 1, 1999 (incorporated by reference to
          Exhibit 10.5 to the Corporation's 1998 Form 10-K (SEC File
          No. 1-82)).
  10.6    Modified form of Change-of-Control Agreement between the
          Corporation and certain executives, including all of the
          current executive officers listed in the summary
          compensation table to the 1999 Proxy Statement (SEC File No.
          1-82)(incorporated by reference to Exhibit 10.6 to the
          Corporation's 1998 Form 10-K (SEC File No. 1-82)).
  10.7    Amended and restated form of Severance Agreement between the
          Corporation and certain executives, including all of the
          current executive officers listed in the summary
          compensation table to the 1999 Proxy Statement (SEC File No.
          1-82)(incorporated by reference to Exhibit 10.7 of the
          Corporation's 1997 Form 10-K (SEC File No. 1-82)).
  10.8    The Corporation's Retirement Plan for Directors, effective
          January 1, 1988, terminated for active directors effective
          December 31, 1997 (incorporated by reference to Exhibit
          10.13 to the Corporation's 1987 Form 10-K (SEC File No.
          1-82)).

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
  10.9    The Corporation's Supplemental Retirement Plan (which
          amends, restates and re-names the provisions of the
          Corporation's Comprehensive Executive Nonqualified
          Retirement and Savings Plan other than the supplemental
          savings provisions of such plan), effective (except as
          otherwise noted therein) as of January 1, 1997 (incorporated by reference to Exhibit 10.9 to the Corporation's 1997 Form
          10-K (SEC File No. 1-82)). First amendment to Plan,
          effective January 1, 1998 (incorporated by reference to
          Exhibit 10.9 to the Corporation's 1998 Form 10-K (SEC File
          No. 1-82)). Second amendment to Plan, effective January 1,
          1999 (incorporated by reference to Exhibit 10.9 to the
          Corporation's Form 10-Q for the quarter ended June 30, 1999
          (SEC File No. 1-82)).
  10.10   The Corporation's Supplemental Savings Plan (which amends, restates, and replaces the supplemental savings provisions of the Corporation's Comprehensive Executive Nonqualified
          Retirement and Savings Plan), effective (except as otherwise noted therein) as of January 1, 1997 (incorporated by
          reference to Exhibit 10.10 of the Corporation's 1997 Form
          10-K (SEC File No. 1-82)).
  10.11   The Corporation's Directors Stock Unit Plan effective
          January 1, 1997 (incorporated by reference to Exhibit 10.10 to the Corporation's 1996 Form 10-K (SEC File No. 1-82)) as
          amended and restated, effective January 1, 1998
          (incorporated by reference to Exhibit 10.11 of the
          Corporation's 1997 Form 10-K (SEC File No. 1-82)).
  10.12   The Corporation's 1998 Stock Option and Restricted Stock
          Plan (the 1998 Plan), forms of Reload Option Agreement and
          Restricted Stock Agreement under the 1998 Plan, all
          effective March 4, 1998 (incorporated by reference to
          Exhibit 10.12 to the Corporation's Form 10-Q for the quarter ended June 30, 1998 (SEC File No. 1-82)), and form of Stock
          Option Agreement, amended through June 22, 1999, under the
          1998 Plan (incorporated by reference to the Corporation's
          Form 10-Q for the quarter ended June 30, 1999 (SEC File No.
          1-82)). Note: Omitted from filing pursuant to the
          Instruction to Item 601(b) (10) are actual Stock Option
          Agreements between the Corporation and certain officers,
          under the 1987 Plan and the 1993 Plan, and certain
          Directors, under the 1989 Directors Plan, which contain
          substantially similar provisions to Exhibits 10.1, 10.2 and
          10.3 above.
  10.16   Retirement Agreement dated June 15, 1999, between Thomas M.
          St. Clair and the company (incorporated by reference to the
          Corporation's Form 10-Q for the quarter ended June 30, 1999
          (SEC File No. 1-82)).
  10.17   Credit Agreement, dated as of October 18, 1999, among the
          Corporation, as borrower, Citibank, N.A., as administrative agent and as a lender, First Union National Bank and Morgan
          Guaranty Trust Company of New York, as syndication agents
          and as lenders, Salomon Smith Barney Inc., as arranger and book manager, and other lenders that may become parties
          thereto (incorporated by reference to Exhibit 2(b)(2) to
          Amendment No. 4 to the Corporation's Tender Offer Statement
          on Schedule 14D-1, as filed on October 19, 1999).
  15      Letter from PricewaterhouseCoopers LLP, re: unaudited
          interim financial information.
  21      List of Subsidiaries and Investments.
  23.1    Consent of PricewaterhouseCoopers LLP.
  23.2    Consent of Debevoise & Plimpton (included in opinion filed as Exhibit 5.1 hereto).
  23.3    Consent of Shearman & Sterling (included in opinion filed as
          Exhibit 8.1 hereto).

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
  23.4    Consent of Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.
  24      Powers of Attorney.*
  99.1    Form of Letter of Election and Transmittal.*
  99.2    Form of Notice of Guaranteed Delivery.*
  99.3    Form of Broker Dealer Letter.*
  99.4    Form of Letter to Clients.*
  99.5    Form of Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9.*
  99.6    Form of Summary Advertisement.*


---------------
* Previously filed.